UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

CYTODYN INC.

(Exact name of registrant as specified in its charter)

Colorado	75-3056237
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification Number)

1111 Main Street, Suite 660

Vancouver, Washington 98660

(360) 980-8524

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Nader Pourhassan

President and Chief Executive Officer

CytoDyn Inc.

1111 Main Street, Suite 660

Vancouver, Washington 98660

Telephone: (360) 980-8524

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With copy to:

Mary Ann Frantz

Miller Nash LLP

111 S.W. Fifth Avenue, Suite 3400

Portland, Oregon 97204

(503) 224-5858

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by checkmark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☒

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share(3)	Proposed Maximum Aggregate Offering Price(3)	Amount of Registration Fee
Common Stock, no par value	39,478,560 shares(1)(2)	$1.075	$42,439,452	$5,466

(1)	The shares of common stock to be offered for resale by selling shareholders include: (a) 22,307,700 shares issued in a private placement transaction and currently outstanding, (b) 11,153,850 shares issuable upon exercise, at an exercise price of $0.75 per share, of warrants issued in the private placement, (c) a total of 1,076,918 shares issuable upon conversion of a convertible note (153,846 shares) and exercise of warrants (923,072 shares at an exercise price of $0.50 per share), issued in a bridge financing transaction, and (d) 4,940,092 shares issuable upon exercise, at an exercise price of $0.75 per share, of warrants issued to our placement agent.
(2)	Pursuant to Rule 416 under the Securities Act, this registration statement also covers an indeterminate number of shares that may be issued upon stock splits, stock dividends or similar transactions.
(3)	Estimated in accordance with Rule 457(c) under the Securities Act of 1933, as amended, solely for the purpose of calculating the registration fee, based on the average of the high and low prices of shares of CytoDyn Common Stock reported on the OTC Bulletin Board on November 12, 2013.

The registration hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling shareholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission relating to these securities is effective. This prospectus is not an offer to sell these securities and it is not a solicitation of an offer to buy these securities in any jurisdiction where such offer, solicitation or sale is not permitted.

Subject to Completion

Preliminary Prospectus dated November 15, 2013

39,478,560 SHARES OF COMMON STOCK

This prospectus relates to the offer and sale of up to 39,478,560 shares of our common stock by the selling shareholders identified in this prospectus. The shares being offered include:

•	22,307,700 shares issued to certain selling shareholders in a private placement;

•	11,153,850 additional shares issuable upon exercise, at an exercise price of $0.75 per share, of warrants issued in the private placement;

•	a total of 1,076,918 shares issuable upon conversion of a convertible note (153,846 shares) and exercise, at an exercise price of $0.50 per share, of warrants (923,072 shares) issued in a privately placed bridge financing transaction; and

•	4,940,092 shares issuable upon exercise of warrants issued to our placement agent.

The selling shareholders may sell all or a portion of these shares from time to time, in amounts, at prices and on terms determined at the time of sale. The shares may be sold by any means described in the section of this prospectus entitled “Plan of Distribution” beginning on page 20.

We will not receive any proceeds from the sale of these shares. We will, however, receive cash proceeds equal to the total exercise price of warrants that are exercised for cash.

Our common stock is quoted on the OTCQB of the OTC Markets under the symbol “CYDY.” On November 12, 2013, the closing price of our common stock was $1.08 per share.

Investing in our common stock involves risks. You should read and carefully consider the “Risk Factors” section beginning on page 4 before investing in our common stock.

Neither the Securities and Exchange Commission nor any state regulatory agency has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is             , 2013.

In making your investment decision, you should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with different or additional information.

We are not making an offer to sell or seeking an offer to buy any shares of common stock in any jurisdiction where the offer or sale is not permitted.

You should not assume that the information contained in this prospectus is complete and accurate as of any date other than the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of securities offered hereby.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains certain forward-looking statements that involve risks, uncertainties and assumptions that are difficult to predict. Words and expressions reflecting optimism, satisfaction or disappointment with current prospects, as well as words such as “believes,” “hopes,” “intends,” “estimates,” “expects,” “projects,” “plans,” “anticipates” and variations thereof, or the use of future tense, identify forward-looking statements, but their absence does not mean that a statement is not forward-looking. Our forward-looking statements are not guarantees of performance and actual results could differ materially from those contained in or expressed by such statements. In evaluating all such statements we urge you to specifically consider various risk factors identified in this prospectus, including the matters set forth under the heading “Risk Factors,” any of which could cause actual results to differ materially from those indicated by our forward-looking statements.

Our forward-looking statements reflect our current views with respect to future events and are based on currently available financial, economic, scientific, and competitive data and information on current business plans. You should not place undue reliance on our forward-looking statements, which are subject to risks and uncertainties relating to, among other things: (i) general economic and business conditions, (ii) changes in foreign, political, and social conditions, (iii) regulatory initiatives, compliance with governmental regulations and the regulatory approval process, (iv) our ability to develop and achieve approval of a marketable product, (v) design, implementation and conduct of clinical trials, (vi) the possibility of unfavorable clinical trial results, (vii) the development of vaccines, drugs, or other treatments for infection with the Human Immunodeficiency Virus that are viewed by medical professionals as superior to our products, (viii) the specific risk factors discussed under the heading “Risk Factors” below, and (ix) various other matters, many of which are beyond our control. Should one or more of these risks or uncertainties develop, or should underlying assumptions prove to be incorrect, actual results may vary materially and adversely from those anticipated, believed, estimated, or otherwise indicated by our forward–looking statements.

We intend that all forward-looking statements made in this prospectus will be subject to safe harbor protection of the federal securities laws pursuant to Section 27A of the Securities Act of 1933, as amended. Except as required by law, we do not undertake any responsibility to update these forward-looking statements to take into account events or circumstances that occur after the date of this prospectus. Additionally, we do not undertake any responsibility to update you on the occurrence of any unanticipated events which may cause actual results to differ from those expressed or implied by these forward-looking statements.

PROSPECTUS SUMMARY

The following summary highlights information contained elsewhere in this prospectus. It does not contain all the information that is important to you. You should read the entire prospectus, including the section entitled “Risk Factors,” before making an investment decision.

Corporate Information

CytoDyn Inc. is a Colorado corporation with its principal business office at 1111 Main Street, Suite 660, Vancouver, Washington 98660. Our website can be found at www.cytodyn.com. We do not intend to incorporate any contents from our website into this prospectus.

Unless the context otherwise requires, references in this prospectus to “CytoDyn,” the “Company,” “we,” “our,” or “us” are to CytoDyn Inc. and its subsidiaries.

The Company

We are a publicly traded development stage biotechnology company focused on developing and potentially marketing a class of therapeutic monoclonal antibodies to treat Human Immunodeficiency Virus (“HIV”) infection. Our lead product candidate, PRO 140, belongs to a class of HIV therapies known as entry inhibitors. These therapies potentially block HIV from entering into and infecting certain cells. Although CytoDyn intends to focus its efforts on PRO 140, the Company also holds certain rights in two proprietary platform technologies: Cytolin®, a monoclonal antibody targeting HIV with a mechanism of action which may prove to be synergistic to that of PRO 140 and other treatments, and CytoFeline™, a monoclonal antibody targeting Feline Immunodeficiency Virus.

The Transactions

The shares of our common stock being offered for resale by selling shareholders pursuant to this prospectus were issued in two private financing transactions completed earlier this year.

On July 31, 2013, we issued to seven individuals and one entity a total of $1.2 million in unsecured convertible promissory notes bearing interest at a rate of 5% per year and convertible into shares of our common stock at a price of $0.65 per share (the “Bridge Notes”). We paid our placement agent, Paulson Investment Company, Inc. (“Paulson”), a 10% cash commission on the gross sale proceeds of the Bridge Notes. In connection with the sale of the Bridge Notes, the Company issued to purchasers warrants (the “Bridge Warrants”) to purchase a total of 923,072 shares of common stock exercisable at a price of $0.50 per share, expiring on July 31, 2016. Each holder of a Bridge Note had the right to convert all, but not less than all, of the principal amount of such notes, plus accrued but unpaid interest, into Units in our private placement, as described below. A total of $850,000 in principal amount of Bridge Notes was converted to Units in our private placement, $250,000 was repaid, and $100,000 remains outstanding.

On October 23, 2013, we completed a private placement of 11,153,850 Units, for total gross proceeds of approximately $14.5 million (including Bridge Notes converted into Units). Each Unit was comprised of two shares of our common stock plus a warrant to purchase one additional share of common stock exercisable at an exercise price of $0.75 per share, expiring five years from the date of issuance. A total of 22,307,700 shares of common stock were issued, together with warrants (“Unit Warrants”) to purchase a total of 11,153,850 additional shares of our common stock.

We paid Paulson a 10% cash commission and a 3% nonaccountable, administrative fee on the gross sale proceeds of the Units (other than Units issued upon conversion of the Bridge Notes). With respect to the converted Bridge Notes, the placement agent received a 5% cash commission on the converted amount. We also issued to Paulson warrants (the “Placement Agent Warrants”) to purchase

4,940,092 shares of our Common Stock at an exercise price of $0.75 per share, expiring seven years from the date of issuance. If the Unit Warrants are exercised in the future, Paulson will be entitled to an additional cash fee of 6% of gross exercise proceeds realized by us.

The offer and sale of Bridge Notes and Units were intended to be exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”), pursuant to Section 4(a)(2) of the Securities Act and the safe harbor provisions of Rule 506(b) of Regulation D promulgated thereunder applicable to sales of securities exclusively to accredited investors, as that term is defined in Rule 501(a) of Regulation D.

This Offering

Securities being offered:	39,478,560 shares of common stock. Of this amount, 22,307,700 shares are presently outstanding, 11,153,850 additional shares may be issued upon exercise of the Unit Warrants, a total of 1,076,918 shares may be issued upon conversion of the outstanding Bridge Note (153,846 shares) and exercise of the Bridge Warrants (923,072 shares), and 4,940,092 shares may be issued upon exercise of the Placement Agent Warrants.

Minimum number of shares to be offered:	None.

Common stock outstanding before this offering:	55,521,365 (1)

Common stock to be outstanding after this offering:	72,692,225 (1)(2)

Use of proceeds:	We will not receive any of the proceeds from the sale or other disposition of shares of our common stock by the selling shareholders. We may receive proceeds upon exercise for cash of the Unit Warrants, the Placement Agent Warrants, and the Bridge Warrants, in which case such proceeds will be used for general working capital purposes. The Placement Agent Warrants include a cashless exercise feature, while the other warrants do not.

Market for common stock:	Our common stock is quoted on the OTCQB of the OTC Markets under the symbol “CYDY.” On November 12, 2013, the closing price of our common stock was $1.08 per share.

Risk factors:	See “Risk Factors” beginning on page 6 for factors you should consider before investing in our shares.

(1)	As of October 31, 2013. Excludes up to 26,895,642 shares of common stock issuable upon the exercise of outstanding warrants, 7,722,336 shares of common stock reserved for issuance upon the exercise of outstanding options, 6,182,179 shares of common stock issuable from time to time after this offering upon conversion of outstanding convertible notes, and 950,100 shares reserved for issuance upon exercise of outstanding Series B Preferred Stock.
(2)	Assumes the issuance of all of the shares of common stock issuable upon exercise of the Unit Warrants, the Bridge Warrants, and the Placement Agent Warrants, and the conversion in full of the outstanding Bridge Note.

RISK FACTORS

The risks enumerated below are not the only risks we face, and the listed risk factors are not intended to be an all-inclusive discussion of all of the potential risks relating to our business. Any of the risk factors described below could significantly and adversely affect our business, prospects, financial condition and results of operations. Additional risks and uncertainties not currently known or that are currently considered to be immaterial may also materially and adversely affect our business.

Risks Related to Our Business

We are a development-stage company and have a history of significant operating losses; we expect to continue to incur operating losses, and we may never achieve or maintain profitability.

We have not generated any revenue from product sales or licensing to date. Since our inception, we have incurred operating losses in each year due to costs incurred in connection with our collaborative research and development activities and general and administrative expenses associated with our operations. Our drug candidates are in the early stages of testing, and we or our current and future partners must conduct significant additional clinical trials before we can seek the regulatory approvals necessary to begin commercial sales of our products. We expect to incur losses for at least several more years as we continue development of, and seek regulatory approvals for, our drug candidates and commercialize any approved products. If our drug candidates fail to gain regulatory approval, or if our products do not achieve market acceptance, we will not be profitable, or able to explore other opportunities to enhance shareholder value. If we fail to become and remain profitable, or if we are unable to fund our continuing losses, our shareholders could lose all or part of their investments.

We will need substantial additional funding, which may not be available or, if it is available, such financing may substantially dilute our existing shareholders.

The discovery, development, and commercialization of new treatments, such as our PRO 140 product candidate, is costly. As a result, to the extent continued review of our product candidate by us or our partners is promising and we elect to fund the development or commercialization of a product, we will need to raise additional capital, or enter into strategic partnerships, to enable us to:

•	fund clinical trials and seek regulatory approvals;

•	build or access manufacturing and commercialization capabilities;

•	pay required license fees, milestone payments, and maintenance fees;

•	develop, test, and market our product candidates;

•	implement additional internal systems and infrastructure; and

•	hire and support additional management and scientific personnel.

Until we can generate a sufficient amount of product revenue to finance our cash requirements, which we may never achieve, we expect to finance our cash needs primarily through public or private equity offerings, debt financings or through strategic alliances. We cannot be certain that additional funding will be available on acceptable terms or at all. If we are not able to secure additional funding when needed, we may have to delay, reduce the scope of or eliminate one or more of our clinical trials, collaborative development programs or future commercialization initiatives. In addition, any additional funding that we do obtain will dilute the ownership held by our existing security holders. The amount of this dilution may be substantially increased if the trading price of our common stock is lower at the time of any financing then it is now or was at the time shares were acquired. Any debt financing could involve substantial restrictions on activities and creditors could seek a pledge of some or all of our assets. We have not identified the sources for the additional financing that we will require, and we do not have commitments from any third parties to provide this future financing. If we fail to obtain additional funding as needed, we may be forced to cease or scale back operations, and our results, financial condition and stock price would be adversely affected.

The amount of financing we require will depend on a number of factors, many of which are beyond our control. Our results of operations, financial condition and stock price are likely to be adversely affected if our funding requirements increase or are otherwise greater than we expect.

Our future funding requirements will depend on many factors, including, but not limited to:

•	our stock price, which, if it declines, would serve as a disincentive to holders of the Company’s convertible promissory notes, totaling approximately $4.6 million at November 1, 2013, to exercise their conversion rights, thereby prolonging our interest expense burden and increasing the probability that repayment of principal of $0.3 million will be required in fiscal 2014, none in fiscal 2015, and $4.3 million in fiscal 2016;

•	the rate of progress and amount of costs borne by us related to clinical trials of PRO 140 being conducted at Drexel University College of Medicine (“Drexel”) and other development activities;

•	our ability to attract strategic partners to pay for or share costs related to our product development efforts;

•	the costs and timing of seeking and obtaining regulatory approvals and making related milestone payments due to Progenics Pharmaceuticals, Inc. (“Progenics”), from which we acquired our PRO 140 product candidate, and other third parties;

•	the costs of filing, prosecuting, maintaining and enforcing patents and other intellectual property rights and defending against potential claims of infringement;

•	decisions to hire additional scientific or administrative personnel or consultants; and

•	the presence or absence of adverse developments in our collaborative research program.

If any of these factors cause our funding needs to be greater than expected, our operations, financial condition, ability to continue operations and stock price may be adversely affected.

Our future cash requirements may differ significantly from our current estimates.

Our cash requirements may differ significantly from our estimates from time to time, depending on a number of factors, including:

•	The ability to maintain and benefit from our Clinical Research Collaboration Agreement with Drexel (see “Our Business—PRO 140” below);

•	the results of clinical trials to be performed with PRO 140;

•	the time and costs involved in obtaining regulatory approvals, if any are sought;

•	whether or not we receive additional cash upon the exercise of our outstanding common stock warrants;

•	the ability to obtain funding under future licensing agreements, strategic partnerships, or other collaborative relationships, if any;

•	the costs of compliance with laws, regulations, or judicial decisions applicable to us; and

•	the costs of general and administrative infrastructure required to manage our business and protect corporate assets and shareholder interests.

If our cash requirements differ from our current expectations, we will need to raise additional funds sooner than expected. If we fail to do so, we will need to scale back our business plans or may even be forced to discontinue our operations. Our business, financial condition, and stock price would be negatively affected by any of these outcomes.

We have significant debt as a result of prior financings, all of which is scheduled to mature at various dates over the next two years. Our substantial indebtedness could adversely affect our business, financial condition and results of operations.

Our level of debt, which includes convertible promissory notes totaling $4.6 million and other promissory notes in the amount of $0.5 million at November 1, 2013, could have significant consequences for our future operations, including, among others:

•	making it more difficult for us to meet our other obligations or raise additional capital;

•	resulting in an event of default, if we fail to comply with our payment obligations;

•	reducing the availability of any financing proceeds to fund operating expenses, other debt repayment, and working capital requirements; and

•	limiting our financial flexibility and hindering our ability to obtain additional financing.

Any of the above-listed factors could have a material adverse effect on our business, financial condition, results of operations, and ability to continue as a going concern.

Our ability to make interest and principal payments on our outstanding promissory notes will depend entirely on our ability to raise sufficient funds to satisfy our debt service obligations and our noteholders’ willingness to convert their notes to common shares, which will likely depend on our stock price from time to time. If noteholders do not elect to convert, it is likely that we will need to borrow or raise additional funds to make required principal and interest payments, as such payments become due and payable, or undertake alternative financing plans, such as refinancing or restructuring our debt, selling additional shares of capital stock, selling assets or reducing or delaying investments in our business. Any inability to obtain additional funds or alternative financing on acceptable terms would likely cause us to be unable to meet our payment obligations, which could have a material adverse effect on our business, financial condition and results of operations and our ability to continue to operate.

We may be unable to repay the principal amount of outstanding notes at maturity or following a breach of our payment obligations.

At maturity, the entire outstanding principal and any unpaid interest on our notes will become due and payable by us. Many of our notes can also be accelerated if we fail to make scheduled interest payments. We cannot assure you that we will have sufficient funds or will be able to arrange for necessary financing on acceptable terms to pay these amounts when due. In that case, our failure to repay notes at maturity would constitute an event of default and holders of defaulted notes could seek any available legal remedy.

The agreement with Progenics pursuant to which we acquired our PRO 140 product candidate, and related license agreements assumed in the PRO 140 acquisition, require us to make significant milestone, royalty, and other payments, which will require additional financing and, in the event we do commercialize our PRO 140 product, decrease the revenues we may ultimately receive on sales.

Under the Progenics Agreement (see “Our Business—PRO 140” for a description), we must pay to Progenics and third party licensors significant milestone payments and royalties. For more information, please see the Progenics Agreement, which is attached as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission (the “SEC”) on July 30, 2012, and the PDL License Agreement, which is filed as Exhibit 10.21 to our Annual Report on Form 10-K for the fiscal year ended May 31, 2013, filed with the SEC on August 29, 2013. See “Our Business—PRO 140” below. In order to make the various milestone payments that are required, we will need to raise additional funds. In addition, our royalty obligations will reduce the economic benefits to us of any future sales if we do receive regulatory approval and seek to commercialize PRO 140.

Our proposed clinical trials of PRO 140 depend on funding from the NIH grants awarded to Drexel and its principal investigator, Dr. Jeffrey M. Jacobson.

Prior to our acquisition of PRO 140, Progenics and Drexel and its principal investigator, Dr. Jeffrey M. Jacobson, were awarded various grants from the NIH to fund clinical trials of PRO 140, including two grants that remain open. In order to benefit commercially from this continued funding, we are dependent on Dr. Jacobson’s cooperation in structuring the protocols for the NIH-funded clinical trials in a manner that facilitates efforts to maintain PRO 140’s “fast track” drug candidate designation by the United States Food and Drug Administration (“FDA”) and obtain regulatory approval of commercially viable uses of PRO 140 in HIV-infected patients. We believe these clinical trials will constitute a Phase IIb study of PRO 140, but there can be no assurance that will be the case. If study protocols are not designed in a manner that provides commercial and regulatory benefits for us or if NIH funding is not awarded, withdrawn, or proves insufficient, we will need significant additional financing to self-fund our trials, and our expected costs and time to completion would increase significantly, which could have a material adverse effect on our results of operations and financial condition.

Clinical trials are expensive, time-consuming and subject to delay.

Clinical trials are subject to rigorous regulatory requirements and are expensive and time-consuming to design and implement. The length of time and number of trial sites and patients required for clinical trials vary substantially based on the type, complexity, novelty, intended use and any safety concerns relating to a drug candidate. We estimate that the clinical trials of our current drug candidate, PRO 140, and any other drug candidates we decide to pursue will require several years to complete. Specifically, we estimate that it will take at least three years to complete the necessary clinical trials, obtain regulatory approval from the FDA or other non-U.S. regulatory agency, and begin to commercialize PRO 140. Clinical trials for our other drug candidates, including Cytolin, may take significantly longer to complete, if they are pursued at all.

The commencement and completion of our clinical trials could be delayed or prevented by many factors, including, but not limited to:

•	our ability to obtain regulatory or other approvals to commence and conduct clinical trials in the manner we or our partners consider appropriate for timely development;

•	our ability to identify and reach agreement on acceptable terms with prospective clinical trial sites and entities involved in the conduct of our clinical trials;

•	slower than expected rates of patient recruitment and enrollment, including as a result of competition with other clinical trials for patients, limited numbers of patients that meet the enrollment criteria, or the introduction of alternative therapies or drugs by others;

•	delays in paying third-party vendors of biopharmaceutical services;

•	lack of effectiveness of our drug candidates during clinical trials;

•	unforeseen safety issues; or

•	inadequate supply of clinical trial materials.

Testing of our primary product candidate, PRO 140, is in early stages and our clinical trial results may not ultimately confirm initial positive indications, which would materially and adversely affect our business, financial condition and stock price.

Our efforts to commercialize PRO 140 are dependent on obtaining FDA or other non-U.S. regulatory agency approval of its use in HIV-infected patients. Although early test results are positive, the process of obtaining approval of a drug product for use in humans is extremely lengthy and time-consuming, and numerous factors may prevent our successful development of PRO 140, including negative results in future clinical trials, the development by competitors of other products with equal or better results, or inability to obtain sufficient additional funding to continue to pursue development. In addition, although PRO 140 has not demonstrated significant immunogenic response in trials conducted to date, these trials have been quite short (up to three weeks) and further trials are needed to determine whether the length of time until development of immunogenic response in humans is long enough for PRO 140 to be a viable treatment regimen. Failure to successfully develop PRO 140 would have a material and adverse effect on our business, financial condition and stock price, and would threaten our ability to continue to operate our business, particularly since PRO 140 is the only product candidate we are actively pursuing at this time.

Although PRO 140 has been designated as a candidate for fast track approval by the FDA, our ability to obtain accelerated approval may be lost.

The FDA designated PRO 140 as a candidate for fast track consideration in 2006. The letter ascribing this designation stated that, if the clinical development program pursued for PRO 140 did not continue to meet the criteria for fast track designation, the Investigational New Drug (“IND”) application would not be reviewed under the fast track program. There is no assurance that the FDA will ultimately consider PRO 140 for approval on an accelerated basis. Any failure to maintain eligibility for fast track review will likely result in requirements for longer or additional clinical trials and a slower approval process, resulting in additional costs and further delay in the potential realization of revenues from commercialization of PRO 140.

Any failure to attract and retain skilled directors, executives, employees and consultants could impair our drug development and commercialization activities.

Our business depends on the skills, performance, and dedication of our directors, executive officers and key scientific and technical advisors. Currently, we have only two employees, our President and Chief Executive Officer and our Chief Financial Officer. All of our current scientific advisors are independent contractors and are either self-employed or employed by other organizations. As a result, they may have conflicts of interest or other commitments, such as consulting or advisory contracts with other organizations, which may affect their ability to provide services to us in a timely manner. We may need to recruit additional directors, executive management employees, and advisers, particularly scientific and technical personnel, which will require additional financial resources. In addition, there is currently intense competition for skilled directors, executives and employees with relevant scientific and technical expertise, and this competition is likely to continue. If we are unable to attract and retain persons with sufficient scientific, technical and managerial experience, we may be forced to limit or delay our product development activities or may experience difficulties in successfully conducting our business, which would adversely affect our operations and financial condition.

We do not have internal research and development personnel, making us dependent on consulting relationships and strategic alliances with industry partners.

We currently have no research and development staff or coordinators. We rely and intend to continue to rely on third parties for many of these functions. For example, our chief medical officer is employed by NDA Partners, an outside consultant assisting us with preparations for our clinical trials. As a result, we will be dependent on consultants and strategic partners in our development and commercialization activities, and it may be administratively challenging to monitor and coordinate these relationships. If we are unable to successfully manage our relationships with third parties, we may not be able to successfully manage development, testing, and approval of our PRO 140 drug candidate or other products or commercialize any products that are approved.

We will need to outsource and rely on third parties for the clinical development and manufacture, sales and marketing of product candidates, and our future success will be dependent on the timeliness and effectiveness of the efforts of these third parties.

We are dependent on third parties, such as Drexel, for important aspects of our product development strategy. We do not have the required financial and human resources to carry out independently the pre-clinical and clinical development for our product candidate, and do not have the capability or resources to manufacture, market or sell our current product candidates. As a result, we contract with and rely on third parties for important functions, including testing, storing, and manufacturing our products and managing and conducting clinical trials from which we may obtain a benefit. We have recently entered into several agreements with third parties for such services. In addition, we are dependent on clinical trials to be conducted by Dr. Jacobson at Drexel for completion of Phase IIb clinical trials that may enable us to proceed further in the regulatory approval process. If problems develop in our relationships with third parties, or if such parties fail to perform as expected, it could lead to delays or lack of progress, significant cost increases, changes in our strategies, and even failure of our product initiatives.

We may not be able to identify, negotiate and maintain the strategic alliances necessary to develop and commercialize our products and technologies, and we will be dependent on our corporate partners if we do.

We may seek to enter into a strategic alliance with a pharmaceutical company for the further development and approval of one or more of our product candidates. Strategic alliances potentially provide us with additional funds, expertise, access, and other resources in exchange for exclusive or non-exclusive licenses or other rights to the technologies and products that we are currently developing or may explore in the future. We cannot give any assurance that we will be able to enter into additional strategic relationships with a pharmaceutical company or others in the near future or at all, or maintain our current relationships. In addition, we cannot assure you that any agreements we do reach will achieve our goals or be on terms that prove to be economically beneficial to us. When we do enter into strategic or contractual relationships, we become dependent on the successful performance of our partners or counter-parties. If they fail to perform as expected, such failure could adversely affect our financial condition, lead to increases in our capital needs, or hinder or delay our development efforts.

Clinical trials may fail to demonstrate the desired safety and efficacy of our drug candidates, which could prevent or significantly delay completion of clinical development and regulatory approval.

Prior to receiving approval to commercialize PRO 140 or any other drug candidates, we must adequately demonstrate to the FDA and any foreign regulatory authorities in jurisdictions in which we seek approval that it or any other product candidate is sufficiently safe and effective with substantial evidence from well-controlled clinical trials. In clinical trials, we will need to demonstrate efficacy for the treatment of specific indications and monitor safety throughout the clinical development process and following approval. If clinical work by us or others leads to undesirable adverse effects in patients, it could delay or prevent us from furthering the regulatory approval process or cause us to cease clinical trials with respect to any drug candidate. If our current or future preclinical studies or clinical trials are unsuccessful, our business will be significantly harmed and our stock price would be negatively affected.

Our drug candidates are subject to the risks of failure inherent in drug-related product development. Preclinical studies may not yield results that adequately support our regulatory applications. Even if these applications are filed with respect to our drug candidates, the results of preclinical studies do not necessarily predict the results of clinical trials. In addition, even if we believe the data collected from clinical trials of our drug candidates are promising, these data may not be sufficient to support approval by the FDA or foreign regulatory authorities. If regulatory authorities do not approve our products or if we fail to maintain regulatory compliance, we would be unable to commercialize our products, and our business, results of operations and financial condition would be harmed.

Our competitors may develop drugs that are more effective, safer and less expensive than ours.

We are engaged in the HIV treatment sector of the biopharmaceutical industry, which is intensely competitive and changes rapidly. We expect that new developments by other companies and academic institutions in the areas of HIV treatment will continue. If approved for marketing by the FDA, depending on the approved clinical indication, our drug candidates may be competing with existing and future antiviral treatments for HIV.

Our competitors may:

•	develop drug candidates and market drugs that increase the levels of safety or efficacy that our drug candidates will need to show in order to obtain regulatory approval;

•	develop drug candidates and market drugs that are less expensive or more effective than our drugs;

•	commercialize competing drugs before we or our partners can launch any products developed from our drug candidates;

•	hold or obtain proprietary rights that could prevent us from commercializing our products; or

•	introduce therapies or market drugs that render our potential drugs obsolete.

We will compete against large pharmaceutical and biotechnology companies and smaller companies that are collaborating with larger pharmaceutical companies, new companies, academic institutions, government agencies and other public and private research organizations. These competitors in nearly all cases operate research and development programs that have substantially greater financial resources than we do. Our competitors also have significantly greater experience in:

•	developing drug candidates;

•	undertaking preclinical testing and clinical trials;

•	building relationships with key customers and opinion-leading physicians;

•	obtaining and maintaining FDA and other regulatory approvals;

•	formulating and manufacturing drugs;

•	launching, marketing and selling drugs; and

•	providing management oversight for all of the above-listed operational functions.

If we fail to achieve technical superiority over other treatments, we may be unable to obtain regulatory approval. If our competitors market drugs that are less expensive, safer or more effective than our potential drugs, or that gain or maintain greater market acceptance, we may not be able to compete effectively.

We expect to rely on third party manufacturers and will be dependent on their quality and effectiveness.

Our primary product candidate and potential drug candidates require precise, high-quality manufacturing. The failure to achieve and maintain high manufacturing standards, including failure to detect or control anticipated or unanticipated manufacturing errors or the frequent occurrence of such errors, could result in patient injury or death, discontinuance or delay of ongoing or planned clinical trials, delays or failures in product testing or delivery, cost overruns, product recalls or withdrawals and other problems that could seriously hurt our business. Contract drug manufacturers often encounter difficulties involving production yields, quality control and quality assurance and shortages of qualified personnel. These manufacturers are subject to stringent regulatory requirements, including the FDA’s current good-manufacturing-practices regulations and similar foreign laws and standards. If our contract manufacturers fail to maintain ongoing compliance at any time, the production of our drug candidates could be interrupted, resulting in delays or discontinuance of our clinical trials, additional costs and loss of potential revenues.

We may not be able to successfully scale-up manufacturing of our drug candidates in sufficient quality and quantity, which would delay or prevent us from developing our drug candidates and commercializing approved drugs, if any.

To date, our drug candidates have been manufactured in small quantities for preclinical studies and early-stage clinical trials. In order to conduct larger-scale or late-stage clinical trials and for commercialization of any resulting drug, if that drug candidate is approved for sale, we will need to manufacture it in larger quantities. We may not be able to successfully increase the manufacturing capacity for any of our drug candidates in a timely or cost-effective manner, or at all. In addition, quality issues may arise during scale-up activities. If we are unable to successfully scale up the manufacture of our drug candidates in sufficient quality and quantity, the development and testing of that drug candidate and regulatory approval or commercial launch of any resulting drug may be delayed, which could significantly harm our business.

There is uncertainty relating to our drug candidate Cytolin, and our business may be adversely affected if it later proves not to have the novel and beneficial characteristics we currently believe it to possess.

Until late 2012, the primary focus of our business was on the development of Cytolin, a monoclonal antibody that has, what we believe, are novel mechanisms of action directed against the replication of HIV. We do not understand all of the biomechanical mechanisms of Cytolin and we are not actively pursuing its development and review at this time. If we cannot determine how Cytolin acts to reduce the viral load of HIV infection, we may not seek or be able to obtain regulatory approval of its use in human patients.

We may be subject to potential product liability and other claims that could materially impact our business and financial condition.

The development and sale of medical products exposes us to the risk of significant damages from product liability and other claims. The use of our drug candidates in clinical trials may result in adverse effects. We cannot predict all the possible harms or adverse effects that may result. We do not maintain product liability insurance, but plan to obtain product liability insurance prior to the commencement of further clinical trials of PRO 140. We may not have sufficient resources to pay for any liabilities resulting from a personal injury or other claim, even if we do later become insured. In addition to the possibility of direct claims, we may be required to indemnify third parties against damages and other liabilities arising out of our development, commercialization and other business activities, which would increase our liability exposure. If third parties that have agreed to indemnify us fail to do so, we may be held responsible for those damages and other liabilities as well.

Legislative, regulatory, or medical cost reimbursement changes may adversely impact our business.

New laws, regulations and judicial decisions, or new interpretations of existing laws, regulations and decisions, that relate to the health care system in the U.S. and in other jurisdictions may change the nature of and regulatory requirements relating to drug discovery, clinical testing and regulatory approvals, limit or eliminate payments for medical procedures and treatments, or subject the pricing of pharmaceuticals to government control. Outside the U.S., and particularly in the European Union, the pricing of prescription pharmaceuticals is subject to governmental control. In addition, third-party payers in the U.S. are increasingly attempting to contain health care costs by limiting both coverage and the level of reimbursement of new drug products. Consequently, significant uncertainty exists as to the reimbursement status of newly approved health care products. Significant changes in the health care system in the U.S. or elsewhere, including changes resulting from adverse trends in third-party reimbursement programs, could have a material adverse effect on our projected future operating results and our ability to raise capital, commercialize products, and remain in business.

If we are unable to effectively implement or maintain a system of internal control over financial reporting, we may not be able to accurately or timely report our financial results and our stock price could be adversely affected.

Section 404 of the Sarbanes-Oxley Act of 2002 and related regulations require us to evaluate the effectiveness of our internal control over financial reporting as of the end of each fiscal year, and to include a management report assessing the effectiveness of our internal control over financial reporting in our Annual Report on Form 10-K for that fiscal year. Management determined that as of both May 31, 2012, and May 31, 2013, our disclosure controls and procedures and internal control over financial reporting were not effective due to material weaknesses in our internal control over financial reporting related to inadequate segregation of duties over authorization, review and recording of transactions as well as the financial reporting of such transactions. Any failure to implement new or improved controls necessary to remedy the material weaknesses described above, or difficulties encountered in the implementation or operation of these controls, could harm our operations, decrease the reliability of our financial reporting, and cause us to fail to meet our financial reporting obligations, which could adversely affect our business and reduce our stock price.

Our success depends substantially upon our ability to obtain and maintain intellectual property protection relating to our product candidates and research technologies.

Due to evolving legal standards relating to the patentability, validity and enforceability of patents covering pharmaceutical inventions and the claim scope of patents, our ability to enforce our existing patents and to obtain and enforce patents that may issue from any pending or future patent applications is uncertain and involves complex legal, scientific and factual questions. To date, no consistent policy has emerged regarding the breadth of claims allowed in biotechnology and pharmaceutical patents. Thus, we cannot be sure that any patents will issue from any pending or future patent applications owned by or licensed to us. Even if patents do issue, we cannot be sure that the claims of these patents will be held valid or enforceable by a court of law, will provide us with any significant protection against competing products, or will afford us a commercial advantage over competitive products. If one or more products resulting from our product candidates is approved for sale by the FDA and we do not have adequate intellectual property protection for those products, competitors could duplicate them for approval and sale in the U.S. without repeating the extensive testing required of us or our partners to obtain FDA approval.

Known third party patent rights could delay or otherwise adversely affect our planned development and sale of PRO 140. We have identified but not exhaustively analyzed other patents that could relate to our proposed products.

We are aware of patent rights held by a third party that may cover certain compositions within our PRO 140 drug candidate. The patent holder has the right to prevent others from making, using, or selling a drug that incorporates the patented compositions, while the patent remains in force. We believe that the third party’s patent rights will not affect our planned development, regulatory clearance, and eventual marketing, commercial production, and sale of PRO 140. The relevant patent expires before we expect to commercially introduce that drug candidate. In addition, the Hatch-Waxman exemption to U.S. patent law permits all uses of compounds in clinical trials and for other purposes reasonably related to obtaining FDA clearance of drugs that will be sold only after patent expiration, so our use of PRO 140 in those FDA-related activities does not infringe the patent holder’s rights. However, were the patent holder to assert its rights against us before expiration of the patent for activities unrelated to FDA clearance, the development and ultimate sale of a PRO 140 product could be significantly delayed, and we could incur the expense of defending a patent infringement suit and potential liability for damages for periods prior to the patent’s expiration.

In connection with our acquisition of rights to PRO 140, our patent counsel conducted a freedom-to-operate search that identified other patents that could relate to our proposed PRO 140 drug candidate. Sufficient research and analysis was conducted to enable us to reach the conclusion that PRO 140 likely does not infringe those patent rights. However, we did not have an exhaustive analysis conducted as to the identified patent rights, because doing so would have been more costly than appeared to be justified. If any of the holders of the identified patents were to assert patent rights against us, the development and sale of PRO 140 could be delayed, we could be required to spend time and money defending patent litigation, and we could incur liability for infringement or be enjoined from producing our products if the patent holders prevailed in an infringement suit.

If we are sued for infringing on third-party intellectual property rights, it will be costly and time-consuming, and an unfavorable outcome would have a significant adverse effect on our business.

Our ability to commercialize our product candidates depends on our ability to use, manufacture and sell those products without infringing the patents or other proprietary rights of third parties. Numerous U.S. and foreign issued patents and pending patent applications owned by third parties exist in the monoclonal antibody therapeutic area in which we are developing drug candidates and seeking new potential drug candidates. There may be existing patents, unknown to us, on which our activities with our drug candidates could infringe.

If a third party claims that our actions infringe on its patents or other proprietary rights, we could face a number of issues that could seriously harm our competitive position, including, but not limited to:

•	infringement and other intellectual property claims that, even if meritless, can be costly and time-consuming, delay the regulatory approval process and divert management’s attention from our core business operations;

•	substantial damages for infringement, if a court determines that our drugs or technologies infringe a third party’s patent or other proprietary rights;

•	a court prohibiting us from selling or licensing our products or technologies unless the holder licenses the patent or other proprietary rights to us, which it is not required to do; and

•	even if a license is available from a holder, we may have to pay substantial royalties or grant cross-licenses to our patents or other proprietary rights.

If any of these events occur, it could significantly harm our operations and financial condition and negatively affect our stock price.

We may undertake infringement or other legal proceedings against third parties, causing us to spend substantial resources on litigation and exposing our own intellectual property portfolio to challenge.

We may come to believe that third parties are infringing on our patents or other proprietary rights. To prevent infringement or unauthorized use, we may need to file infringement and/or misappropriation suits, which are very expensive and time-consuming and would distract management’s attention. Also, in an infringement or misappropriation proceeding a court may decide that one or more of our patents is invalid, unenforceable, or both, in which case third parties may be able to use our technology without paying license fees or royalties. Even if the validity of our patents is upheld, a court may refuse to stop the other party from using the technology at issue on the ground that the other party’s activities are not covered by our patents.

We may become involved in disputes with our present or future contract partners over intellectual property ownership or other matters, which would have a significant effect on our business.

Inventions discovered in the course of performance of contracts with third parties may become jointly owned by our strategic partners and us, in some cases, and the exclusive property of one of us, in other cases. Under some circumstances, it may be difficult to determine who owns a particular invention or whether it is jointly owned, and disputes could arise regarding ownership or use of those inventions. Other disputes may also arise relating to the performance or alleged breach of our agreements with third parties. Any disputes could be costly and time-consuming, and an unfavorable outcome could have a significant adverse effect on our business.

We are subject to the oversight of the SEC and other regulatory agencies. Investigations by those agencies could divert management’s focus and could have a material adverse effect on our reputation and financial condition.

We are subject to the regulation and oversight of the SEC and state regulatory agencies, in addition to the FDA. As a result, we may face legal or administrative proceedings by these agencies. We are unable to predict the effect of any investigations on our business, financial condition or reputation. In addition, publicity surrounding any investigation, even if ultimately resolved in our favor, could have a material adverse effect on our business.

Our auditors have issued a going concern opinion, and we will not be able to achieve our objectives and will have to cease operations if we cannot adequately fund our operations.

Our auditors issued a going concern opinion in connection with the audit of our annual financial statements for the fiscal year ended May 31, 2013. A going concern opinion means that there is doubt that the company can continue as an ongoing business for the next 12 months. There is no assurance that we will be able to adequately fund our operations in the future.

Risks Relating to Our Common Stock

The significant number of common shares issuable upon conversion of outstanding notes and exercise of outstanding warrants could adversely affect the trading price of our common shares.

Conversion of outstanding notes into common shares and the sale of such shares into the trading market of common shares or exercise of our warrants and sale of the underlying common stock could depress the market price of our shares.

The market price for our common shares has been and is likely to continue to be volatile.

The market price for our common shares has been and is likely to continue to be volatile. The volatile nature of our common share price may cause investment losses for our shareholders. The market price of stock in a development stage biotech company may often be driven by investor sentiment, expectation and perception, all of which are independent of fundamental valuation metrics or traditional financial performance metrics, thereby exacerbating volatility. In addition, our common shares are quoted on the OTCQB of the OTC Markets marketplace, which may increase price quotation volatility and could limit liquidity, all of which may adversely affect the market price of our shares.

You may experience dilution of your ownership because of the future issuance of additional common shares or other securities.

We may conduct sales of our securities at prices per share below the current market price for our common stock, resulting in dilution to shareholders at the time. Sales of substantial amounts of shares in the public market, or the perception that such sales could occur, may adversely affect the prevailing market price of our common stock and make it more difficult for us to raise additional capital.

We do not expect any cash dividends to be paid on our shares in the foreseeable future.

We have never declared or paid a cash dividend and we do not anticipate declaring or paying dividends for the foreseeable future. We expect to use future financing proceeds and earnings, if any, to fund operating expenses. Consequently, shareholders’ only opportunity to achieve a return on their investment is if the price of our stock appreciates and they sell their shares at a profit. We cannot assure shareholders of a positive return on their investment when they sell their shares or that shareholders will not lose the entire amount of their investment.

If the beneficial ownership of our stock continues to be highly concentrated, it may prevent you and other shareholders from influencing significant corporate decisions.

Our significant shareholders may exercise substantial influence over the outcome of corporate actions requiring shareholder approval, including the election of directors, any merger, consolidation or sale of all or substantially all of our assets, or any other significant corporate transactions. These shareholders may also vote against a change of control, even if such a change of control would benefit our other shareholders. See “Stock Ownership by Principal Shareholders and Management” below.

Our common shares are classified as “penny stock” and trading of our shares may be restricted by the SEC’s penny stock regulations.

Rules 15g-1 through 15g-9 promulgated under the Securities Exchange Act of 1934 (the “Exchange Act”) impose sales practice and disclosure requirements on certain brokers-dealers who engage in transactions involving a “penny stock.” The SEC has adopted regulations which generally define “penny stock” to be any equity security that has a market price of less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exceptions. Our common shares are covered by the penny stock rules, which impose additional sales practice requirements on broker-dealers who sell to persons other than established customers and “accredited investors.” The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document in a form prepared by the SEC which provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction, and monthly account statements showing the market value of each penny stock held in the customer’s account. In addition, the penny stock rules require that, prior to a transaction in a penny stock that is not otherwise exempt, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for stock that is subject to these penny stock rules. Consequently, these penny stock rules may affect the ability of broker-dealers to trade our securities. We believe that the penny stock rules may discourage investor interest in and limit the marketability of our common shares.

We may continue to have potential liability with respect to the rights of some shareholders to rescind their investment in our securities.

In March 2011, we disclosed that certain of our shares sold between 2008 and the date of disclosure may have been sold in violation of the United States federal and state securities laws and those of certain foreign jurisdictions. For further information on the sale of securities in violation of applicable securities laws, please see Note 3 to our Consolidated Financial Statements included in this prospectus. Management’s analysis, based upon various statutes of limitations, among other issues, indicates that the Company’s estimated rescission liability as of August 31, 2013, has declined to a total of $536,500. Since the issue of potential rescission liability was first disclosed by the Company in early 2011, no investor has asserted rescission rights.

Future sales of our securities could adversely affect the market price of our common stock and our future capital-raising activities could involve the issuance of equity securities, which would dilute your investment and could result in a decline in the trading price of our common stock.

We may sell securities in the public or private equity markets if and when conditions are favorable, even if we do not have an immediate need for additional capital at that time. Sales of substantial amounts of shares of our common stock, or the perception that such sales could occur, could adversely affect the prevailing market price of our shares and our ability to raise capital. We may issue additional shares of common stock in future financing transactions or as incentive compensation for our executive management and other key personnel, consultants and advisors. Issuing any equity securities would be dilutive to the equity interests represented by our then-outstanding shares of common stock.

Purchasers in this offering may experience immediate and substantial dilution.

The current trading price of the common stock that may be offered for resale pursuant to this prospectus is higher than the current net tangible book value per share of our common stock. Therefore, if you purchase shares of common stock in this offering, you may incur immediate and substantial dilution in the pro forma net tangible book value per share of common stock from the price per share that you pay for the common stock. In addition, you will experience dilution when we issue additional shares of common stock that we are permitted or required to issue under outstanding options and warrants and under our equity incentive plan or other compensation plans. Further, a significant portion of our outstanding promissory notes are convertible into common stock.

USE OF PROCEEDS

We will receive no proceeds from the sale of shares of common stock by the selling shareholders.

A portion of the shares of common stock covered by this prospectus are issuable upon exercise of warrants issued to the selling shareholders. The exercise price of the Bridge Warrants is $0.50 per share and of the Unit Warrants and Placement Agent Warrants is $0.75 per share. The exercise price and number of shares of common stock issuable upon exercise of the warrants may be adjusted in certain circumstances, including stock splits or dividends, mergers, or reclassifications or similar events. Upon any exercise of the warrants for cash, the selling shareholders will pay us the exercise price. The Placement Agent Warrants include a cashless exercise feature, while the other warrants do not. To the extent we receive proceeds from the cash exercise of outstanding warrants, we intend to use the proceeds for working capital and other general corporate purposes.

SELLING SHAREHOLDERS

The table below sets forth information concerning the resale of our shares by the selling shareholders. The selling shareholders acquired our securities in a private placement. We will not receive any proceeds from the resale of our common stock by the selling shareholders. The selling shareholders have not held any position or office or had any other material relationships with us or any of our affiliates within the past three years other than, in some cases, as previous investors or as consultants to the Company. See “Related Person Transactions” below.

The following table is based on information provided to us by the selling shareholders and is as of the date of this prospectus. Because the selling shareholders may offer all or some portion of our common stock, no estimate can be given as to the amount of shares that will be held by a given selling shareholder upon termination of this offering.

Name of Selling Securityholder	Shares Owned Pre- Offering	% Owned Pre-Offering (* indicates <1%)	Maximum Shares Being Offered	Number of Shares Post- Offering	% of Shares Post-Offering (* indicates <1%)
3NT Management, LLC
Alan Jacqueline Reed Family Trust B
Alpha Venture Capital Partners, LP
Alvine, Robert
Andrew Roth From AAR Family Limited Partnership
Anthony & Angela Reed Family Trust
Bakal, Gil
Bannister, Peter
Bartley, Mary
Bialek, Fred
Blazier, John C. and Christensen, Fleur

Name of Selling Securityholder	Shares owned Pre- Offering	% Owned Pre-Offering (* indicates <1%)	Maximum Shares Being Offered	Number of Shares Post- Offering	% of Shares Post-Offering (* Indicates <1%)
Bledsoe, Drew
Bonazzola, Michael F.
Bordon, Craig
Brill, Andrew
Brotherton, Michael
Bumgarner, William
Burnidge, David
Callaham, C. David and Lisa
Cannella, Philip M
Carmona, Adolfo and Donna
Cedric A and Margaret E Veum Living Trust
Christeson, Curt A.
Cohen, Alan and Susan
Cohen, Eran
Cohen, Mark
Collins, Steven
Cooper, Donald
Costigan, William
Dalton, Abby
Dent, David A
Double Add Investment LLC
Due Mondi Investments LTD
Dugas, Michael J.
DuMont, Philppe and Celia Tavares
Dynamite Investment LLC
Eisenberg, Thomas
Emily W. Sunstein Residuary Marital Trust u/o dated 1/1/06
Essen, William
Farswani, Yogesh C.
First Premier Bank, TTEE Wall Drug Profit Sharing Plan f/b/o Mike Huether
Fishback, Keith
Fishman, Michael
Florence K. Simons Family Trust
Franklin, Morris
Fred & Betty Bialek Revocable Trust dated 12/20/2004
Gabriel, Allen
Ganmukhi, Mahesh
Garst, Blaine
Gingold, Pamela
Goff VC Fund CD LLC
Gosney, Elden
Gould, Peter
Gruber, Thomas
Gustafson, Per
Haider, Amer
Herman, Christopher
Hoag, Peggy
Honig, Barry
Hustead, Marjorie
Hustead, Theodore H
Hutt, Howard C.
Joan Rich Baer Inc. Pension Plan & Trust
Joe N. & Jamie N. Behrendt Revocable Trust
Joseph Chulick Revocable Trust u/a 7/27/2010
Kanelstein, Debra

Name of Selling Securityholder	Shares owned Pre- Offering	% Owned Pre-Offering (* indicates <1%)	Maximum Shares Being Offered	Number of Shares Post- Offering	% of Shares Post-Offering (* Indicates <1%)
Kantor, Robert
Kaul, Pradeep
Khan, Tahir A.
King, Gordon D. and Jeanne K.
Koff Living Trust
Korsgaard, Brett
Kurmann, Christian
Lawrence E. Coffman Living Trust dated 1/9/1992
Lesser, Stephen
Lile-Duzsik, Barbara
Lockwood, Kathleen
Longjean GMBH Frances Calame
LRFA, LLC
Lymburner, Francis
Magdlen, Frank
Maiorano, Dominick
Mandich, Mitch
Mansur, Austin
Manzi, Joseph O
Martin, Robert T
McBride, Gerald
McCoy, Katherine
McDevitt, Michael
Milam, Terry
Miller, Chris
Miller, Sheldon
Minkin, Mark
MIS Equity Strategies, L.P.
Niederman, Nancy S.
Nowlin, Daniel
Ordian Limited
Paulson Investment Company, Inc.
Paskewitz, Bradford
Patel, Ashor & Harshida
Ponticiello, Guy
Ragen, Dale G
Rajaee Family Trust dtd 10/10/03
Rajaee Family Trust dtd 4/23/99
Ramsey, Roger A
RBC Capital Markets, LLC Cust FBO William Paul Sterling IRA
RBC Capital Markets, LLC Cust FBO Eugene L Tinker IRA
Richmond, Howard
Rosenbaum, Paul
Rowe, Stanton
Russo, Francis
Sachnowitz, Lanny
Sadin, Art
Salter, Matthew
Sapper, Wayne
Scheid, David
Schneider, David
Sego, Tom
Selya, Emanuel
Seyburn, Bruce H
Shalom Family 2003 IRR Trust

Name of Selling Securityholder	Shares owned Pre- Offering	% Owned Pre-Offering (* indicates <1%)	Maximum Shares Being Offered	Number of Shares Post- Offering	% of Shares Post-Offering (* Indicates <1%)
Shalom, William
Stephen R. Shumpert
Sjodin, Gordon
Smith, Rex Randolph
Starr, Albert
Stein, Glen
Sterling, Brian
Stieb, Jackson W.
Stolarski, Anthony M
Stone II, Darrell K.
Stone, Julie
Swid, Stephen C
Sykes, William
Taicher, Robert
Takada, Hideo
Tanzosh, Brenna
Tasler, Dennis
The Bennett Yanowitz Credit Shelter Trust
The Vassily I Dubenko and Vera Dubenko Family Trust
The Vilmur Family Trust
Thompson, Randall M
Ufheil, David A
Vergopoulos, Alex
Walker, John T
Wallack, Russell
Walters, Timothy
Westerman, Wayne
Wharton, Ralph
Wierzba, James
Wilson, George
Wilson, George M
Wiswall, Heather
Zimmerman, Michael
Zokaei, Darob

PLAN OF DISTRIBUTION

The selling shareholders, which for this purpose includes donees, pledgees, transferees or other successors-in-interest selling shares of common stock or interests in shares of common stock received after the date of this prospectus from a selling shareholder as a gift, pledge, dividend, distribution or other transfer, may, from time to time, sell, transfer or otherwise dispose of any or all of their shares of common stock or interests in shares of common stock on any stock exchange, market or trading facility on which the shares are traded, or in private transactions. These sales or other dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.

The selling shareholders may use any one or more of the following methods when selling our shares or interests in our shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which a broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	on any national securities exchange or quotation service on which the shares may be listed or quoted at the time of sale;

•	privately negotiated transactions;

•	short sales effected after the date the registration statement of which this prospectus is a part is declared effective by the SEC;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	broker-dealers may agree with the selling shareholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted by applicable law.

The selling shareholders may, from time to time, pledge or grant a security interest in some or all of our shares owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock, from time to time, under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling shareholders to include the pledgee, transferee or other successors in interest as selling shareholders under this prospectus. The selling shareholders may also transfer our shares in other circumstances, in which case the transferees, pledgees or other successors will be the selling beneficial owners for purposes of this prospectus.

In connection with the sale of our common shares or interests therein, the selling shareholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of our shares in the course of hedging the positions they assume. The selling shareholders may also sell shares of our common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The selling shareholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The aggregate proceeds to the selling shareholders from the sale of the common stock offered by them will be the purchase price of the common stock less discounts or commissions, if any. Each of the selling shareholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of common stock to be made directly or through agents. We will not receive any of the proceeds from sales of shares by the selling shareholders.

The selling shareholders may also resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided that they meet the criteria and conform to the requirements of that rule, or under Section 4(1) of the Securities Act, if available, rather than by means of this prospectus.

In connection with the sale of shares of common stock covered by this prospectus, broker-dealers may receive commissions or other compensation from a selling shareholder in the form of commissions, discounts or concessions. Broker-dealers may also receive compensation from purchasers of the shares of common stock for whom they act as agents or to whom they sell as principals or both. Compensation as to a particular broker-dealer may be in excess of customary commissions or in amounts to be negotiated. In connection with any underwritten offering, underwriters may receive compensation in the form of discounts, concessions or commissions from a selling shareholder or from purchasers of the shares for whom they act as agents. Underwriters may sell the shares of common stock to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. Any underwriters, broker-dealers, agents or other persons acting on behalf of a selling shareholder that participate in the distribution of the shares of common stock may be deemed to be “underwriters” within the meaning of the Securities Act, and any profit on the sale of the shares of common stock by them and any discounts, commissions or concessions received by any of those underwriters, broker-dealers, agents or other persons may be deemed to be underwriting discounts and commissions under the Securities Act. The aggregate amount of compensation in the form of underwriting discounts, concessions, commissions or fees and any profit on the resale of shares by the selling shareholders that may be deemed to be underwriting compensation pursuant to Financial Industry Regulatory Authority, Inc., rules and regulations will not exceed applicable limits.

The selling shareholders and any underwriters, broker-dealers or agents that participate in the sale of the common stock or interests therein may be “underwriters” within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act. Selling shareholders who are “underwriters” within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act and may be subject to certain statutory liabilities, including but not limited to, Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Exchange Act.

To the extent required, the shares of our common stock to be sold, the names of the selling shareholders, the respective purchase prices and public offering prices, the names of any agent, dealer or underwriter, and any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

In order to comply with the securities laws of some states, if applicable, the common stock may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the common stock may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

We have advised the selling shareholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the selling shareholders and their affiliates. In addition, to the extent applicable, we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the selling shareholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The selling shareholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act. All of the foregoing may affect the marketability of the common stock and the ability of any person or entity to engage in market-making activities with respect to our common stock.

We will pay all expenses of the registration of the common stock for resale by the selling shareholders, including, without limitation, filing fees and expenses of compliance with state securities or “blue sky” laws; provided, however, that each selling shareholder will pay all underwriting discounts and selling commissions, if any, and any related legal expenses incurred by it.

DETERMINATION OF OFFERING PRICE

The prices at which the shares of common stock covered by this prospectus may actually be sold will be determined by the prevailing public market price for shares of common stock, by negotiations between the selling shareholders and buyers of our common stock in private transactions or as otherwise described in “Plan of Distribution.”

DESCRIPTION OF COMMON STOCK

We are authorized to issue up to 105,000,000 shares of capital stock, including 100,000,000 shares of common stock without par value and 5,000,000 shares of preferred stock without par value. As of October 31, 2013, we had 55,521,365 common shares and 95,100 shares of Series B Preferred Stock (as defined below) issued and outstanding.

Common Stock

Each outstanding share of common stock entitles the holder to one vote, either in person or by proxy, on all matters submitted to a vote of shareholders, including the election of directors. There is no cumulative voting in the election of directors.

Subject to preferences which may be applicable to any outstanding shares of preferred stock from time to time, holders of our common stock have equal ratable rights to such dividends as may be declared from time to time by our Board of Directors out of funds legally available therefor. In the event of any liquidation, dissolution or winding-up of the affairs of the Company, holders of common stock will be entitled to share ratably in the assets of the Company remaining after provision for payment of amounts owed to creditors and preferences applicable to any outstanding shares of preferred stock. All outstanding shares of common stock are fully paid and nonassessable. Holders of common stock do not have preemptive rights.

The rights, preferences and privileges of holders of common stock are subject to the rights of the holders of any outstanding shares of preferred stock.

Preferred Stock

Our Board of Directors is authorized to issue up to 5,000,000 shares of non-voting preferred stock without par value, in one or more series, without shareholder approval. Our Board is authorized to determine, with respect to each such series: (i) the rate of dividends payable thereon; (ii) the price, terms and conditions on which shares may be redeemed; (iii) the amount payable upon shares in the event of involuntary liquidation; (iv) the amount payable upon shares in the event of voluntary liquidation; (v) sinking fund provisions for the redemption of shares; (vi) the terms and conditions on which shares may be converted, if any; and (vii) voting powers.

Each share of each series of preferred stock will be identical in all respects with all other shares of the same series. Preferred stock does not have preemptive rights.

Our Board of Directors previously established a series of preferred stock designated as Series B Convertible Preferred Stock (“Series B Preferred Stock”), comprising 400,000 shares of Preferred Stock, of which 91,500 shares remain outstanding. Subject to superior rights of any other outstanding preferred stock from time to time, each outstanding share of Series B Preferred Stock is entitled to receive, in preference to the common stock, annual cumulative dividends equal to $0.25 per share per annum from the date of issuance, which shall accrue, whether or not declared. At the time shares of Series B Preferred Stock are converted into common shares, accrued and unpaid dividends will be paid in cash or with common shares. In the event we elect to pay dividends with common shares, the shares issued will be valued at $0.50 per share. Series B Preferred Stock does not have any voting rights. In the event of liquidation of the Company, each share of Series B Preferred Stock is entitled to receive, in preference to the common stock, a liquidation payment equal to $5.00 per share plus any accrued and unpaid dividends. If there are insufficient funds to permit full payment, the assets of the Company legally available for distribution will be distributed pro rata among the holders of the Series B Preferred Stock.

Each share of Series B Preferred Stock may be converted into ten fully paid shares of Common Stock at the option of a holder as long as the Company has sufficient authorized and unissued shares of common stock available. The conversion rate may be adjusted in the event of a reverse stock split, merger or reorganization.

Article and Bylaw Provisions with Possible Anti-Takeover Effects

As described above, our Board is authorized to designate and issue shares of preferred stock in series and define all rights, preferences and privileges applicable to such series. This authority may be used to make it more difficult or less economically beneficial to acquire or seek to acquire the Company.

Special meetings of the shareholders may be called by the president or by our Board and shall be called by the president at the request of holders of 10% or more of the outstanding shares entitled to vote at the meeting.

The shareholders may, at a special shareholders meeting called for the purpose of removing directors, remove the entire Board of Directors or any lesser number, with or without cause, by a majority vote of the shares entitled to vote at an election of directors; provided that, if fewer than all the directors are to be removed, no single director may be removed if the votes cast against his removal would be sufficient to elect him in an election of the entire Board of Directors to which cumulative voting applied.

Warrants

As of October 31, 2013, we had issued and outstanding warrants to purchase up to 26,895,642 common shares, exercisable at prices ranging from $0.50 per share to $2.00 per share.

OUR BUSINESS

Overview/Corporate History

CytoDyn Inc. is a Colorado corporation with its principal business office at 1111 Main Street, Suite 660, Vancouver, Washington 98660. Our website can be found at www.cytodyn.com. We do not intend to incorporate any contents from our website into this prospectus.

We are a publicly traded development stage biotechnology company focused on developing and potentially marketing a class of therapeutic monoclonal antibodies to treat Human Immunodeficiency Virus (“HIV”) infection. Our lead product candidate, PRO 140, belongs to a class of HIV therapies known as entry inhibitors. These therapies potentially block HIV from entering into and infecting certain cells. Although CytoDyn intends to focus its efforts on PRO 140, the Company also holds certain rights in two proprietary platform technologies: Cytolin®, a monoclonal antibody targeting HIV with a mechanism of action which may prove to be synergistic to that of PRO 140 and other treatments, and CytoFeline™, a monoclonal antibody targeting Feline Immunodeficiency Virus (“FIV”).

PRO 140

We believe the PRO 140 antibody shows promise as a powerful anti-viral agent while not being a drug, which means fewer side effects and less frequent dosing requirements as compared to daily drug therapies currently in use. The PRO 140 antibody belongs to a class of HIV therapies known as entry inhibitors that block HIV from entering into and infecting certain cells. PRO 140 blocks HIV from entering a cell by binding to a molecule called CCR5, a normal cell surface receptor protein to which HIV attaches as part of HIV’s entry into a cell.

PRO 140 is an antibody and not a drug, and through preliminary, short-term trials it has demonstrated efficacy without issues relating to toxicity and autoimmune resistance. Moreover, these trials suggested that PRO 140 does not affect the normal function of the CCR5 receptor. Instead, PRO 140 binds to a precise site on CCR5 that HIV uses to enter the cell and, in doing so, inhibits the ability of HIV to infect the cell without affecting the cell’s normal function.

PRO 140 was originally developed by Progenics. Progenics led, and contributed to funding of, PRO 140 development and trials through 2011. We acquired the asset from Progenics in October 2012. Current research relating to PRO 140 planned for late 2013 is being conducted by Jeffrey M. Jacobson, M.D., Professor of Medicine, Microbiology and Immunology, Chief, Drexel University College of Medicine (“Drexel”), and is partially funded through two grants awarded to Drexel and Dr. Jacobson by the National Institutes of Health (“NIH”).

To date, PRO 140 has only been tested and administered to test subjects either intravenously or as a subcutaneous injection. We believe, however, that, if PRO 140 is approved for use as an injectable by the U.S. Food and Drug Administration (the “FDA”), it may be an attractive and marketable therapeutic option (for patients with healthy CCR5) particularly in the following scenarios:

•	Patients with multi-drug resistant viruses;

•	Patients with difficulty adhering to daily drug regimens;

•	Patients who poorly tolerate existing therapies;

•	Patients with compromised organ function, such as HCV co-infection; and

•	Patients with complex concomitant medical requirements.

We believe PRO 140 has demonstrated potent, long-lived (as compared to existing treatments) antiretroviral activity and an encouraging safety profile in initial clinical testing, that PRO 140 has the potential to be the first long-acting (weekly or every other week), self-administered HIV therapy, and that PRO 140 may inhibit CCR5-tropic HIV while preserving CCR5’s natural activity. PRO 140 also appears to broadly inhibit drug-resistant CCR5-tropic HIV viruses, including those resistant to small-molecule anti-CCR5 HIV therapies. It has no effect on strains of HIV that enter through the CXCR4 cell portal. Overall, we believe PRO 140 represents a distinct class of CCR5 inhibitors with unique virological and immunological properties and may provide another distinct tool to treat HIV-infected subjects developing resistance to other therapies.

We acquired PRO 140, as well as certain other related assets, including the existing inventory of PRO 140 bulk drug substance, intellectual property, and FDA regulatory filings, pursuant to an Asset Purchase Agreement, dated as of July 25, 2012 (the “Progenics Agreement”), between CytoDyn and Progenics. The terms of the Progenics Agreement provided for an initial cash payment of $3,500,000, which was paid at closing in October 2012, as well as the following milestone payments and royalties to be paid to Progenics in the future: (i) $1,500,000 at the time of the first dosing in a U.S. Phase III trial or non-U.S. equivalent; (ii) $5,000,000 at the time of FDA approval of the first U.S. new drug application or other non-U.S. approval for the sale of PRO 140; and (iii) royalty payments of 5% of net sales during the period beginning on the date of the first commercial sale of PRO 140 until the later of (a) the expiration of the last to expire patent included in the acquired assets, and (b) 10 years following the first commercial sale of PRO 140, in each case determined on a country-by-country basis. The foregoing summary of the Progenics Agreement is qualified in its entirety by reference to the full terms of the Progenics Agreement, which is included as an exhibit to the registration statement of which this prospectus forms a part. See “Where You Can Find Additional Information” below.

In connection with the Progenics Agreement, the Company assumed Progenics’ rights and obligations under an additional license agreement (the “PDL License”) with Protein Design Labs, Inc. (now AbbVie, Inc.), pursuant to which CytoDyn is required to pay the following milestone payments and royalties: (i) $1,000,000 upon initiation of a Phase III clinical trial of a licensed product; (ii) $500,000 at filing a new drug application for PRO 140 in the U.S. or non-U.S. equivalent; (iii) $500,000 at the time of FDA approval of the first U.S. new drug application or other approval for sale by certain non-U.S. regulatory bodies; and (iv) royalties of up to seven and one-half percent (7.5%) of net sales payable to licensors or sublicensees during the period beginning on the date of the first commercial sale of PRO 140 until the later of (a) the expiration of the last to expire patent licensed and (b) 10 years following the first commercial sale of PRO 140. The PDL License also provides for an annual maintenance fee of $150,000 until royalties exceed that amount. The foregoing summary of the PDL License is qualified in its entirety by reference to the full terms of the Progenics Agreement, which is included as an exhibit to the registration statement of which this prospectus forms a part. See “Where You Can Find Additional Information” below.

As an integral part of CytoDyn’s acquisition of PRO 140, we entered into a collaboration agreement with Drexel, whereby CytoDyn will provide Drexel with the necessary quantity of PRO 140 to conduct the clinical trials and CytoDyn will have access to all clinical trial data and the right to use such data to maintain the IND (Investigational New Drug application) for PRO 140 and to support its application to the FDA.

Other Product Candidates

A second product candidate, Cytolin, is also a monoclonal antibody. It targets a normal cell molecule called CD11a, part of the heterodimer that makes up the cell adhesion molecule lymphocyte function cell associated antigen. Published reports have suggested that blocking or engaging CD11a might limit or prevent HIV infection of CD4 cells and monocytes. We acquired rights to Cytolin in October 2003 pursuant to an agreement with CytoDyn of New Mexico, Inc. (“CytoDyn NM”). As part of the transaction, we acquired the drug candidate Cytolin and were assigned rights under the patent license agreement dated July 1, 1994, between CytoDyn NM and Allen D. Allen, covering United States Patent No. 5,651,970 (which describes a method for treating HIV disease with the use of monoclonal antibodies), including the worldwide, exclusive right to develop, market and sell compounds disclosed by the patent, to practice methods taught by the patent, and to exploit specified technology related to the patent. This patent is for a murine (mouse) version of the drug. The license agreement expires on the original expiration date of the patent in July 2014. On September 15, 2011, the Company filed a provisional patent application (Serial No. 61/534,942) in the United States for its humanized version of Cytolin, a monoclonal antibody for the treatment of HIV infection. On September 13, 2012, we filed an international patent application (Serial No. PCT/US2012/055132) claiming priority to a United States provisional patent application for our humanized version of Cytolin.

In May 2011, we formed CytoDyn Veterinary Medicine LLC (“CVM”) to explore the possible application of feline reactive monoclonal antibodies for the treatment of FIV. On June 17, 2011, the Company filed a provisional patent application in the United States (Serial No. 61/498,029) for the use of these antibodies, as well as selected small molecule antagonists and agonists for the treatment of FIV. On June 15, 2012, the Company filed an international patent application (Serial No. PCT/US2012/042693) claiming priority to this provisional patent application.

Until the clinical trials for PRO 140 commence, we plan to devote only a modest amount of resources towards the approval or commercialization of Cytolin or CytoFeline.

Patents and Proprietary Technology

Protection of our intellectual property rights is important to our business. We may file patent applications in the U.S., Canada, Japan, European countries that are party to the European Patent Convention and other countries on a selective basis in order to protect inventions we consider to be important to the development of our business.

Generally, patents issued in the U.S. are effective for either (i) 20 years from the earliest asserted filing date, if the application was filed on or after June 8, 1995, or (ii) the longer of 17 years from the date of issue or 20 years from the earliest asserted filing date, if the application was filed prior to that date, subject to a five-year extension in certain instances. The duration of foreign patents varies in accordance with the provisions of applicable local law, although most countries provide for patent terms of 20 years from the earliest asserted filing date and allow patent extensions similar to those permitted in the U.S.

Patents may not enable us to preclude competitors from commercializing drugs in direct competition with our products, and consequently may not provide us with any meaningful competitive advantage. We may also rely on data exclusivity with respect to prospective biosimilar entrants, trade secrets, and proprietary know-how to develop and attempt to achieve a competitive position in our product areas. We generally require our employees, consultants and partners who have access to our proprietary information to sign confidentiality agreements in an effort to protect our intellectual property.

Information with respect to our current patent portfolio is set forth below:

	Number of Patents			Number of Patent Applications
Product Candidates	U.S.	International	Expiration Dates(1)	U.S.	International
PRO 140	15	18	2015-2031	6	24
Cytolin(2)	1	—	2014	—	1
CytoFeline(2)	—	—	—	1	1

(1)	Patent term extensions and pending patent applications may extend periods of patent protection.
(2)	Our former patent counsel has filed liens against two applications relating to humanized Cytolin (PCT/US2012/055132) and to CytoFeline (PCT/US2012/042693) based on related unpaid legal fees.

Additional detail regarding our patents and patent applications is available upon request. In connection with our acquisition of rights to PRO 140, our patent counsel conducted a freedom-to-operate search that identified other patents that could relate to our proposed PRO 140 drug candidate. Sufficient research and analysis was conducted to enable us to reach the conclusion that PRO 140 likely does not infringe those patent rights. However, we did not have an exhaustive analysis conducted as to the identified patent rights because doing so would have been more costly than appeared to be justified. The validity of issued patents, patentability of claimed inventions in pending applications and applicability of any of our development programs are uncertain and subject to change, and patent rights asserted against us could adversely affect our ability to commercialize or collaborate with others on specific products.

Research, development and commercialization of a biopharmaceutical product often require choosing between alternative development and optimization routes at various stages in the development process. Preferred routes depend upon current—and may be affected by subsequent—discoveries and test results, availability of financial resources, and other factors, and cannot be identified with certainty. There are numerous third-party patents in fields in which we work, and we may need to obtain licenses under patents of others in order to pursue a preferred development route of one or more of our product candidates. The need to obtain a license would decrease the ultimate value and profitability of an affected product. If we cannot negotiate such a license, we might have to pursue a less desirable development route or terminate the program altogether.

Government Regulation

Regulation of Health Care Industry

The health care industry is highly regulated, and state and federal health care laws and regulations are applicable to certain aspects of our business. For example, there are federal and state health care laws and regulations that apply to the operation of clinical laboratories, the business relationships between health care providers and suppliers, the privacy and security of health information and the conduct of clinical research.

Regulation of Products

The design, testing, manufacture, safety, effectiveness, labeling, storage, record keeping, approval, advertising and promotion of our products is regulated by numerous third parties, including the FDA, foreign governments, independent standards auditors and our customers.

In the United States, biological products have long been subject to regulation by various federal and state agencies, primarily as to product safety, efficacy, manufacturing, advertising, labeling, import, export and safety reporting. The exercise of broad regulatory powers by the FDA through its Center for Devices and Radiological Health and its Center for Biological Evaluation and Research continues to result in increases in the amounts of testing and documentation for FDA clearance of current and new biologic products. The FDA can ban certain biological products; detain or seize adulterated or misbranded biological products; order repair, replacement or refund of these products; and require notification of health professionals and others with regard to biological products that present unreasonable risks of substantial harm to the public health. The FDA may also enjoin and restrain certain violations of the Federal Food, Drug and Cosmetic Act, as amended, or the Public Health Service Act pertaining to certain biological products or initiate action for criminal prosecution of such violations.

The lengthy process of seeking drug approvals, and the subsequent compliance with applicable statutes and regulations, require the expenditure of substantial resources. Failure to comply with applicable regulations can result in refusal by the FDA to approve product license applications. The FDA also has the authority to revoke previously granted product approvals.

Regulation of Laboratory Operations

Clinical laboratories that perform laboratory testing (except for research purposes only) on human subjects are subject to regulation under Clinical Laboratory Improvement Amendments (“CLIA”). CLIA regulates clinical laboratories by requiring that the laboratory be certified by the federal government, licensed by the state and comply with various operational, personnel and quality requirements intended to ensure that clinical laboratory test results are accurate, reliable and timely. State law and regulations also apply to the operation of clinical laboratories.

State Governments

Most states in which we operate have regulations that parallel federal regulations. Most states conduct periodic unannounced inspections and require licensing under such state’s procedures. Our research and development activities and the manufacture and marketing of our products are and will be subject to rigorous regulations relating to product safety and efficacy by numerous governmental authorities in the United States and other countries.

Other Laws and Regulations

We are subject to various laws and regulations relating to safe working conditions, clinical, laboratory and manufacturing practices, the experimental use of animals and the use and disposal of hazardous or potentially hazardous substances, including radioactive compounds and infectious disease agents, used in connection with our research. The extent of government regulation applying to our business that might result from any legislative or administrative action cannot be accurately predicted.

Environmental

We are subject to a variety of federal, state and local environmental protection measures. We believe that our operations comply in all material respects with applicable environmental laws and regulations. Our compliance with these regulations did not have during the past year and is not expected to have a material effect upon our capital expenditures, cash flows, earnings or competitive position.

Registrational Clinical Trials Process

Described below is the traditional registrational drug development track. Under the Company’s current business plan, most of this initial work may be sponsored and conducted by Drexel, or a different clinical trial research facility, as determined at some point in the future. After these trials have been initiated, the Company could enter into a strategic alliance with a larger pharmaceutical company after development has progressed to a certain point.

Phase I

Phase I includes the initial introduction of an investigational new drug or biologic into humans. These studies are closely monitored and may be conducted in patients, but are usually conducted in a small number of healthy volunteer subjects. These studies are designed to determine the metabolic and pharmacologic actions of the investigational product in humans, the side effects associated with increasing doses, and, if possible, to gain early evidence on effectiveness. During Phase I, sufficient information about the investigational product’s pharmacokinetics and pharmacological effects are obtained to permit the design of well-controlled, scientifically valid, Phase II studies.

Phase II

Phase II includes the early controlled clinical studies conducted to obtain some preliminary data on the effectiveness of the drug for a particular indication or indications in patients with the disease or condition. This phase of testing also helps determine the common short-term side effects and risks associated with the drug. Phase II studies are typically well-controlled, closely monitored, and conducted in a relatively small number of patients, usually involving several hundred people. In some cases, depending upon the need for a new drug, it may be licensed for sale in interstate commerce after a “pivotal” Phase II trial.

Phase II is often broken into Phase IIa, which can be used to refer to “pilot trials,” or more limited trials evaluating exposure response in patients, and Phase IIb trials that are designed to evaluate dosing efficacy and ranges. We believe trials to be commenced in late 2013 under the direction of Dr. Jacobson at Drexel will collectively constitute a Phase IIb trial.

Phase III

Phase III studies are expanded controlled clinical studies. They are performed after preliminary evidence suggesting effectiveness of the drug has been obtained in Phase II, and are intended to gather the additional information about effectiveness and safety that is needed to evaluate the overall benefit/risk relationship of the drug. Phase III studies also provide an adequate basis for extrapolating the results to the general population and transmitting that information in the physician labeling. Phase III studies usually include several hundred to several thousand people.

As described above, we are currently working with Dr. Jacobson to begin two additional clinical trials of PRO 140, which we believe will satisfy requirements for Phase IIb study of the product candidate. Dr. Jacobson has received two NIH grants to fund these clinical trials. It is critical to our business strategy and estimated capital requirements that the current clinical trials by Dr. Jacobson both be fully funded by the existing NIH grants and achieve results that enable us to proceed further along the regulatory approval process and maintain PRO 140’s status as a candidate for fast track consideration by the FDA.

Competition

The pharmaceutical and biotechnology industries are characterized by rapidly evolving technology and intense competition. We compete with other more established biotechnology companies that have greater financial and managerial resources than we do.

Our current focus is on developing PRO 140 and, to a lesser extent, Cytolin, which are both monoclonal antibodies that have been shown to act as HIV entry inhibitors in preliminary testing. PRO 140 blocks a cell receptor called CCR5, which is the entry point for most strains of HIV virus. Pfizer’s maraviroc (Selzentry®) is the only currently approved CCR5 blocking agent. Another recent entry into the HIV treatment space is Truvada, an HIV drug produced by Gilead Sciences, Inc. Both of these drugs must be taken daily and have significant side effects. For these reasons, we believe that our monoclonal antibody products may prove to be useful in patients that cannot tolerate existing HIV therapies. Nonetheless, manufacturers of current therapies, such as Pfizer and Gilead Sciences, are very large, multi-national corporations with significant resources. We expect that these companies will compete fiercely to defend and expand their market share.

Our potential competitors include entities that develop and produce therapeutic agents. These include numerous public and private academic and research organizations and pharmaceutical and biotechnology companies pursuing production of, among other things, biologics from cell cultures, genetically engineered drugs and natural and chemically synthesized drugs. All of these potential competitors have substantially greater capital resources, management expertise, research and development capabilities, manufacturing and marketing resources and experience than we do.

Our competitors may succeed in developing potential drugs or processes that are more effective or less costly than any that may be developed by us, or that gain regulatory approval before our potential drugs. Worldwide, there are many antiviral drugs for treating HIV. In seeking to manufacture, distribute and market the various potential drugs we intend to develop, we face competition from established pharmaceutical companies. All of our potential competitors in this field have considerably greater financial and management resources than we possess. We also expect that the number of our competitors and potential competitors will increase as more potential drugs receive commercial marketing approvals from the FDA or analogous foreign regulatory agencies. Any of these competitors may be more successful than us in manufacturing, marketing and distributing our potential drugs.

Properties

We relocated our principal office to our current address at 1111 Main Street, Suite 660, Vancouver, Washington 98660 effective as of October 7, 2013. We lease 1,383 square feet in a commercial office building pursuant to a lease that expires on September 30, 2016, at a cost of $2,478 per month. The lease also provides for early termination after 12 and 24 months.

Research and Development Costs

Our sponsored research and development expenses were $619,838, $530,027 and $3,379,333 in fiscal 2013, 2012 and for the period October 28, 2003 through May 31, 2013, respectively. We expect that research and development expenses will continue to be a significant expense as we seek to develop our current and future product pipeline.

Employees and Consultants

We have two full-time employees, our CEO and CFO, as well as several independent consultants assisting us with preparations for our Phase IIb clinical trials of PRO 140. There can be no assurance that we will be able to identify or hire and retain additional employees or consultants on acceptable terms in the future.

Legal Proceedings

From time to time, we are involved in claims and suits that arise in the ordinary course of the Company’s business. Management currently believes that resolving any such claims against us will not have a material adverse effect on our business, financial condition or results of operations.

MANAGEMENT’S DISCUSSION AND ANALYSIS

OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with the other sections of this prospectus, including our audited annual consolidated financial statements and related notes and unaudited quarterly consolidated financial statements and related notes beginning on page F-1 of this prospectus. This discussion and analysis contains forward-looking statements, including information about possible or assumed results of our financial condition, operations, plans, objectives and performance that involve risks, uncertainties and assumptions. See “Cautionary Note Regarding Forward-Looking Statements” above. Our actual results may differ materially from those anticipated and set forth in such forward-looking statements.

Results of Operations

Three months ended August 31, 2013 and 2012

For the three months ended August 31, 2013 and August 31, 2012, we had no activities that produced revenues from operations.

For the three months ended August 31, 2013, we had a net loss of approximately $2,574,000 compared to a net loss of approximately $2,815,000 for the corresponding period in 2012. For the three months ended August 31, 2013 and August 31, 2012, we incurred operating expenses of approximately $1,001,000 and $2,812,000, respectively, consisting primarily of salaries and benefits, stock-based compensation, amortization of patents, professional fees, legal fees, research and development and various other operating expenses.

The decrease in operating expenses for the three-month period ended August 31, 2013 of $1,811,000 compared to the three months ended August 31, 2012, related primarily to decreases in incentive and stock-based compensation, salaries and benefits, and legal expenses, offset in part by increases in patent amortization and research and development expenses. We expect our research and development expenses to increase as we prepare to commence human clinical trials with our drug candidate PRO 140. The clinical trials will be conducted pursuant to an agreement with Dr. Jacobson at Drexel and funded directly by two NIH grants. Stock-based compensation may also increase, as we continue to compensate consultants, directors, and employees with common stock and stock options.

Interest expense is comprised of a non-cash charge related to the amortization of debt discount attributable to convertible notes payable and accrued interest payable on outstanding notes. The amortization of debt discount of approximately $1,452,000 for the three months ended August 31, 2013 represents the amortization of the fair value of the attached warrants and the intrinsic value of the beneficial conversion feature of the convertible notes payable. The amount of amortization recognized during the most recent quarter also includes a disproportionate amount attributable to the conversion of $920,000 in face value of notes during the period. We had no convertible notes outstanding during the comparable 2012 period. Interest expense of approximately $108,000 for the three months ended August 31, 2013 was primarily related to the convertible notes outstanding, which bear interest at rates ranging from 5% to 10% per annum, and $500,000 in related party notes that bear interest at 15% per annum.

The future trends in all of our expenses will be driven, in part, by the effectiveness and future outcomes of the clinical trials and the correlative effect on general and administrative expenses, especially FDA regulatory requirements, in addition to the possibility that all or a portion of the holders of the Company’s outstanding convertible notes may elect to convert their notes into common stock, which would reduce future cash interest expense, and accelerate non-cash amortization of the debt discounts associated with the convertible notes. See also “Risk Factors” above.

Fiscals years ended May 31, 2013 and 2012

For the years ended May 31, 2013 and 2012, we had no activities that produced revenues from operations.

For the years ended May 31, 2013 and 2012, we had net losses of approximately $9.6 million and $7.5 million, respectively. The increase in net loss of approximately $2.1 million for fiscal 2013 over fiscal 2012 was primarily attributable to increased amortization of discount on convertible debt, which is reported as interest expense, coupled with higher general and administrative expenses.

The operating expenses for the years ended May 31, 2013 and 2012, are as follows:

	2013	2012
Accounting and consulting	$421,000	$524,000
Stock-based compensation	3,262,000	2,858,000
Legal	946,000	1,469,000
Salaries and other compensation	1,411,000	1,623,000
Research and development	620,000	530,000
Depreciation and amortization	223,000	2,000
Other	1,110,000	450,000

Total	$7,993,000	$7,456,000

The increase in fiscal 2013 operating expenses of approximately $537,000 over fiscal 2012 was primarily related to higher stock-based compensation, patent amortization, which was attributable to our recently acquired PRO 140 patent portfolio, and increased research and development expenditures. These comparably higher expenses for fiscal 2013 were offset, in part, by lower legal expenses, salaries, and accounting and consulting expenses as compared to fiscal 2012.

Accounting and consulting expenses decreased approximately $103,000 from $524,000 in fiscal year 2012 to approximately $421,000 for the year ended May 31, 2013. The decrease in accounting and consulting expenses for fiscal 2013 as compared to fiscal 2012 reflects a more efficient utilization of third party resources.

Stock-based compensation increased approximately $404,000 from approximately $2,858,000 for the year ended May 31, 2012, to $3,262,000 for the year ended May 31, 2013. The increase relates to the acceleration of vesting of certain options granted to the Company’s former CEO in connection with his transition agreement, and option grants made to other executives, as well as warrants granted to certain consultants with immediate vesting rights. Additionally, as disclosed in Notes 9 and 11 to our consolidated financial statements included under “Financial Statements and Supplementary Data” below, we granted warrants and common stock pursuant to a settlement agreement during fiscal 2012.

Legal expenses decreased approximately $523,000 from approximately $1,469,000 for the year ended May 31, 2012, to $946,000 for the year ended May 31, 2013. The trend in the Company’s legal expenses will depend on the Company’s future capital raising efforts, complexity of certain regulatory filings, effective management of intellectual property, and continued strengthening of the internal staff.

Salaries and other compensation decreased approximately $212,000 from approximately $1,623,000 in fiscal year 2012, to $1,411,000 for the year ended May 31, 2013. The decrease in fiscal 2013 from fiscal 2012 is directly attributable to significant reductions in staffing levels and incentive compensation. Incentive compensation accrued in fiscal 2013 for executives was based upon achievement of certain corporate performance goals, in addition to specific individual performance goals for each executive. The performance evaluations of each executive against their respective annual goals were approved by the compensation committee of our Board.

Research and development expenses for fiscal 2013 increased approximately $90,000 over fiscal 2012. While the advancement of PRO 140 is our highest priority, increased expenditures to further the preparation of PRO 140 for clinical trials were nearly offset by a significant reduction of expenditures in fiscal 2013 for Cytolin, as compared to fiscal 2012.

Other operating expenses of $1,110,000 for fiscal 2013 were approximately $660,000 higher than fiscal 2012 owing to increased expense levels for travel, investor relations, insurance and corporate governance, among others, as compared to fiscal 2012.

For fiscal 2013, we realized a gain of approximately $373,000 in connection with the negotiated settlements of previously accrued expenses, for which approximately $322,000 was related to legal fees and $50,000 for consulting services.

The increase in interest expense of approximately $1.9 million in fiscal 2013 over fiscal 2012 was primarily attributable to our private placements of convertible promissory notes totaling approximately $6.6 million. In addition to the stated rate of interest, which ranges from 5% to 10% per annum, generally accepted accounting principles require the recognition of a debt discount, which must be amortized over the term of the note. The debt discount is defined by the sum of the intrinsic value of the beneficial conversion feature of the notes and the fair value of the attached warrants, for which the amortization of both elements is reported as a component of interest expense.

Liquidity and Capital Resources

Our cash position for the three months ended August 31, 2013 increased slightly to approximately $0.7 million, as compared to approximately $0.6 million as of May 31, 2013. At November 1, 2013, we had approximately $10.7 million in cash and cash equivalents.

We had cash and cash equivalents of approximately $0.6 million as of May 31, 2013, compared with $0.3 million as of May 31, 2012. The net increase in our cash and cash equivalents over the prior year was attributable primarily to proceeds from the issuance of promissory notes totaling approximately $7.1 million, which was reduced by our payment of $3.5 million to acquire PRO 140, along with cash used by operating activities of approximately $3.4 million.

On August 31, 2013, we had negative working capital of approximately $2.5 million as compared to a negative working capital of approximately $2.4 million on May 31, 2013, which compares to negative working capital at August 31, 2012, of $4.0 million.

Cash Flows

Fiscal quarter ended August 31, 2013

Net cash used in operating activities totaled approximately $805,000 during the three months ended August 31, 2013, which reflects an increase of approximately $394,000 from net cash used in operating activities of approximately $411,000 for the three months ended August 31, 2012. The increase in the net cash used in operating activities was primarily attributable to the increase in the amortization of the debt discount offset by the decrease in stock-based compensation and current liabilities.

Net cash provided by financing activities of approximately $880,000 for the three months ended August 31, 2013, increased approximately $687,000 over the comparable three-month period ended August 31, 2012 as a result of proceeds from the issuance of short-term convertible notes, offset, in part, by decreases in proceeds from the exercise of warrants and stock options.

As reported in the accompanying financial statements, for the three months ended August 31, 2013 and August 31, 2012, and since October 28, 2003 through August 31, 2013, we incurred net losses of approximately $2,574,000 and $2,815,000 and $34,974,000, respectively. As of August 31, 2013, we have not emerged from the development stage. In view of these matters, our ability to continue as a going concern is dependent upon our ability to raise additional capital, commence operations and to achieve a level of profitability. Since inception, we have financed our activities principally from the sale of public and private equity securities and proceeds from convertible notes and related party notes payable. We intend to finance our future development activities and our working capital needs largely from the sale of debt and equity securities, combined with additional funding from other traditional financing sources.

As previously noted, since October 28, 2003, we have financed our operations largely from the sale of common stock, preferred stock and proceeds from notes payable. From October 28, 2003 through August 31, 2013, we raised cash of approximately $10,184,000 (net of offering costs) through private placements of common and preferred stock and approximately $9,680,000 through the issuance of related party notes payable and convertible notes. Additionally, the Company has raised approximately $612,000 from the issuance of common stock and preferred stock in conjunction with certain acquisitions in prior years. We have raised approximately $556,000 through the exercise of common stock warrants and options. In April 2010, our shareholders voted to amend our Articles of Incorporation to increase the number of authorized shares of common stock to 100,000,000 shares.

As of the date of this filing, it is management’s conclusion that the probability of achieving the future scientific research milestones is not reasonably determinable, thus the future milestone payments payable to Progenics and its sub-licensors are deemed contingent consideration and therefore are not currently accruable.

Since October 28, 2003 through August 31, 2013, we have incurred approximately $3,538,000 of research and development costs and approximately $31,289,000 in operating expenses. We have incurred significant net losses and negative cash flows from operations since our inception. As of August 31, 2013, we had an accumulated deficit of approximately $36,576,000 and negative working capital of approximately $(2,509,000).

Fiscal years ended May 31, 2013 and May 31, 2012

Net cash used in operating activities was approximately $3.4 million during fiscal year 2013, which represents a decrease of approximately $1.0 million from net cash used in operating activities of approximately $4.4 million in fiscal 2012. The decrease in the net cash used in operating activities for fiscal 2013 as compared to fiscal 2012 was primarily attributable to higher amortization of discount on convertible debt and stock-based compensation, together with increases in accounts payable and accrued interest, offset in part by a higher net loss.

The increase in cash used in investing activities for fiscal 2013 over fiscal 2012 relates to the purchase of PRO 140 in October 2012.

Cash flows provided by financing activities of approximately $7.2 million during fiscal 2013 increased approximately $3.6 million over fiscal 2012. The increase in cash provided by financing activities was attributable primarily to the proceeds from the sale of approximately $6.6 million of convertible notes payable and $0.5 million of one note payable to a related party, offset by an approximate $3.4 million reduction in proceeds from the sale of common stock, which only occurred in fiscal 2012.

As shown in the accompanying consolidated financial statements for the years ended May 31, 2013 and 2012, we incurred net losses of approximately $9,568,000 and $7,474,000, respectively.

Recent Sales of Convertible and Other Notes

During the period from October 1, 2012, to November 30, 2012, we raised a total of $5,648,250 through the sale of unsecured convertible promissory notes in a private placement. These notes bear interest at an annual rate ranging from 5% to 10% payable semi-annually, are convertible into common shares at a price of $0.75 per share, and mature three years from the date of issuance. A portion of the proceeds from the sale of the notes was used to pay the purchase price due under the Progenics Agreement. Of these notes, notes with a total principal amount of $567,000 were converted into common shares in December 2012. In connection with sale of the notes, we issued two-year warrants to purchase a total of 7,530,676 common shares. Of these warrants, 3,000,000 are exercisable at a price of $1.50 per share and 4,530,676 are exercisable at a price of $2.00 per share. Holders must pay cash to exercise the warrants.

Between December 1, 2012, and March 31, 2013, we raised a total of $560,000 through the sale of additional convertible promissory notes on similar terms, except that one note in the amount of $250,000 matures one year from the date of issuance. We issued two-year warrants to purchase a total of 705,001 common shares in these transactions exercisable at a price of $2.00 per share.

On April 11, 2013, Jordan Naydenov, a director, purchased an unsecured promissory note in the principal amount of $500,000. The principal of the note is due on April 11, 2014, and bears interest at the annual rate of 15%. Accrued interest is payable semi-annually in common shares at a rate of $0.50 per share, up to a total of 150,000 shares.

Effective May 31, 2013, we raised a total of $380,000 through the sale of additional unsecured convertible promissory notes bearing interest at an annual rate of 5%, with a conversion price of $0.65 per share, and maturing six months from the date of issuance. In connection with these note sales, we issued two-year warrants to purchase a total of 292,307 common shares exercisable at a price of $0.75 per share.

On July 31, 2013, we completed a financing transaction, in connection with which we raised an additional $1,200,000 through the sale of the Bridge Notes. Holders of the Bridge Notes had the right to convert the principal amount of the Bridge Notes plus accrued but unpaid interest into Units, and holders of $850,000 in principal amount of the Bridge Notes elected to do so.

As of November 1, 2013, we had a total of approximately $5.1 million outstanding in promissory notes; of these, $4.6 million is convertible into shares of common stock, and $0.5 million is not convertible into common stock and matures in the fourth quarter of fiscal 2014. In the event our promissory notes do not convert into shares of common stock, our ability to continue as a going concern may be contingent upon our ability to raise additional capital to meet these obligations.

We have not generated revenue to date, and will not generate product revenue in the foreseeable future. We may incur increased operating losses as we proceed with our collaborative research efforts with respect to PRO 140 and continue to advance it through the product development and regulatory process. In addition to increasing research and development expenses, we expect general and administrative costs to increase, as we add personnel and other administrative expenses associated with our current efforts.

Going Concern

We will require additional funding in order to continue with research and development efforts.

The accompanying consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. As shown in the accompanying consolidated financial statements, we are currently in the development stage with losses for all periods presented. As of May 31, 2013, these factors, among others, raised substantial doubt about our ability to continue as a going concern.

The consolidated financial statements do not include any adjustments relating to the recoverability and classification of liabilities that might be necessary should we be unable to continue as a going concern. The Company’s continuation as a going concern is dependent upon its ability to obtain additional operating capital, complete development of its product candidates, obtain FDA approval, outsource manufacturing of its products, and ultimately to attain profitability. The Company intends to seek additional funding through equity offerings or licensing agreements to fund its business plan. There is no assurance that we will be successful in these endeavors.

Off-Balance Sheet Arrangements

We do not have any off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that is material to investors.

Critical Accounting Policies and Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period. Actual results could differ from those estimates.

We believe that the following critical policies affect our more significant judgments and estimates used in preparation of our consolidated financial statements.

We use the Black-Scholes option pricing model to estimate the fair value of stock-based awards on the date of grant utilizing certain assumptions that require judgments and estimates. These assumptions include estimates for volatility, expected term, and risk-free interest rates in determining the fair value of the stock-based awards.

We issue common stock to consultants for various services. Costs for these transactions are measured at the fair value of the consideration received or the fair value of the equity instruments issued, whichever is more readily measurable. This determination requires judgment in terms of the consideration being measured.

We have issued convertible promissory notes with detachable warrants to purchase common stock. The conversion options were fixed, but beneficial to the note holders at the respective commitment dates. The valuation of the warrants to record the debt discount requires the use of certain assumptions inherent in the Black-Scholes option pricing model, which requires judgments and estimates.

We estimated an amount that is a probable indicator of our rescission liability and recorded rescission liabilities for August 31, 2013, May 31, 2013, and May 31, 2012 of $536,500, $536,500, and $3,749,000, respectively. These amounts represent the believed potential rescission liability as of the dates presented, including any contingent interest payable to investors who accept the rescission right, and forfeit their shares. For the purpose of calculating and disclosing rescission liability, we have assumed that portions of the state claims are barred by the statutes of limitations of certain states. Although we have assumed that affirmative defenses based upon the expiration of the statutes of limitations in these states may be generally available to bar these state claims, we have not had legal counsel undertake a detailed analysis of case law that might apply to defer or avoid application of a bar to such claims; thus, if rescission claims are made for those assumed to be barred by a statute of limitations and such claims are contested by the Company, until such affirmative defenses are ruled upon in a proceeding adjudicating the rights at issue, no assurances can be made that, if asserted, such defenses would actually bar the rescission claims in these states.

MANAGEMENT

The following table sets forth information with respect to each of our directors, including their current principal occupation or employment and age as of October 31, 2013.

Directors

Name	Age	Principal Occupation
Nader Z. Pourhassan, Ph.D.	50	President and Chief Executive Officer of the Company
Anthony D. Caracciolo	58	Retired Senior Vice President of Gilead Sciences, Inc.
Gregory A. Gould	47	Former interim President and CEO of SeraCare Life Sciences, Inc.
A. Bruce Montgomery, M.D.	60	Chief Executive Officer of Cardeas Pharma Corporation
Jordan Naydenov	53	Vice President and Treasurer of Milara, Inc., a provider of stencil and screen printing systems
Michael Nobel, Ph.D.	73	Fellow at Tokyo Institute of Technology

The experience, qualifications, attributes and skills of each nominee, including his business experience during the past five years, are described below.

Nader Pourhassan. Dr. Pourhassan was appointed President and Chief Executive Officer of CytoDyn in December 2012, following his service as interim President and Chief Executive Officer for the preceding three months. On September 24, 2012, the Board appointed Dr. Pourhassan as a director. Dr. Pourhassan was employed by the Company as its Chief Operating Officer from May 2008 until June 30, 2011, at which time Dr. Pourhassan accepted a position as the Company’s Managing Director of Business Development. Before joining the Company, Dr. Pourhassan was an instructor of college-level engineering at The Center for Advanced Learning, a charter school in Gresham, Oregon, from June 2005 through December 2007. Dr. Pourhassan immigrated to the United States in 1977 and became a U.S. citizen in 1991. He received his B.S. degree from Utah State University in 1985, his M.S. degree from Brigham Young University in 1990 and his Ph.D. from the University of Utah in 1998, in each case in Mechanical Engineering. Dr. Pourhassan brings to the Board his deep knowledge of the Company’s operations and industry. He also contributes his business, leadership and management experience.

Below is information regarding certain prior legal proceedings involving Dr. Pourhassan:

(i) On May 3, 2006, in Superior Court of Washington for Clark County Case No. 204227D, Dr. Pourhassan was convicted of a domestic violence court order violation. Dr. Pourhassan pled guilty to violation of the provisions of a protection order by contacting his former spouse via email with communications intended for his son. Dr. Pourhassan performed community service, paid a fine of $100, served 24 months of probation and was ordered to comply with the protection order.

(ii) On June 9, 1986, in the First District Court in Logan, Utah, Dr. Pourhassan was convicted of a third-degree felony of theft by deception for overdrawing his bank account by approximately $100. Dr. Pourhassan was placed on one year of probation.

(iii) Dr. Pourhassan filed for Chapter 7 bankruptcy in 1991 in Salt Lake City, Utah, case number 91-24348, and in 2001 in Portland, Oregon, case number 01-36712-elp7.

Anthony Caracciolo. Mr. Caracciolo has served as Chairman of the Board of the Company since June 2013 and is also chair of the Compensation Committee. In December 2011, the Board appointed Mr. Caracciolo as a director. Mr. Caracciolo has over 30 years of experience in the pharmaceutical sciences industry. He was formerly employed at Gilead Sciences, Inc. (“Gilead”), a publicly held, research-based biopharmaceutical company that discovers, develops and commercializes innovative medicines in areas of unmet medical need, from 1997 until retiring in October 2010. During his tenure, Mr. Caracciolo served as Senior Vice President, Manufacturing and Operations and was a senior member of Gilead’s executive committee, which was responsible for the strategic and operational direction of Gilead. During Mr. Caracciolo’s tenure at Gilead, Gilead grew from 300 employees to approximately 4,000 worldwide, with commercial activities in 38 countries. In addition, Gilead’s sales rose from $200 million to over $7 billion. While at Gilead, Mr. Caracciolo was responsible for directing operational and strategic initiatives for two manufacturing sites, development of a portfolio of contract manufacturing organizations, production of over 50 percent of Gilead’s commercial products, information technology, compliance assurance associated with aseptic processing, product development, optimization, technology transfers, and supervision of over 600 employees at six global locations. Prior to Gilead, Mr. Caracciolo was Vice President of Operations for Bausch and Lomb’s pharmaceutical division. Before joining Bausch and Lomb, he held various management positions at Sterling Drug for over 13 years. Mr. Caracciolo received a B.S. degree in Pharmaceutical Science from St. John’s University in 1978. Mr. Caracciolo brings to the Board an understanding of the Company’s operational issues and extensive experience in management and the biotech industry.

Gregory Gould. Mr. Gould has been a director since March 2006 and was Chairman of the Board from July 2012 to June 2013. He currently serves as chair of the Audit Committee. Mr. Gould was the interim President and CEO of SeraCare Life Sciences, Inc. (“SeraCare”), beginning in July 2011, as well as Chief Financial Officer of SeraCare from August 2006 and Secretary from November 2006, in each case until April 2012. Prior to 2006, Mr. Gould held executive positions, including Chief Financial Officer, with Atrix Laboratories, Inc., an emerging specialty pharmaceutical company focused on advanced drug delivery, and Colorado MEDtech, a high tech software development, product design and manufacturing company. Mr. Gould holds a B.S. degree in Business Administration from the University of Colorado, Boulder and is a Certified Public Accountant in the State of Colorado. He brings biotech and public company M&A experience, as well as financial expertise, to the Board through his professional experience.

Bruce Montgomery. Dr. Montgomery was appointed as a director of the Company on September 27, 2013. Consideration of his nomination was recommended by a non-management director of the Company. Dr. Montgomery is a prominent biotech entrepreneur with an extensive background in product development and clinical studies. He is currently the Chief Executive Officer of Cardeas Pharma Corporation, a biotechnology firm focused on treatment of multidrug resistant bacteria causing pneumonia in patients on ventilation. Before joining Cardeas Pharma Corporation in 2010, Dr. Montgomery founded and was the Chief Executive Officer of Corus Pharma, Inc., a development stage pharmaceutical company, from 2001 until 2006. In 2006, Gilead acquired Corus Pharma, Inc., and Dr. Montgomery continued at Gilead, serving as Senior Vice President, Respiratory Therapeutics, from 2006 until 2010. He previously held positions in clinical development with PathoGenesis Corporation and Genentech. Dr. Montgomery is a board member of Alder Biotherapeutics and a Trustee for the Washington State Life Sciences Discovery Fund. He has previously served on the boards of ZymoGenetics, Inc., Pacific Science Center, and the Washington State Biotechnology BioMedical Association. Dr. Montgomery received a B.S. degree in chemistry and his M.D. from the University of Washington, and completed his residency in Internal Medicine at the University of Washington and fellowships at the University of Washington and the University of California, San Francisco. Dr. Montgomery brings extensive pharmaceutical research, development, and patent experience to the Board, as well as his skills in fundraising and as a serial entrepreneur.

Jordan Naydenov. Mr. Naydenov has been a director of the Company since June 2009. Mr. Naydenov immigrated to the U.S. in 1982 from Bulgaria where he was a competitive gymnast. Mr. Naydenov purchased a gymnasium, Naydenov Gymnastics, which he built into a successful business and sold in 2005. Since 2001, he has served as Vice President and a director of Milara, Inc., and since 2006 he has served as Treasurer of Milara, Inc., and a director of Milara International. Milara Inc. and Milara International are leading providers of stencil and screen printing systems for the surface mount and semiconductor industries. Mr. Naydenov brings leadership skills and significant management experience to the Board.

Michael Nobel. Dr. Nobel was elected as a director at the annual shareholder meeting in December 2012 and serves as chair of the Nominating and Governance Committee. He has extensive experience in assisting and launching new companies in the fields of medical diagnostics and treatment and medical technology transfer from inventions to commercial products, as well as supervision of such companies. Dr. Nobel has served as a director of BSD Medical Corporation (“BSD”) since January 1998 and is a member of BSD’s audit, corporate governance, nominating, and compensation committees. Dr. Nobel participated in the introduction of magnetic resonance imaging as European Vice President of Fonar Corp. He is founder and trustee of the Nobel Sustainable Trust Foundation and chairman of Nobel Charitable Trust Foundation (Asia). From 1991 to 2007, Dr. Nobel served as the Executive Chairman of the MRAB Group, which he co-founded, a company providing diagnostic imaging services in Sweden. From August 2005 until June 2008, Dr. Nobel served as a director of WorldSpace Corp. He has also been a consultant to Unesco in Paris and the United Nations Social Affairs Division in Geneva. Dr. Nobel is chairman or a board member of several international companies in medical diagnostics, treatment and information systems. In the academic field, Dr. Nobel was guest professor at the Solutions Science Research Centre in the Tokyo Institute of Technology from 2007 to 2012. Dr. Nobel holds a Ph.D. in psychopedagogy from the University of Lausanne. Today he is a fellow at the same institute. Dr. Nobel’s qualifications to serve on the Board include, among others, his expertise in medical diagnosis and treatment, his extensive business and financial experience, and his service on several public company boards.

Meetings and Committees of the Board of Directors

The Board held 25 meetings in fiscal 2013. During fiscal 2013, each current director attended at least 75 percent of the total number of the meetings of the Board and the meetings held by each committee of the Board on which he served during his tenure on such committee or the Board.

Director Independence

In determining director independence, the Company uses the definition of independence in Rule 5605(a)(2) of the listing standards of The Nasdaq Stock Market (the “NASDAQ Rules”). The Board has determined that Messrs. Carraciolo, Gould and Naydenov and Drs. Montgomery and Nobel are independent under the NASDAQ rules in that each is not, and has not been, an executive officer or employee of the Company and does not otherwise have a relationship which, in the opinion of the Board, would interfere with his exercise of independent judgment in carrying out the responsibilities of a director. In considering Mr. Naydenov’s independence, the Board considered his investments in one of the Company’s three-year convertible promissory notes in the principal amount of $1,000,000 bearing interest at an annual rate of 5% and a one-year promissory note in the principal amount of $500,000 bearing interest at an annual rate of 15%. With respect to Dr. Nobel, the Board reviewed a brief consulting arrangement between the Company and Dr. Nobel pursuant to which he was paid a total of $20,000 for his assistance in arranging contacts with the investment community in Europe, which arrangement has ended. The Company is not a “listed issuer” as that term is used in Regulation S-K Item 407 adopted by the SEC.

Executive Officers

In addition to Dr. Pourhassan, whose background appears above, Michael D. Mulholland, age 61, is an executive officer of the Company. The Board appointed Mr. Mulholland as the Company’s Chief Financial Officer, Corporate Secretary, and Treasurer on December 13, 2012. Mr. Mulholland provides CytoDyn with more than 25 years of senior level financial leadership for public companies in the business services, retail and manufacturing industries. His broad experience includes strategic planning, corporate finance, including raising debt and equity capital, acquisitions, corporate restructurings, SEC reporting, risk management, investor relations and corporate governance matters. Mr. Mulholland has also collaborated with a leading European scientific inventor and IP counsel in connection with the evaluation of the patentability of certain biological compounds for potential applications to improve human health and the preparation of the related patent filings. Most recently, from 2011-2012, he served as Chief Financial Officer of Nautilus, Inc., a NYSE-listed developer and marketer of fitness equipment. He previously was Co-Chief Financial Officer of Corporate Management Advisors, Inc., a private holding company of various businesses and investments, including a majority interest in a publicly held manufacturing company, from 2010 to 2011; Vice President of Finance of Gevity HR, Inc., a former Nasdaq-listed professional employer organization, from 2008 to 2009; Chief Financial Officer and Secretary of Barrett Business Services, Inc., a Nasdaq-listed business services firm, from 1994 to 2008; and Executive Vice President, Chief Financial Officer and Secretary of Sprouse-Reitz Stores Inc., a former publicly held retail company, from 1988 to 1994. He began his career with Deloitte & Touche LLP. Mr. Mulholland received a B.S. degree in accounting and a M.B.A. in finance from the University of Oregon. He is a certified public accountant.

Director Compensation

During fiscal 2013, each director who was not an employee of the Company was entitled to receive: (i) $20,000 in annual compensation, with 50% of such compensation consisting of cash ($10,000) and 50% consisting of unrestricted grants of common stock with a value of $2,500 based on the stock trading price at the end of each quarter; (ii) additional annual cash retainers for committee chairs and committee members ranging from $2,500 to $10,000; (iii) an additional cash retainer of $15,000 for the Chairman of the Board; (iv) $2,500 for each Board or committee meeting attended in person and $500 for each telephonic meeting attended; and (v) an annual grant on June 1, 2013, of a non-qualified stock option covering 25,000 shares of common stock vesting in four equal quarterly installments. At the instructions of the Board, the Company deferred payment of cash director fees for the second half of fiscal 2013 until the Company had sufficient cash resources to make such payments. The deferred payments were paid in full during the second quarter of fiscal 2014.

Effective June 1, 2013, the annual board cash retainer was increased to $25,000, the stock portion of the retainer and the cash meeting fees were eliminated, the annual cash retainer for the Audit Committee chair was increased from $10,000 to $15,000, and the annual stock option grant was increased to 50,000 shares of our common stock.

The following table sets forth certain information regarding the compensation earned by or awarded to each non-employee director during fiscal 2013.

Name	Cash Fees	Stock Options(1)	Stock Awards	Total
Anthony D. Caracciolo	$41,872	$22,930	$10,000	$74,802
George Dembow	15,275	22,930	5,000	43,205
Gregory A. Gould	64,247	22,930	10,000	97,177
Allan M. Green	12,184	8,646	4,484	25,314
Jordan Naydenov	37,625	22,930	10,000	70,555
Michael Nobel	23,700	8,646	5,000	37,346
Ronald J. Tropp	17,275	22,930	5,000	45,205

(1)	Represents grant date fair value of stock options. Stock options held by each non-employee director at May 31, 2013, were as follows:

No. of Shares
Anthony D. Caracciolo	36,543
George Dembow	0
Gregory A. Gould	300,000
Allan M. Green	11,645
Jordan Naydenov	150,000
Michael Nobel	11,645
Ronald J. Tropp	0

EXECUTIVE COMPENSATION

Summary Compensation Table

Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)	Stock Awards ($)(5)	Option Awards ($)(5)	All Other Compensation ($)(6)	Total ($)
Nader Z. Pourhassan, President and Chief Executive Officer (1)	2013 2012	212,969 210,417	177,500 100,000	— —	409,372 777,549	7,852 6,313	807,693 1,094,279
Michael D. Mulholland, Chief Financial Officer (2)	2013	82,228	87,500	—	241,306	1,313	412,347
Kenneth J. Van Ness, former President and Chief Executive Officer (3)	2013 2012	59,456 360,705	— 225,000	— —	1,128,296 1,946,699	144,530 11,985	1,332,282 2,544,389
Richard J. Trauger, former Chief Scientific Officer (4)	2013	140,305	50,000	—	89,348	26,733	306,386

(1)	Dr. Pourhassan served as the Company’s Chief Operating Officer until June 30, 2011, when he ceased to be an executive officer and accepted a position as the Company’s Managing Director of Business Development. Dr. Pourhassan was appointed interim President and Chief Executive Officer on September 10, 2012, and President and Chief Executive Officer in December 2012.
(2)	Mr. Mulholland was appointed as the Company’s Chief Financial Officer effective December 13, 2012.
(3)	Mr. Van Ness served as the Company’s President and Chief Executive Officer from December 2010 until September 10, 2012.
(4)	Dr. Trauger served as the Company’s Chief Scientific Officer from August 23, 2012, until April 15, 2013.
(5)	Stock awards and option awards represent the grant date fair value of the awards pursuant to FASB ASC Topic 718, as described in Note 5 “Stock Options and Warrants” in the Notes to Consolidated Financial Statements for the fiscal year ended May 31, 2013, included elsewhere in this prospectus. See “Payments upon Termination of Employment or Change in Control” below for additional details regarding the modification of provisions relating to vesting and termination of outstanding stock options held by Mr. Van Ness and Dr. Trauger during fiscal 2013.
(6)	“All Other Compensation” includes the Company’s contributions to the CytoDyn Inc. 401(k) Profit Sharing Plan. In addition, in fiscal 2013, Mr. Van Ness was paid severance totaling $118,065 and $21,348 in COBRA reimbursement and Dr. Trauger was paid $19,903 in satisfaction of accrued vacation. Severance arrangements with Dr. Trauger became effective after May 31, 2013; therefore no severance payments are included in “All Other Compensation.” See “Payments upon Termination of Employment or Change in Control” below for additional details regarding severance payments and benefits paid or payable to Mr. Van Ness and Dr. Trauger.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information regarding outstanding stock options awarded to each of our named executive officers as of May 31, 2013. No stock awards were outstanding at May 31, 2013.

Name	Number of securities underlying unexercised options/ exercisable	Number of securities underlying unexercised options/ unexercisable	Option exercise price ($)		Option expiration date
Nader Z. Pourhassan(1)	300,000 62,500	— 62,500	$ $	1.95 1.80	1/13/2014 10/10/2015
	125,000	375,000		$2.00	7/31/2016
	54,545	—		$2.75	3/23/2017
	—	600,000		$0.80	5/31/2018
Michael D. Mulholland(2)	—	100,000		$1.40	12/13/2017
	—	300,000		$0.80	5/31/2018
Kenneth J. Van Ness(3)	500,000	—		$1.19	8/16/2016
	25,000	—		$1.20	8/16/2016
	750,000	—		$2.00	8/16/2016
Richard J. Trauger(4)	125,000	375,000		$2.00	4/15/2014
	50,000	50,000		$1.80	4/15/2014

(1)	Option expiring in 2015 will vest in full on October 10, 2013. Option expiring in 2016 vests as follows: 125,000 shares on July 31, 2012; 125,000 shares on July 31, 2013, and 31,250 shares quarterly through July 31, 2015. Option expiring in 2018 vests in three equal annual installments beginning on May 31, 2014.
(2)	Option expiring in 2017 vests in three equal annual installments beginning December 13, 2013. Option expiring in 2018 vests in three equal annual installments beginning May 31, 2014.
(3)	See “Payments upon Termination of Employment or Change in Control” below for details regarding the modification of provisions relating to vesting and termination of outstanding stock options held by Mr. Van Ness.
(4)	See “Payments upon Termination of Employment or Change in Control” below for details regarding the modification of provisions relating to vesting and termination of outstanding stock options held by Dr. Trauger.

Additional Compensation Information

Employee Pension, Profit Sharing or Other Retirement Plans

Effective January 1, 2010, we adopted a profit sharing plan, qualifying under Section 401(k) of the Internal Revenue Code and covering substantially all of our employees. We match participants’ contributions in cash, not to exceed 3% of the participant’s total compensation. We do not have any other defined benefit pension plan, profit sharing or retirement plan.

Employment Agreement

The Company has entered into an Employment and Non-Compete Agreement effective as of August 1, 2011, with Dr. Pourhassan that provided for an annual base salary of $225,000 in calendar 2012, but the parties mutually agreed to a reduced level of $146,250 beginning in June 2012 until further adjustment. Effective November 1, 2012, the Compensation Committee set Dr. Pourhassan’s base salary level at $255,000; a further increase to $265,000 was approved effective June 1, 2013. The employment agreement also provides for payment of an annual cash bonus in an amount to be determined in the discretion of the Board, but which is anticipated to be in the range of 25% to 50% of base salary. The employment agreement includes non-compete and non-solicitation provisions for a period of two years following termination of Dr. Pourhassan’s employment with the Company for any reason, except that Dr. Pourhassan is permitted to become employed in Oregon by an entity engaged in the same business as the Company.

Payments upon Termination of Employment or Change in Control

On July 25, 2012, the Company entered into a Transition Agreement with Mr. Van Ness (the “Transition Agreement”) that amended his April 2012 employment agreement and provided that Mr. Van Ness would continue to carry out his responsibilities as President and CEO for a period that would end no later than October 16, 2012. On September 10, 2012, Mr. Van Ness stepped down from his position as President and CEO. The Transition Agreement included a mutual general release by Mr. Van Ness and the Company of all claims against the other and provided for the continued applicability of the covenants restricting Mr. Van Ness from competing with the Company, soliciting the Company’s employees, customers or suppliers, or disclosing the Company’s confidential information, as set forth in his employment agreement, for a period of two years following termination of his employment.

The Transition Agreement also provided that, in lieu of any compensation otherwise payable to Mr. Van Ness under his employment agreement, during the period beginning on July 18, 2012 through October 16, 2012 (the “Transition Period”), he would receive a salary equal to $13,890 per month and the fringe benefits, indemnification and miscellaneous business expense benefits provided for in the employment agreement. Under the Transition Agreement, Mr. Van Ness is also entitled to (i) a cash severance payment equal to $13,890 per month for 33 months following the Transition Period, (ii) the opportunity to elect the timing of distribution of his account balance in the Company’s 401(k) plan, and (iii) reimbursement for continuing health care insurance coverage under COBRA for nine months following the Transition Period.

The Transition Agreement further provided for immediate vesting of the 325,000 options that had not yet vested out of an option grant for 500,000 shares of common stock to Mr. Van Ness at $1.19 per share, immediate vesting of 750,000 of the 1,500,000 options granted to Mr. Van Ness at $2.00 per share and forfeiture of the remaining 750,000 options, and an expiration date of August 8, 2016, for all options that were not forfeited upon termination of employment.

On May 31, 2013, the Company and Dr. Trauger entered into a Separation Agreement and Release (the “Separation Agreement”) effective as of the close of business on June 7, 2013 (the “Effective Date”), providing for Dr. Trauger’s resignation from his position as a member of the Board of Directors of the Company. Dr. Trauger’s employment with the Company had ended on April 15, 2013. Pursuant to the Separation Agreement, the Company agreed to pay Dr. Trauger an amount equal to three times his most recent monthly base salary ($18,750), less legally required deductions and withholdings, in six regular semi-monthly installments beginning on June 15, 2013. Also, the stock options granted to Dr. Trauger on August 9, 2011, and October 10, 2012, to the extent vested on April 15, 2013, will remain exercisable until April 15, 2014. Each party also released all claims it may have against the other arising out of Dr. Trauger’s employment by the Company or termination of that employment.

Employee stock options granted after December 1, 2012, vest in full automatically when a change in control of the Company occurs; employee stock options granted before December 1, 2012, will vest in full if the Compensation Committee so decides on or before the date a change in control occurs.

STOCK OWNERSHIP BY PRINCIPAL SHAREHOLDERS

AND MANAGEMENT

Beneficial Ownership Table

The following table sets forth the beneficial ownership of our common stock as of October 31, 2013, by (i) each person or entity who is known by us to own beneficially more than 5% of the outstanding shares of common stock, (ii) each of our directors, (iii) each of our named executive officers, and (iv) all of our current directors and executive officers as a group.

Name and Address of Beneficial Owner(1)	Amount and Nature of Beneficial Ownership (2)		Percent of Total (2) (3)
Owners of more than 5%
C. David Callaham	4,566,845	(4)	7.7%
Jordan Naydenov	4,500,647	(5)	7.7%
Behrouz Rajaee	3,880,500	(6)	6.6%
Craig Bordon	3,323,810	(7)	5.8%
Nickitas Panayotou	3,222,958	(8)	5.6%
Kenneth J. Van Ness	3,202,645	(9)	5.6%
Alpha Ventures Capital Partners, LP	3,143,550	(10)	5.6%
Directors and Executive Officers:
Jordan Naydenov	4,500,647	(5)	7.7%
Nader Z. Pourhassan	1,381,601	(11)	2.5%
Gregory A. Gould	344,176	(12)	*
Anthony D. Caracciolo	123,679	(13)	*
Michael Nobel	42,270	(14)	*
A. Bruce Montgomery	8,836	(15)	*
Michael D. Mulholland	56,876	(16)	*
Richard J. Trauger, Ph.D.	175,000	(17)	*
All Current Directors and Executive Officers as a Group (7 persons)	6,458,085		10.9%

*	Less than 1% of the outstanding shares of common stock.
(1)	Unless otherwise indicated, the business address of each current director and executive officer is c/o CytoDyn Inc., 1111 Main Street, Suite 660, Vancouver, Washington 98660.
(2)	Shares of common stock subject to options, warrants or other convertible securities that are exercisable or convertible currently or within 60 days of October 31, 2013, are deemed outstanding for purposes of computing the number of shares beneficially owned and percentage ownership of the person or group holding such options, warrants or convertible securities, but are not deemed outstanding for computing the percentage of any other person.
(3)	Percentages are based on 55,521,365 shares of common stock outstanding.
(4)

Includes: (i) 557,786 shares of common stock directly held by Mr. Callaham; (ii) 25,000 shares of common stock beneficially owned by Mr. Callaham’s wife, (iii) 50,000 shares of common stock subject to options held by Mr. Callaham; (iv) 60,000 shares of Series B Preferred Stock held by Mr. Callaham that are convertible into 600,000 shares of common stock; (v) notes held by Mr. Callaham that are convertible into

1,266,666 shares of common stock; (vi) warrants held by Mr. Callaham that are exercisable for 1,319,059 shares of common stock; (vii) 315,000 shares held in Callaham & Callaham, a partnership of which Mr. Callaham is a general partner; (viii) notes held by Callaham & Callaham that are convertible into 216,667 shares of common stock; and (ix) warrants held by Callaham & Callaham that are exercisable for 216,667 shares of common stock. The address of C. David Callaham and Callaham & Callaham is 10804 NE Highway 99, Vancouver, Washington 98686-5655.
(5)	Includes: (i) 1,355,781 shares of common stock directly held by Mr. Naydenov; (ii) warrants exercisable for 1,636,533 shares of common stock; (iii) a note convertible into 1,333,333 shares of common stock; and (iv) 175,000 shares of common stock subject to options.
(6)	Includes 825,888 shares of outstanding common stock, notes convertible into 1,333,333 shares of common stock, and warrants exercisable for 1,721,279 shares of common stock, in each case held by family trusts of which Mr. Rajaee is trustee. The address of the Rajaee family trusts is 3281 E. Guasti Road, Ontario, California 91761.
(7)	Includes: (i) 583,466 shares of common stock directly held by Mr. Bordon; (ii) warrants held by Mr. Bordon that are exercisable for 355,167 shares of common stock; (iii) warrants held by the Craig Bordon Trust that are exercisable for 20,000 shares of common stock; (iv) 1,215,177 shares of common stock directly held by 3NT Management LLC (“3NT”); (v) warrants held by 3NT that are exercisable for 1,100,000 shares of common stock; and (vi) 50,000 shares of common stock subject to warrants held by Evolution & Eware Holdings, LLC. The address of Mr. Bordon and the Craig Bordon Trust is 516 Loma Drive, Hermosa Beach, California 90254. The address of 3NT, Evolution & Eware Holdings, LLC, and related entities is 2200 Redington Road, Hillsborough, California 94010. See also note 8 to the table.
(8)	Includes: (i) 431,114 shares of common stock directly held by Mr. Panayotou; (ii) warrants held by Mr. Panayotou that are exercisable for 426,667 shares of common stock; (iii) 1,215,177 shares of common stock directly held by 3NT; (iv) warrants held by 3NT that are exercisable for 1,100,000 shares of common stock; and (v) 50,000 shares of common stock subject to warrants held by Evolution & Eware Holdings, LLC. The address of Mr. Panayotou, 3NT, Evolution & Eware Holdings, LLC, and related entities is 2200 Redington Road, Hillsborough, California 94010. See also note 7 to the table.
(9)	Includes 1,927,645 shares of common stock held in the name of Greenwood Hudson Portfolio, LLC, of which Mr. Van Ness is the managing member, based on information reported on Form 4 filed on April 30, 2012, by Mr. Van Ness. Also includes 1,275,000 shares of common stock subject to options held by Mr. Van Ness. The address of Mr. Van Ness is 110 Crenshaw Lake Road, Lutz, Florida 33548.
(10)	Includes 2,095,700 shares of outstanding common stock and warrants exercisable for 1,047,850 shares of common stock. The address of Alpha Venture Capital Partners, L.P. is 2026 Crystal Wood Drive, Lakeland, Florida 33801.
(11)	Includes: (i) 60,056 shares of common stock directly held by Dr. Pourhassan; (ii) 560,750 shares beneficially owned by Dr. Pourhassan’s wife; and (iii) 760,795 shares of common stock subject to options held by Dr. Pourhassan. 200,000 of the shares owned by Dr. Pourhassan’s wife have been pledged to secure a personal loan.
(12)	Includes 19,176 shares of common stock directly held by Mr. Gould and 325,000 shares of common stock subject to options.
(13)	Includes 62,136 shares of common stock directly held by Mr. Caracciolo and 61,543 shares of common stock subject to options.
(14)	Includes 5,625 shares of common stock directly held by Dr. Nobel and 36,645 shares of common stock subject to options.
(15)	Represents shares of common stock subject to options.
(16)	Includes 23,543 shares of common stock directly held by Mr. Mulholland and 33,333 shares of common stock subject to options.
(17)	Represents shares of common stock subject to options held by Dr. Trauger, a former executive officer.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors, officers and beneficial owners of more than 10% of our common stock to file reports of ownership and reports of changes in ownership with the SEC. Such persons are required by SEC regulations to furnish us with copies of all Section 16(a) reports they file. Based on a review of those reports, we are aware of four individuals who, during the fiscal year ended May 31, 2013, were officers, directors or 10% holders and who failed to file, on a timely basis, reports required by Section 16(a), as follows:

•	Dr. Pourhassan, an officer and director, filed a late Form 3 reporting his initial beneficial ownership on October 1, 2012.

•	Dr. Trauger, a former officer and director, filed a late Form 3 reporting his initial beneficial ownership on October 11, 2012.

•	Mr. Naydenov, a director, filed one late Form 4 reporting changes in beneficial ownership on October 25, 2012.

•	Allan M. Green, Ph.D., a former director, filed one late Form 4 reporting one change in beneficial ownership on December 18, 2012.

In addition, C. David Callaham, who, together with a related entity, previously beneficially owned more than 10% of the outstanding shares of common stock, has not filed any reports under Section 16(a), including an initial Form 3 or Form 4s reporting purchases of convertible promissory notes and related common stock purchase warrants on two separate occasions.

RELATED PERSON TRANSACTIONS

On July 27, 2012, the Company entered into a Settlement Agreement and Mutual Release (the “Settlement Agreement”) with William Carmichael and Mojdeh Javadi (the “Plaintiffs”). Ms. Javadi is the spouse of Dr. Pourhassan, who became a director and interim President and Chief Executive Officer of the Company in September 2012 and who continues to be a director and President and Chief Executive Officer of the Company. Pursuant to the Settlement Agreement, the Company issued 200,000 shares of common stock to each of the Plaintiffs. In addition, the Company issued warrants to purchase up to 375,000 shares of common stock to each of the Plaintiffs. The warrants were fully vested and exercisable upon issuance at a purchase price of $0.25 per share, and have since been exercised in full. The Company issued the shares and the warrants to the Plaintiffs in exchange for their full and complete release of any and all claims against the Company arising out of a prior agreement with Dr. Pourhassan pursuant to which his personal assistant and one additional person were each to receive 50,000 shares of common stock for every $500,000 in capital received by the Company through Dr. Pourhassan’s efforts.

The Company previously entered into two separate agreements with SDG, LLC (“SDG”), for consulting services related to FDA requirements applicable to the Company. Allan M. Green, Ph.D., a former director of the Company, is one of two Co-Managing Directors of SDG and was primarily responsible for providing the services called for under the agreements between the Company and SDG. The first agreement, dated August 19, 2011, related to ongoing scientific, clinical, and regulatory support for the filing of an

Investigational New Drug Application with the FDA regarding Cytolin. The second agreement, dated August 9, 2012, related to PRO 140. The Company paid SDG $65,421 in fiscal 2012 and $130,460 in fiscal 2013 pursuant to the agreements. The Company’s relationship with SDG has ended.

In May and July 2007, the Company issued to George Dembow, a former director of the Company, $150,000 in interest-bearing promissory notes. The unpaid balance was $110,000 at May 31, 2011. The notes bore interest at 14% per year and were unsecured. The Company paid $55,000, including accrued interest in the amount of $47,601, on the notes during fiscal 2012, and repaid the balance of $49,153, including accrued interest in the amount of $1,552, in October 2012.

Ronald J. Tropp, a former director of the Company, provided legal services to the Company for several years prior to 2011. As of May 31, 2010, the balance owed to Mr. Tropp for such services was $43,985, of which $5,000 was repaid in fiscal 2011, $19,492 was repaid in fiscal 2012, and the balance of $19,493 was repaid in October 2012.

In July 2010, three executives of the Company forgave approximately $230,000 in accrued salaries, which amount was included as additional paid-in-capital.

In 2003, the Company was assigned the rights of CytoDyn of New Mexico, Inc., under a Patent License Agreement with Allen D. Allen, the Company’s former President, CEO and Chairman of the Board, that gives the Company the worldwide, exclusive right to develop, market and sell compounds disclosed by the patent claims relating to Cytolin. The term of the license agreement is for the life of the patents. The original expiration dates on the issued U.S. patents are in 2013 and 2014. The original licensee and predecessor to the Company, CytoDyn of New Mexico, Inc., granted Mr. Allen 25,000 shares of its common stock in exchange for the license under the license agreement.

In addition to the transactions described above, each transaction involving more than $26,000 entered into by the Company since June 1, 2010, with an individual (or immediate family member of such individual) or entity that beneficially owned more than 5% (a “5% holder”) of the outstanding common stock on the date of such transaction or became a 5% holder as a result of the transaction is listed in the table below or in the discussion following the table. Except as otherwise disclosed in the notes to the table, in each transaction, the 5% holder purchased, on the date listed, a three-year convertible promissory note in the principal amount and bearing interest at the annual rate shown in the table, which note is convertible into shares of common stock at $0.75 per share, and two-year warrants to purchase shares of common stock at the exercise price shown. The table shows cash interest paid on each convertible note to date. No principal has been repaid to date.

Name	Date	Principal Amount	Interest Rate	Interest Paid	Warrant Shares	Exercise Price
C. David Callaham (1)	10/01/2012	$700,000	10%	$35,096	933,333	$1.50
Callaham & Callaham (1)	10/01/2012	$125,000	10%	$6,267	166,667	$1.50
George Callaham (2)	10/01/2012	$37,500	10%	$1,880	50,000	$1.50
C. David Callaham (1)	10/15/2012	$250,000	10%	$12,534	333,333	$1.50
Callaham & Callaham (1)	10/15/2012	$37,500	10%	$1,880	50,000	$1.50
George Callaham (2)	10/15/2012	$100,000	10%	$5,014	133,333	$1.50

Name	Date	Principal Amount	Interest Rate	Interest Paid	Warrant Shares	Exercise Price
Craig Bordon (3)(5)	10/01/2012	$200,000	5%	$5,014	266,667	$2.00
Nickitas Panayotou (4)(6)	10/12/2012	$200,000	5%	$5,014	266,667	$2.00
Nickitas Panayotou (4)(7)	01/15/2013	$120,000	5%	$2,975	160,000	$2.00
3NT Management LLC (3)(4)(8)	10/15/2012	$600,000	5%	$15,041	800,000	$2.00
3NT Management LLC (3)(4)(9)	05/31/2013	$130,000	5%	—	100,000	$0.75
Ismail Abdul Fattah (10)	10/15/2012	$470,000	5%	—	626,667	$2.00
Ismail Abdul Fattah (11)	11/30/2012	$97,000	5%	—	129,010	$2.00
Behrouz Rajaee (12)	10/01/2012	$600,000	5%	$15,041	800,000	$1.50
Behrouz Rajaee (12)	10/12/2012	$400,000	5%	$10,027	533,334	$1.50

(1)	C. David Callaham is a general partner of Callaham & Callaham.
(2)	C. David Callaham and George Callaham are brothers.
(3)	Craig Bordon is a member of 3NT Management LLC.
(4)	Nickitas Panayotou is a member of 3NT Management LLC.
(5)	Note was converted into 266,666 shares of common stock effective October 1, 2013.
(6)	Note was converted into 266,666 shares of common stock effective August 1, 2013, plus 4,054 shares representing accrued but unpaid interest of $3,041.
(7)	Note was converted into 160,000 shares of common stock effective August 1, 2013, plus 394 shares representing accrued but unpaid interest of $296.
(8)	Note was converted into 800,000 shares of common stock effective August 1, 2013, plus 11,835 shares representing accrued but unpaid interest of $8,877.
(9)	Note was converted into 200,000 shares of common stock effective October 1, 2013, plus 3,342 shares representing accrued but unpaid interest of $2,173. In connection with the conversion and in consideration of a release of claims, the Company issued a five-year warrant to purchase 100,000 shares of common stock at an exercise price of $0.75 per share.
(10)	Note was converted into 626,666 shares of common stock effective December 15, 2012, plus 5,322 shares representing accrued but unpaid interest of $3,992.
(11)	Note was converted into 129,010 shares of common stock effective December 15, 2012, plus 283 shares representing accrued but unpaid interest of $213.
(12)	Held in name of Rajaee family trust of which Mr. Rajaee is trustee.

C. David Callaham was issued a three-year option to purchase 50,000 shares of common stock at an exercise price of $1.80 per share on October 10, 2012, as consideration for consulting services.

On October 16, 2012, Jordan Naydenov, a director of the Company and a 5% holder, purchased from the Company its convertible promissory note in the principal amount of $1,000,000 bearing interest at the rate of 5% per year, convertible into shares of common stock at a conversion price of $.75 per share at any time during the three-year term of the note, together with warrants to purchase 1,333,333 shares of common stock at an exercise price of $2.00 per share and a two-year term. On April 14, 2013, Mr. Naydenov purchased a one-year unsecured promissory note in the principal amount of $500,000. The principal of the note is due in cash in a single payment at maturity and bears simple interest at the rate of 15% per year. Interest is payable in the form of common stock at a rate of $0.50 per share, up to a total of approximately 150,000 shares. The first interest payment was satisfied as of October 14, 2013, through the issuance of 75,205 shares of common stock.

In the Company’s private placement of Units at an offering price of $1.30 per Unit, with each Unit consisting of two shares of common stock, plus a five-year warrant to purchase one additional share of common stock at an exercise price of $0.75 per share, 3NT Management LLC, Craig Bordon, C. David Callaham, and Behrouz Rajaee as trustee for certain Rajaee family trusts purchased 100,000, 38,500, 52,393, and 272,561 Units, respectively.

MARKET FOR OUR COMMON STOCK AND RELATED SHAREHOLDER MATTERS

Market Information

Our common stock is presently quoted on the OTCQB of the OTC Markets marketplace under the trading symbol CYDY. Historically, trading in our stock has been very limited and the trades that have occurred cannot be characterized as amounting to an established public trading market. As a result, the trading prices of our common stock may not reflect the price that would result if our stock was actively traded.

The following are high and low bid prices quoted on the OTCQB during the periods indicated. The quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not represent actual transactions:

	High	Low
Current Fiscal Year Ending May 31, 2014
First quarter ended August 31, 2013	$1.10	$0.65
Second quarter ending November 30, 2013 (through 11/10/13)	$1.50	$0.70
Fiscal Year Ended May 31, 2013
First quarter ended August 31, 2012	$1.55	$0.62
Second quarter ended November 30, 2012	$2.10	$0.67
Third quarter ended February 28, 2013	$1.60	$0.76
Fourth quarter ended May 31, 2013	$0.96	$0.41
Fiscal Year Ended May 31, 2012
First quarter ended August 31, 2011	$2.75	$1.70
Second quarter ended November 30, 2011	$3.00	$1.85
Third quarter ended February 29, 2012	$4.40	$2.52
Fourth quarter ended May 31, 2012	$2.80	$1.46

Holders

The number of record holders of our common stock on November 1, 2013, was approximately 360.

Dividends and Dividend Policy

Holders of our common stock are entitled to receive dividends as may be declared from time to time by our Board. We have not paid or declared any cash dividends since inception on our common stock and do not anticipate paying any in the foreseeable future. We currently intend to retain all of our future earnings, if any, to finance operations. Any future determination relating to our dividend policy will be made at the discretion of our board of directors and will depend on a number of factors, including future earnings, capital requirements, financial conditions, future prospects, contractual restrictions and other factors that our Board may deem relevant.

Purchases of Equity Securities by the Issuer and Affiliated Purchasers

There were no repurchases of our equity securities during the three months ended August 31, 2013.

INTERESTS OF NAMED EXPERTS AND COUNSEL

No expert or our counsel was hired on a contingent basis, or will receive a direct or indirect interest in us, or was a promoter, underwriter, voting trustee, director, officer, or employee of the Company, at any time prior to the filing of this Registration Statement.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We file annual, quarterly and current reports, proxy statements, and other information with the SEC, as required by the Exchange Act. You can find, copy and inspect information we file with the SEC (including exhibits to such documents) at the SEC’s Public Reference Room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may obtain additional information about the Public Reference Room by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains a site on the internet at http://www.sec.gov/ which contains reports, proxy statements and other information that we file electronically with the SEC. You may also review such reports, proxy statements and other documents we file with the SEC on our website at www.cytodyn.com. Information included on our website is not a part of this prospectus.

We have filed a Registration Statement on Form S-1 to register the shares of common stock to be sold by the selling shareholders. This prospectus is a part of that Registration Statement. As allowed by SEC rules, this prospectus does not contain all the information you can find in the Registration Statement or the exhibits to that Registration Statement, which additional information can be found and reviewed as described above. You can obtain a copy of the registration statement from the SEC at the address listed above or from the SEC’s website.

MATTERS RELATING TO OUR

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Warren Averett, LLC (“Warren Averett”), was the Company’s independent registered public accounting firm with respect to its audited financial statements for the fiscal year ended May 31, 2013. On January 8, 2013, the Company was advised that, effective January 1, 2013, Pender Newkirk & Company LLP (“Pender Newkirk”), the Company’s former independent registered public accounting firm, had discontinued its audit practice and that the partners and employees of Pender Newkirk had joined the firm of Warren Averett. On January 11, 2013, the Company’s Audit Committee approved the retention of Warren Averett as the Company’s new independent registered public accounting firm.

CYTODYN INC.

(A DEVELOPMENT STAGE COMPANY)

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

AND SUPPLEMENTARY DATA

Page
Annual Financial Statements (Audited)

Reports of Independent Registered Public Accounting Firm	F-2

Consolidated Balance Sheets as of May 31, 2013 and May 31, 2012	F-4

Consolidated Statements of Operations for the years ended May 31, 2013 and 2012, and for the period from October 28, 2003 through May 31, 2013	F-5

Consolidated Statements of Changes in Shareholders’ (Deficit) for the period from October 28, 2003 through May 31, 2013	F-6

Consolidated Statements of Cash Flows for the years ended May 31, 2013 and 2012, and for the period from October 28, 2003 through May 31, 2013	F-24

Notes to Consolidated Financial Statements	F-26

Quarterly Financial Statements (Unaudited)

Consolidated Balance Sheets as of August 31, 2013 (Unaudited) and May 31, 2013	F-36

Consolidated Statements of Operations (Unaudited) for the three months ended August 31, 2013 and 2012	F-37

Consolidated Statements of Cash Flows (Unaudited) for the three months ended August 31, 2013 and 2012, and for the period from October 28, 2003 through August 31, 2013	F-38

Notes to Consolidated Financial Statements as of August 31, 2013 (Unaudited)	F-40

Report of Independent Registered Public Accounting Firm

Board of Directors and Shareholders

CytoDyn Inc. (A Development Stage Company)

Lake Oswego, Oregon

We have audited the accompanying consolidated balance sheet of CytoDyn Inc. (a development stage company) as of May 31, 2013, and the related consolidated statements of operations, changes in stockholders’ (deficit), and cash flows for the year then ended and the period from October 28, 2003 through May 31, 2013. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. The Company is not required at this time, to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of CytoDyn Inc. as of May 31, 2013 and the results of its operations and its cash flows for the year then ended and the period from October 28, 2003 through May 31, 2013 in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 2 to the consolidated financial statements, the Company incurred a net loss of $9,568,301 for the year ended May 31, 2013, has a working capital deficit of $2,388,138, and has an accumulated deficit of $34,002,819 through May 31, 2013, which raises a substantial doubt about its ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Warren Averett, LLC

Warren Averett, LLC

Certified Public Accountants

Tampa, Florida

August 29, 2013

Report of Independent Registered Public Accounting Firm

Board of Directors and Shareholders

CytoDyn Inc. (A Development Stage Company)

Lutz, Florida

We have audited the accompanying consolidated balance sheet of CytoDyn Inc. (a development stage company) as of May 31, 2012 and the related consolidated statements of operations, changes in stockholders’ (deficit), and cash flows for the year then ended. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. The Company is not required at this time, to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of CytoDyn Inc. as of May 31, 2012 and the results of its operations and its cash flows for the years then ended and the period from October 28, 2003 through May 31, 2012 in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 2 to the consolidated financial statements, the Company incurred a net loss of $7,474,224 for the year ended May 31, 2012, has a working capital deficit of $4,015,969, which raises a substantial doubt about its ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Pender Newkirk & Company LLP

Pender Newkirk & Company LLP

Certified Public Accountants

Tampa, Florida

August 21, 2012

CytoDyn Inc.

(A Development Stage Company)

Consolidated Balance Sheets

	May 31,
	2013	2012
Assets
Current Assets:
Cash	$603,681	$284,991
Prepaid expenses	139,849	65,982
Deferred offering costs	96,930	677,327

Total current assets	840,460	1,028,300

Intangible assets, net	3,317,239	38,610
Furniture and equipment, net	—	800
Other assets	—	3,125

	$4,157,699	$1,070,835

Liabilities and Shareholders’ (Deficit)
Current liabilities:
Accounts payable	$1,111,285	$831,336
Accrued liabilities	321,884	150,573
Accrued salaries and severance	364,698	189,249
Indebtedness to related parties	509,000	83,493
Accrued interest payable	56,884	40,618
Convertible notes payable, net	328,347	—
Stock rescission liability	536,500	3,749,000

Total current liabilities	3,228,598	5,044,269
Long-term liabilities
Convertible notes payable, net	1,153,017	—

Total liabilities	4,381,615	5,044,269
Shareholders’ (deficit):
Series B Convertible Preferred Stock, no par value; 400,000 shares authorized, 95,100 and 98,900 shares issued and outstanding at May 31, 2013 and 2012, respectively	274,091	451,993
Common stock, no par value; 100,000,000 shares authorized, 30,798,150 and 28,636,530 outstanding at May 31, 2013 and 2012, respectively; 30,998,150 and 28,836,530 issued at May 31, 2013 and May 31, 2012, respectively	16,244,673	15,150,261
Common stock payable	117,778	388,000
Additional paid-in capital	17,523,796	8,020,533
Common and Preferred Stock subject to rescission	(536,500)	(3,749,000)
Treasury stock, at cost, 200,000 and 200,000 shares held at May 31, 2013 and 2012, respectively	(100,000)	(100,000)
Additional paid-in capital - treasury stock	255,065	299,297
Accumulated deficit on unrelated dormant operations	(1,601,912)	(1,601,912)
Deficit accumulated during development stage	(32,400,907)	(22,832,606)

Total shareholders’ (deficit)	(223,916)	(3,973,434)

	$4,157,699	$1,070,835

See accompanying notes to consolidated financial statements.

CytoDyn Inc.

(A Development Stage Company)

Consolidated Statements of Operations

	Year ended May 31,		October 28, 2003 through
	2013	2012	May 31, 2013
Operating expenses:
General and administrative	$6,204,865	$5,454,477	$22,666,757
Amortization / depreciation	222,684	2,013	405,546
Research and development	619,838	530,027	3,379,333
Legal fees	946,030	1,469,129	3,836,661

Total operating expenses	7,993,417	7,455,646	30,288,297

Operating loss	(7,993,417)	(7,455,646)	(30,288,297)
Interest income	1,167	—	2,794
Gain on settlement of accounts payable	372,759	—	710,101
Interest expense:
Amortization of discount on convertible debt	(1,703,616)	(2,063)	(2,440,542)
Interest on notes payable	(245,194)	(16,515)	(384,963)

Loss before income taxes	(9,568,301)	(7,474,224)	(32,400,907)
Income tax provision	—	—	—

Net loss	$(9,568,301)	$(7,474,224)	$(32,400,907)

Constructive preferred stock dividends	$—	$—	$(6,000,000)

Convertible preferred stock dividends	$(2,190)	$(88,743)	$(99,483)

Net loss applicable to common shareholders	$(9,570,491)	$(7,562,967)	$(38,500,390)

Basic and diluted loss per share	$(0.32)	$(0.31)	$(2.43)

Basic and diluted weighted average common shares outstanding	29,942,393	24,618,812	15,843,957

See accompanying notes to consolidated financial statements.

CytoDyn Inc.

(A Development Stage Company)

Consolidated Statements of Changes in Shareholders’ (Deficit)

Period October 28, 2003 through May 31, 2013

	Preferred Stock		Common Stock		Additional Paid-In Capital	Subject to Rescission
	Shares	Amount	Shares	Amount
Balance at October 28, 2003, following recapitalization	—	$—	6,252,640	$1,425,334	$23,502	$—
February through April 2004, sale of common stock less offering costs of $54,000 ($.30/share)	—	—	1,800,000	486,000	—	—
February 2004, shares issued to former officer as payment for working capital advance ($.30/share)	—	—	16,667	5,000	—	—
Net loss for year ended May 31, 2004	—	—	—	—	—	—

Balance at May 31, 2004	—	—	8,069,307	1,916,334	23,502	—
July 2004, capital contribution by an officer	—	—	—	—	512	—
November 2004, common stock warrants granted	—	—	—	—	11,928	—
February 2005, capital contribution by an officer	—	—	—	—	5,000	—
Net loss for year ended May 31, 2005	—	—	—	—	—	—

Balance at May 31, 2005	—	—	8,069,307	1,916,334	40,942	—

CytoDyn Inc.

(A Development Stage Company)

Consolidated Statements of Changes in Shareholders’ (Deficit)

Period October 28, 2003 through May 31, 2013

	Treasury Stock APIC	Stock for Prepaid Services	Accumulated Deficit	Deficit Accumulated During Development Stage	Total
Balance at October 28, 2003, following recapitalization	$—	—	$(1,594,042)	$—	$(145,206)
February through April 2004, sale of common stock less offering costs of $54,000 ($.30/share)	—	—	—	—	486,000
February 2004, shares issued to former officer as payment for working capital advance ($.30/share)	—	—	—	—	5,000
Net loss for year ended May 31, 2004	—	—	(7,870)	(338,044)	(345,914)

Balance at May 31, 2004	—	—	(1,601,912)	(338,044)	(120)
July 2004, capital contribution by an officer	—	—	—	—	512
November 2004, common stock warrants granted	—	—	—	—	11,928
February 2005, capital contribution by an officer	—	—	—	—	5,000
Net loss for year ended May 31, 2005	—	—	—	(777,083)	(777,083)

Balance at May 31, 2005	—	—	(1,601,912)	(1,115,127)	(759,763)

See accompanying notes to consolidated financial statements.

CytoDyn Inc.

(A Development Stage Company)

Consolidated Statements of Changes in Shareholders’ (Deficit)

Period October 28, 2003 through May 31, 2013

	Preferred Stock		Common Stock		Additional Paid-In Capital
	Shares	Amount	Shares	Amount
June through July 2005, sale of common stock less offering costs of $27,867 ($.75/share)	—	—	289,890	189,550	—
August 2005, common shares issued to extinguish promissory notes payable and related interest ($.75/share)	—	—	160,110	120,082	—
May 2006, common shares issued to extinguish convertible debt	—	—	350,000	437,500	—
November 2005, 94,500 warrants exercised ($.30/share)	—	—	94,500	28,350	—
January through April 2006, common shares issued for prepaid services	—	—	183,857	370,750	—
Amortization of prepaid stock services	—	—	—	—	—
January through May 2006, warrants issued with convertible debt	—	—	—	—	274,950
January through May 2006, beneficial conversion feature of convertible debt	—	—	—	—	234,550
March through May 2006, stock options granted to consultants	—	—	—	—	687,726

CytoDyn Inc.

(A Development Stage Company)

Consolidated Statements of Changes in Shareholders’ (Deficit)

Period October 28, 2003 through May 31, 2013

	Treasury Stock APIC	Stock for Prepaid Services	Accumulated Deficit	Deficit Accumulated During Development Stage	Total
June through July 2005, sale of common stock less offering costs of $27,867 ($.75/share)	—	—	—	—	189,550
August 2005, common shares issued to extinguish promissory notes payable and related interest ($.75/share)	—	—	—	—	120,082
May 2006, common shares issued to extinguish convertible debt	—	—	—	—	437,500
November 2005, 94,500 warrants exercised ($.30/share)	—	—	—	—	28,350
January through April 2006, common shares issued for prepaid services	—	(370,750)	—	—	—
Amortization of prepaid stock services	—	103,690	—	—	103,690
January through May 2006, warrants issued with convertible debt	—	—	—	—	274,950
January through May 2006, beneficial conversion feature of convertible debt	—	—	—	—	234,550
March through May 2006, stock options granted to consultants	—	—	—	—	687,726

See accompanying notes to consolidated financial statements.

CytoDyn Inc.

(A Development Stage Company)

Consolidated Statements of Changes in Shareholders’ (Deficit)

Period October 28, 2003 through May 31, 2013

	Preferred Stock		Common Stock		Additional Paid-In Capital
	Shares	Amount	Shares	Amount
March 2006, stock options issued to extinguish debt	—	—	—	—	86,341
Net loss for year ended May 31, 2006	—	—	—	—	—

Balance at May 31, 2006	—	—	9,147,664	3,062,566	1,324,509
Common stock issued to extinguish convertible debt	—	—	119,600	149,500	—
Common stock issued for AITI acquisition	—	—	2,000,000	934,399	—
Amortization of prepaid stock services	—	—	—	—	—
Common stock payable for prepaid services	—	—	—	—	120,000
Stock-based compensation	—	—	—	—	535,984
Warrants issued with convertible debt	—	—	—	—	92,500
Common stock issued for services	—	—	30,000	26,400	—
Preferred shares issued to AGTI	100,000	167,500	—	—	—
Net loss for year ended May 31, 2007	—	—	—	—	—

Balance at May 31, 2007	100,000	167,500	11,297,264	4,172,865	2,072,993

CytoDyn Inc.

(A Development Stage Company)

Consolidated Statements of Changes in Shareholders’ (Deficit)

Period October 28, 2003 through May 31, 2013

	Treasury Stock APIC	Stock for Prepaid Services	Accumulated Deficit	Deficit Accumulated During Development Stage	Total
March 2006, stock options issued to extinguish debt	—	—	—	—	86,341
Net loss for year ended May 31, 2006	—	—	—	(2,053,944)	(2,053,944)

Balance at May 31, 2006	—	(267,060)	(1,601,912)	(3,169,071)	(650,968)
Common stock issued to extinguish convertible debt	—	—	—	—	149,500
Common stock issued for AITI acquisition	—	—	—	—	934,399
Amortization of prepaid stock services	—	267,060	—	—	267,060
Common stock payable for prepaid services	—	(106,521)	—	—	13,479
Stock-based compensation	—	—	—	—	535,984
Warrants issued with convertible debt	—	—	—	—	92,500
Common stock issued for services	—	—	—	—	26,400
Preferred shares issued to AGTI	—	—	—	—	167,500
Net loss for year ended May 31, 2007	—	—	—	(2,610,070)	(2,610,070)

Balance at May 31, 2007	—	(106,521)	(1,601,912)	(5,779,141)	(1,074,216)

See accompanying notes to consolidated financial statements.

CytoDyn Inc.

(A Development Stage Company)

Consolidated Statements of Changes in Shareholders’ (Deficit)

Period October 28, 2003 through May 31, 2013

	Preferred Stock		Common Stock		Additional Paid-In Capital	Subject to Rescission
	Shares	Amount	Shares	Amount
Amortization of prepaid stock for services	—	—	—	—	—	—
Stock-based compensation	—	—	—	—	461,602	—
Common stock issued to extinguish convertible debt	—	—	750,000	75,000	—	—
Rescission of common stock issued for services	—	—	(142,857)	(100,000)	—	—
Original issue discount convertible debt with warrants	—	—	—	—	3,662	—
Original issue discount convertible debt with beneficial conversion feature	—	—	—	—	75,000	—
Stock issued for cash ($.50/share)	—	—	642,000	321,000	—	(321,000)
Net loss for year ended May 31, 2008	—	—	—	—	—	—

Balance at May 31, 2008	100,000	167,500	12,546,407	4,468,865	2,613,257	(321,000)

CytoDyn Inc.

(A Development Stage Company)

Consolidated Statements of Changes in Shareholders’ (Deficit)

Period October 28, 2003 through May 31, 2013

	Treasury Stock APIC	Stock for Prepaid Services	Accumulated Deficit	Deficit Accumulated During Development Stage	Total
Amortization of prepaid stock for services	—	106,521	—	—	106,521
Stock-based compensation	—	—	—	—	461,602
Common stock issued to extinguish convertible debt	—	—	—	—	75,000
Rescission of common stock issued for services	—	—	—	—	(100,000)
Original issue discount convertible debt with warrants	—	—	—	—	3,662
Original issue discount convertible debt with beneficial conversion feature	—	—	—	—	75,000
Stock issued for cash ($.50/share)	—	—	—	—	—
Net loss for year ended May 31, 2008	—	—	—	(1,193,684)	(1,193,684)

Balance at May 31, 2008	—	—	(1,601,912)	(6,972,825)	(1,646,115)

See accompanying notes to consolidated financial statements.

CytoDyn Inc.

(A Development Stage Company)

Consolidated Statements of Changes in Shareholders’ (Deficit)

Period October 28, 2003 through May 31, 2013

	Preferred Stock		Common Stock		Additional Paid-In Capital	Subject to Rescission
	Shares	Amount	Shares	Amount
Stock issued for cash ($.50/share)	—	—	3,023,308	1,511,654	—	(1,494,000)
Stock issued for services ($.50/share)	—	—	388,200	194,100	—	—
Stock issued for services ($.37/share)	—	—	150,000	55,500	—	—
Stock-based compensation	—	—	—	—	371,996	—
Stock issued in payment of accounts payable ($.50/share)	—	—	98,000	49,000	—	—
Stock issued for services ($.42/share)	—	—	15,400	6,468	—	—
Capital contribution	—	—	—	—	8,900	—
Net loss for year ended May 31, 2009	—	—	—	—	—	—

Balance at May 31, 2009	100,000	167,500	16,221,315	6,285,587	2,994,153	(1,815,000)
Stock issued for cash ($.50/share)	—	—	236,400	118,200	—	(118,200)
Stock issued for cash ($.50/share)	—	—	632,000	290,500	—	(290,500)
Stock issued for cash ($.50/share)	—	—	304,580	137,061	—	(137,061)
Conversion of debt to common stock ($.45/share)	—	—	325,458	146,456	—	—

CytoDyn Inc.

(A Development Stage Company)

Consolidated Statements of Changes in Shareholders’ (Deficit)

Period October 28, 2003 through May 31, 2013

	Treasury Stock		Treasury Stock APIC	Stock for Prepaid Services	Accumulated Deficit	Deficit Accumulated During Development Stage	Total
	Shares	Amount
Stock issued for cash ($.50/share)	—	—	—	—	—	—	17,654
Stock issued for services ($.50/share)	—	—	—	—	—	—	194,100
Stock issued for services ($.37/share)	—	—	—	—	—	—	55,500
Stock-based compensation	—	—	—	—	—	—	371,996
Stock issued in payment of accounts payable ($.50/share)	—	—	—	—	—	—	49,000
Stock issued for services ($.42/share)	—	—	—	—	—	—	6,468
Capital contribution	—	—	—	—	—	—	8,900
Net loss for year ended May 31, 2009	—	—	—	—	—	(1,306,004)	(1,306,004)

Balance at May 31, 2009	—	—	—	—	(1,601,912)	(8,278,829)	(2,248,501)
Stock issued for cash ($.50/share)	—	—	—	—	—	—	—
Stock issued for cash ($.50/share)	—	—	—	—	—	—	—
Stock issued for cash ($.50/share)	—	—	—	—	—	—	—
Conversion of debt to common stock ($.45/share)	—	—	—	—	—	—	146,456

See accompanying notes to consolidated financial statements.

CytoDyn Inc.

(A Development Stage Company)

Consolidated Statements of Changes in Shareholders’ (Deficit)

Period October 28, 2003 through May 31, 2013

	Preferred Stock		Common Stock		Additional Paid-In Capital	Subject to Rescission
	Shares	Amount	Shares	Amount
Conversion of preferred stock to common stock	(100,000)	(167,500)	2,356,142	167,500	—	—
Stock-based compensation	—	—	—	—	1,671,118	—
Original issue discount convertible debt with beneficial conversion feature	—	—	—	—	38,604	—
Expiration of rescission liabilities	—	—	—	—	—	903,550
Repurchase of common stock ($.28/share)	—	—	—	—	—	—
Repurchase of common stock ($.50/share)	—	—	—	—	—	—
Stock issued for cash ($.50/share)	—	—	—	—	—	(277,000)
Stock issued for services ($1.45/share)	—	—	—	—	—	—
Stock issued for cash ($.50/share)	—	—	—	—	—	(253,789)

CytoDyn Inc.

(A Development Stage Company)

Consolidated Statements of Changes in Shareholders’ (Deficit)

Period October 28, 2003 through May 31, 2013

	Treasury Stock		Treasury Stock APIC	Stock for Prepaid Services	Accumulated Deficit	Deficit Accumulated During Development Stage
	Shares	Amount					Total
Conversion of preferred stock to common stock	—	—	—	—	—	—	—
Stock-based compensation	—	—	—	—	—	—	1,671,118
Original issue discount convertible debt with beneficial conversion feature	—	—	—	—	—	—	38,604
Expiration of rescission liabilities	—	—	—	—	—	—	903,550
Repurchase of common stock ($.28/share)	(1,200,000)	(336,000)	—	—	—	—	(336,000)
Repurchase of common stock ($.50/share)	(200,000)	(100,000)	—	—	—	—	(100,000)
Stock issued for cash ($.50/share)	550,000	154,000	123,000	—	—	—	—
Stock issued for services ($1.45/share)	81,580	22,842	95,449	(118,291)	—	—	—
Stock issued for cash ($.50/per share)	568,420	159,158	94,631	—	—	—	—

See accompanying notes to consolidated financial statements.

CytoDyn Inc.

(A Development Stage Company)

Consolidated Statements of Changes in Shareholders’ (Deficit)

Period October 28, 2003 through May 31, 2013

	Preferred Stock		Common Stock		Additional Paid-In Capital	Subject to Rescission Amount
	Shares	Amount	Shares	Amount
Amortization of prepaid stock for services	—	—	—	—	—	—
Series B Convertible Preferred Stock issued for cash ($5.00/share)	400,000	2,009,000	—	—	—	(2,009,000)
Net loss for year ended May 31, 2010	—	—	—	—	—	—

Balance at May 31, 2010	400,000	2,009,000	20,075,895	7,145,304	4,703,875	(3,997,000)
Conversion of Series B Convertible Preferred Stock to Common Stock	(88,200)	(442,984)	882,000	442,984	—	—
Stock issued for services ($1.23/share)	—	—	150,000	184,500	—	—
Capital contribution	—	—	—	—	229,500	—
Stock issued for cash ($1.00/share)	—	—	1,365,987	1,365,987	—	(1,365,987)
Series B Convertible Preferred Stock dividends	—	—	17,100	8,550	(8,550)	—
Stock-based compensation	—	—	—	—	952,316	—
Rescission expirations and exclusions	—	—	—	—	—	511,987
Amortization of prepaid stock for services	—	—	—	—	—	—
Net loss for year ended May 31, 2011	—	—	—	—	—	—

Balance at May 31, 2011	311,800	1,566,016	22,490,982	9,147,325	5,877,141	(4,851,000)

CytoDyn Inc.

(A Development Stage Company)

Consolidated Statements of Changes in Shareholders’ (Deficit)

Period October 28, 2003 through May 31, 2013

	Treasury Stock		Treasury Stock APIC	Stock for Prepaid Services	Accumulated Deficit	Deficit Accumulated During Development Stage	Total
	Shares	Amount
Amortization of prepaid stock for services	—	—	—	69,003	—	—	69,003
Series B Convertible Preferred stock issued for cash ($5.00/share)	—	—	—	—	—	—	—
Net loss for year ended May 31, 2010	—	—	—	—	—	(3,359,865)	(3,359,865)

Balance at May 31, 2010	(200,000)	(100,000)	313,080	(49,288)	(1,601,912)	(11,638,694)	(3,215,635)
Conversion of Series B Convertible Preferred Stock to Common Stock	—	—	—	—	—	—	—
Stock issued for services ($1.23/share)	—	—	—	—	—	—	184,500
Capital contribution	—	—	—	—	—	—	229,500
Stock issued for cash ($1.00/share)	—	—	—	—	—	—	—
Series B Convertible Preferred Stock dividends
Stock-based compensation	—	—	—	—	—	—	952,316
Rescission expirations and exclusions	—	—	—	—	—	—	511,987
Amortization of prepaid stock for services	—	—	—	49,288	—	—	49,288
Net loss for year ended May 31, 2011	—	—	—	—	—	(3,719,688)	(3,719,688)

Balance at May 31, 2011	(200,000)	(100,000)	313,080	—	(1,601,912)	(15,358,382)	(5,007,732)

See accompanying notes to consolidated financial statements.

CytoDyn Inc.

(A Development Stage Company)

Consolidated Statements of Changes in Shareholders’ (Deficit)

Period October 28, 2003 through May 31, 2013

	Preferred Stock		Common Stock		Common Stock Payable	Additional Paid-In Capital	Subject to Rescission Amount
	Shares	Amount	Shares	Amount
Rescission expirations and exclusions	—	—	—	—	—	—	1,102,000
Conversion of Series B Convertible Preferred Stock to Common Stock	(212,900)	(1,064,500)	2,129,000	1,064,500	—	—	—
Series B Convertible Preferred Stock Dividends	—	—	177,485	88,743	—	(88,743)	—
Series B Convertible Preferred Stock Cash Dividends	—	—	—	—	—	(1,500)	—
Common Stock issued to consultants for services ($2.55-$2.80/share)	—	—	72,500	203,000	—	—	—
Common Stock issued to directors for services ($2.07/share)	—	—	16,675	34,560	—	—	—
Common Stock issued for cash ($1.50/share)	—	—	1,997,388	2,996,024	—	—	—
Exercise of Common Stock options ($.30-$1.00/share)	—	—	527,500	326,900	—	—	—
Common shares issued from escrow liability ($1.00/share)	—	—	1,425,000	1,425,000	—	—	—
Common stock to be issued related to legal settlement ($0.97/share)	—	—	—	—	388,000	—	—
Amortization of deferred offering costs related to rescission liability	—	(49,523)	—	(135,791)	—	—	—
Capital Contribution	—	—	—	—	—	1,336	—
Stock-based compensation	—	—	—	—	—	1,692,290	—
Warrants to be issued related to legal settlement	—	—	—	—	—	540,009	—
Net loss for year ended May 31, 2012	—	—	—	—	—	—	—

Balance at May 31, 2012	98,900	$451,993	28,836,530	$15,150,261	$388,000	$8,020,533	$(3,749,000)

CytoDyn Inc.

(A Development Stage Company)

Consolidated Statements of Changes in Shareholders’ (Deficit)

Period October 28, 2003 through May 31, 2013

	Treasury Stock		Treasury Stock APIC	Stock for Prepaid Services	Accumulated Deficit	Deficit Accumulated During Development Stage	Total
	Shares	Amount
Rescission expirations and exclusions	—	—	—	—	—	—	1,102,000
Conversion of Series B Convertible Preferred Stock to Common Stock	—	—	—	—	—	—	—
Series B Convertible Preferred Stock Dividends	—	—	—	—	—	—	—
Series B Convertible Preferred Stock Cash Dividends	—	—	—	—	—	—	(1,500)
Common Stock issued to consultants for services ($2.55-$2.80/share)	—	—	—	—	—	—	203,000
Common Stock issued to directors for services ($2.07/share)	—	—	—	—	—	—	34,560
Common Stock issued for cash ($1.50/share)	—	—	—	—	—	—	2,996,024
Exercise of Common Stock options ($.30-1.00/share)	—	—	—	—	—	—	326,900
Common shares issued from escrow liability ($1.00/share)	—	—	—	—	—	—	1,425,000
Common stock to be issued related to legal settlement ($0.97/share)	—	—	—	—	—	—	388,000
Amortization of deferred offering costs related to rescission liability	—	—	(13,783)	—	—	—	(199,097)
Capital Contribution	—	—	—	—	—	—	1,336
Stock based compensation	—	—	—	—	—	—	1,692,290
Warrants to be issued related to legal settlement	—	—	—	—	—	—	540,009
Net loss for year ended May 31, 2012	—	—	—	—	—	(7,474,224)	(7,474,224)

Balance at May 31, 2012	(200,000)	$(100,000)	$299,297	—	$(1,601,912)	$(22,832,606)	$(3,973,434)

See accompanying notes to consolidated financial statements.

CytoDyn Inc.

(A Development Stage Company)

Consolidated Statements of Changes in Shareholders’ (Deficit)

Period October 28, 2003 through May 31, 2013

	Preferred Stock		Common Stock		Common Stock Payable	Additional Paid-In Capital	Rescission Amount
	Shares	Amount	Shares	Amount
Rescission expirations and exclusions	—	—	—	—	—	—	3,212,500
Amortization of deferred offering costs related to rescission liability	—	(158,902)	—	(377,258)	—	—	—
Conversion of Series B Convertible Preferred Stock to Common Stock	(3,800)	(19,000)	38,000	19,000	—	—	—
Series B Convertible Preferred Stock Dividends	—	—	4,380	2,190	—	(2,190)	—
Common Stock issued related to legal settlement ($.97/share)	—	—	400,000	388,000	(388,000)	—	—
Common Stock issued to consultants for services ($2.68/share)	—	—	60,000	160,800	—	—	—
Amortization of prepaid stock service	—	—	—	—	—	—	—
Common Stock issued to directors for services ($1.60/share)	—	—	7,810	12,496	—	—	—
Common Stock issued to directors for services ($.77/share)	—	—	16,230	12,497	—	—	—
Common Stock issued to directors for services ($1.00/share)	—	—	12,500	12,500	—	—	—
Common Stock issued to directors for services ($.80/share)	—	—	14,980	11,984	—	—	—
Exercise of Common Stock warrants ($.25/share)	—	—	750,000	187,500	—	—	—
Exercise of Common Stock warrants ($1.00/share)	—	—	5,000	5,000	—	—	—
Exercise of Common Stock options ($.34/share)	—	—	25,000	8,500	—	—	—
Conversion of convertible debt to common stock ($.75/share)	—	—	756,000	567,000	—	—	—
Conversion of accrued interest on convertible debt to common stock ($.75/share)	—	—	5,604	4,203	—	—	—
Issuance of common stock for accounts payable ($1.21/share)	—	—	66,116	80,000	—	—	—
Common stock issuable for accrued interest	—	—	—	—	10,278	—	—
Common stock issuable for bonuses	—	—	—	—	107,500		—
Stock-based compensation	—	—	—	—	—	3,261,951	—
Debt discount related to warrants and beneficial conversion feature associated with convertible debt	—	—	—	—	—	6,243,502	—
Net Loss for year ended May 31, 2013	—	—	—	—	—	—	—

Balance at May 31, 2013	95,100	$274,091	30,998,150	$16,244,673	$117,778	$17,523,796	$(536,500)

See accompanying notes to consolidated financial statements.

CytoDyn Inc.

(A Development Stage Company)

Consolidated Statements of Changes in Shareholders’ (Deficit)

Period October 28, 2003 through May 31, 2013

	Treasury Stock		Treasury Stock APIC	Stock for Prepaid Services	Accumulated Deficit	Deficit Accumulated During Development Stage	Total
	Shares	Amount
Rescission expirations and exclusions	—	—	—	—	—	—	3,212,500
Amortization of deferred offering costs related to rescission liability	—	—	(44,232)	—	—	—	(580,392)
Conversion of Series B Convertible Preferred Stock to Common Stock	—	—	—	—	—	—	—
Series B Convertible Preferred Stock Dividends	—	—	—	—	—	—	—
Common Stock issued related to legal settlement ($.97/share)	—	—	—	—	—	—	—
Common Stock issued to consultants for services ($2.68/share)	—	—	—	(160,800)	—	—
Amortization of prepaid stock service	—	—	—	160,800	—	—	160,800
Common Stock issued to directors for services ($1.60/share)	—	—	—	—	—	—	12,496
Common Stock issued to directors for services ($.77/share)	—	—	—	—	—	—	12,497
Common Stock issued to directors for services ($1.00/share)	—	—	—	—	—	—	12,500
Common Stock issued to directors for services ($.80/share)	—	—	—	—	—	—	11,984
Exercise of Common Stock warrants ($.25/share)	—	—	—	—	—	—	187,500
Exercise of Common Stock warrants ($1.00/share)	—	—	—	—	—	—	5,000
Exercise of Common Stock options ($.34/share)	—	—	—	—	—	—	8,500
Conversion of convertible debt to common stock ($.75/share)	—	—	—	—	—	—	567,000
Conversion of accrued interest on convertible debt to common stock ($.75/share)	—	—	—	—	—	—	4,203
Issuance of common stock for accounts payable ($1.21/share)	—	—	—	—	—	—	80,000
Common stock issuable for accrued interest	—	—	—	—	—	—	10,278
Common stock issuable for bonuses	—	—	—	—	—	—	107,500
Stock-based compensation	—	—	—	—	—	—	3,261,951
Debt discount related to warrants and beneficial conversion feature associated with convertible debt		—	—	—	—	—	6,243,502
Net Loss for the year ended May 31, 2013	—	—	—	—	—	(9,568,301)	(9,568,301)

Balance at May 31, 2013	(200,000)	$(100,000)	$255,065	—	$(1,601,912)	$(32,400,907)	$(223,916)

See accompanying notes to consolidated financial statements.

CytoDyn Inc.

(A Development Stage Company)

Consolidated Statements of Cash Flows

	Year Ended May 31,		October 28, 2003 through May 31, 2013
	2013	2012
Cash flows from operating activities
Net loss	$(9,568,301)	$(7,474,224)	$(32,400,907)
Adjustments to reconcile net loss to net cash used by operating activities:
Amortization / depreciation	222,684	2,013	405,546
Loss on disposal of furniture and equipment	—	2,560	2,560
Amortization of discount on convertible debt	1,703,616	2,063	2,422,881
Gain on settlement of accounts payable	(372,759)	—	(710,101)
Purchased in process research and development	—	—	274,399
Stock-based compensation	3,590,011	2,857,859	12,167,995
Changes in current assets and liabilities:
Increase in accrued salaries	175,449	189,249	364,698
Increase in prepaid expenses	(73,867)	(6,707)	(139,849)
(Increase) decrease in other assets	5,744	(25,987)	—
Increase in accounts payable, accrued interest and accrued liabilities	924,490	62,079	2,210,482

Net cash used in operating activities	(3,392,933)	(4,391,095)	(15,402,296)

Cash flows from investing activities:
Asset acquisition of intangibles	(3,500,000)	—	(3,500,000)
Furniture and equipment purchases	(3,135)	—	(24,218)

Net cash used in investing activities	(3,503,135)	—	(3,524,218)

Cash flows from financing activities:
Capital contributions by executive	—	1,336	15,748
Preferred stock dividends	—	(1,500)	(1,500)
Proceeds from notes payable to related parties	500,000	—	1,205,649
Payments on notes payable to related parties	(74,492)	(74,492)	(314,482)
Proceeds from notes payable issued to individuals	—	—	145,000
Payments on notes payable issued to individuals	—	—	(34,500)
Proceeds from convertible notes payable	6,588,250	—	7,274,250
Proceeds from sale of common stock	—	3,386,024	8,966,072
Proceeds from Series B preferred stock	—	—	2,009,000
Purchase of treasury stock	—	—	(436,000)
Proceeds from sale of treasury stock	—	—	559,210
Deferred offering costs	—	—	(1,029,940)
Proceeds from issuance of stock in AITI acquisition	—	—	512,200
Proceeds from issuance of stock in AGTI acquisition	—	—	100,000
Proceeds from exercise of warrants and options	201,000	326,900	556,250

Net cash provided by financing activities	7,214,758	3,638,268	19,526,957

Net change in cash	318,690	(752,827)	600,443
Cash, beginning of period	284,991	1,037,818	3,238

Cash, end of period	$603,681	$284,991	$603,681

Supplemental disclosure of cash flow information:
Cash paid during the period for:
Income taxes	$—	$—	$—

Interest	$224,724	$2,593	$251,481

CytoDyn Inc.

(A Development Stage Company)

Consolidated Statements of Cash Flows

	Year Ended May 31,		October 28, 2003 through May 31, 2013
	2013	2012
Non-cash investing and financing transactions:
Net assets acquired in exchange for common stock in CytoDyn/Rexray business combination	$—	$—	$7,542

Common stock issued to former officer to repay working capital advance	$—	$—	$5,000

Common stock issued for convertible debt	$567,000	$—	$1,229,000

Common stock issued for debt	$—	$—	$245,582

Common stock issued for accrued interest payable	$4,205	$—	$25,161

Options to purchase common stock issued for debt	$—	$—	$62,341

Original issue discount and intrinsic value of beneficial conversion feature related to convertible debt issued with warrants	$6,243,502	$—	$6,962,768

Common stock issued for preferred stock	$—	$—	$167,500

Treasury stock issued for prepaid services	$—	$—	$118,291

Common stock issued on settlement of accounts payable	$80,000	$—	$129,000

Preferred and common stock subject to rescission	$3,212,500	$1,102,000	$536,500

Accrued stock incentive and deferred offering costs	$—	$—	$1,717,000

Common stock issued for Series B preferred stock	$19,000	$1,064,500	$1,526,484

Series B preferred stock dividends	$2,190	$88,743	$99,483

Accrued salaries related party contributed as capital	$—	$—	$229,500

Reversal of accrued stock incentive and deferred offering costs	$—	$—	$1,717,000

Constructive dividend	$—	$—	$6,000,000

Amortization of deferred offering costs related to rescission liability	$580,398	$199,097	$779,495

Common shares issued from escrow liability	$—	$1,425,000	$1,425,000

See accompanying notes to consolidated financial statements.

CYTODYN INC.

(A DEVELOPMENT STAGE COMPANY)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

AS OF MAY 31, 2013

1 - Organization

CytoDyn Inc. (the “Company”) was incorporated under the laws of Colorado on May 2, 2002 under the name Rexray Corporation (“Rexray”). In October 2003, the Company (under its previous name RexRay Corporation) entered into an Acquisition Agreement with CytoDyn of New Mexico, Inc. Pursuant to the acquisition agreement, the Company acquired assets related to its drug candidate Cytolin, including the assignment of the patent license agreement dated July 1, 1994 between CytoDyn of New Mexico, Inc. and Allen D. Allen covering three United States patents along with foreign counterpart patents which describe a method for treating Human Immunodeficiency Virus (“HIV”) disease with the use of monoclonal antibodies.

CytoDyn Inc. is developing a class of therapeutic monoclonal antibodies to address significant unmet medical needs in the areas of HIV and Acquired Immune Deficiency Syndrome (“AIDS”).

The Company entered the development stage effective October 28, 2003 upon the reverse merger and recapitalization of the Company and follows Financial Standard Accounting Codification No. 915, Development Stage Entities.

Advanced Genetic Technologies, Inc. (“AGTI”) was incorporated under the laws of Florida on December 18, 2006 pursuant to an acquisition during 2006.

On May 16, 2011, the Company formed a wholly owned subsidiary, CytoDyn Veterinary Medicine LLC (“CVM”), to explore the possible application of the Company’s existing proprietary monoclonal antibody technology to the treatment of Feline Immunodeficiency Virus (“FIV”). The Company views the formation of CVM as an effort to strategically diversify the use of its proprietary monoclonal antibody technology.

2 - Summary of Significant Accounting Policies

Principles of Consolidation

The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries; AGTI and CVM. All intercompany transactions and balances are eliminated in consolidation.

Reclassifications

Certain prior year amounts shown in the accompanying consolidated financial statements have been reclassified to conform to the 2013 presentation. These reclassifications did not have any effect on total current assets, total assets, total current liabilities, total liabilities, total shareholders’(deficit), or net loss.

Going Concern

The consolidated accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. As shown in the accompanying consolidated financial statements, the Company is currently in the development stage with losses for all periods presented. The Company incurred a net loss of $9,568,301 for the period ended May 31, 2013, has an accumulated deficit of $34,002,819, and a working capital deficit of $2,388,138 as of May 31, 2013. These factors, among others, raise substantial doubt about the Company’s ability to continue as a going concern.

The consolidated financial statements do not include any adjustments relating to the recoverability of assets and classification of liabilities that might be necessary should the Company be unable to continue as a going concern. The Company’s continuation as a going concern is dependent upon its ability to obtain additional operating capital, complete development of its product candidates, obtain U.S. Food & Drug Administration (“FDA”) approval, outsource manufacturing of the product candidates, and ultimately attain profitability. The Company intends to seek additional funding through equity and debt offerings to fund its business plan. There can be no assurance, however, that the Company will be successful in these endeavors.

Use of Estimates

The preparation of the consolidated financial statements in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash

The Company considers all highly liquid debt instruments with original maturities of three months or less when acquired to be cash equivalents. The Company had no cash equivalents as of May 31, 2013 or May 31, 2012. Cash and cash equivalents are maintained at financial institutions and, at times, balances may exceed federally insured limits. The Company has never experienced any losses related to these balances.

Identified Intangible Assets

The Company follows the provisions of FASB ASC Topic 350 Intangibles—Goodwill and Other, which establishes accounting standards for the impairment of long-lived assets such as intangible assets subject to amortization. The Company reviews long-lived assets to be held and used for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets may not be recoverable. If the sum of the undiscounted expected future cash flows over the remaining useful life of a long-lived asset group is less than its carrying value, the asset is considered impaired. Impairment losses are measured as the amount by which the carrying amount of the asset group exceeds the fair value of the asset (See Note 11 for acquisition of patents). There were no impairment charges for the years ended May 31, 2013 and 2012, or for the period October 28, 2003 through May 31, 2013. The value of the Company’s patents would be significantly impaired by any adverse developments as they relate to the clinical trials pursuant to the patents acquired as discussed in Notes 9 and 11.

Research and Development

Research and development costs are expensed as incurred.

Stock-Based Compensation

U.S. GAAP requires companies to measure the cost of employee services received in exchange for the award of equity instruments based on the fair value of the award at the date of grant. The expense is to be recognized over the period during which an employee is required to provide services in exchange for the award (requisite service period).

The Company accounts for common stock options and common stock warrants granted based on the fair market value of the instrument using the Black-Scholes option pricing model utilizing certain weighted average assumptions such as expected stock price volatility, term of the options and warrants, risk-free interest rates, and expected dividend yield at the grant date. The risk-free interest rate assumption is based upon observed interest rates appropriate for the expected term of the stock options. The expected volatility is based on the historical volatility of the Company’s common stock at consistent intervals. The Company has not paid any dividends on its common stock since its inception and does not anticipate paying dividends on its common stock in the foreseeable future. The computation of the expected option term is based on the “simplified method” as the Company’s stock options are “plain vanilla” options and the Company has a limited history of exercise data. For common stock options and warrants with graded vesting, the Company recognizes the related compensation costs associated with these options and warrants on a straight-line basis over the requisite service period.

U.S. GAAP requires forfeitures to be estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates. Based on limited historical experience of forfeitures, the Company estimated future unvested option forfeitures at 0% as of May 31, 2013 and May 31, 2012.

Preferred Stock

As of May 31, 2013, the Company’s Board of Directors is authorized to issue up to 5,000,000 shares of preferred stock without shareholder approval. As of May 31, 2013, the Company has authorized the issuance of 400,000 shares of Series B convertible preferred stock (see Note 4). The remaining preferred shares authorized have no specified rights other than the shares are non-voting and no par value.

Deferred Offering Costs

In connection with a stock rescission liability as discussed at Note 3, the Company has recorded approximately $97,000 and $677,000 in deferred offering costs as of May 31, 2013 and May 31, 2012, respectively. These deferred offering costs have been recorded as a current asset for the respective periods. The asset is amortized and reduces equity on a pro rata basis with the decreases in the rescission liability. If investors exercise their rescission rights and forfeit their shares, the deferred offering costs would be expensed at that time.

Stock for Services

The Company issues common stock, warrants and common stock options to consultants for various services. Costs for these transactions are measured at the fair value of the consideration received or the fair value of the equity instruments issued, whichever is more reliably measurable. The value of the common stock is measured at the earlier of (i) the date at which a firm commitment for performance by the counterparty to earn the equity instruments is reached or (ii) the date at which the counterparty’s performance is complete.

(Loss) Per Common Share

Basic (loss) per share is computed by dividing the net loss by the weighted average number of common shares outstanding during the period. Diluted (loss) per share is computed by dividing net (loss) by the weighted average common shares and potentially dilutive common share equivalents. The effects of potential common stock equivalents are not included in computations when their effect is anti-dilutive. Because of the net losses for all periods presented, the basic and diluted weighted average shares outstanding are the same since including the additional shares would have an anti-dilutive effect on the loss per share calculation. Common stock options and warrants to purchase 18,146,938, 10,327,664 and 18,146,938 shares of common stock were not included in the computation of diluted weighted average common shares outstanding for the periods ended May 31, 2013 and 2012 and for the period October 28, 2003 to May 31, 2013, respectively, as inclusion would be anti-dilutive for these periods. Additionally, as of May 31, 2013, 95,100 shares of Series B convertible stock can potentially convert into 951,000 shares of common stock, and $6,021,250 of convertible debt can potentially convert into 8,106,282 shares of common stock based on fixed conversion prices ranging from $.65 to $.75 per share.

Income Taxes

Deferred taxes are provided on the asset and liability method whereby deferred tax assets are recognized for deductible temporary differences and operating loss and tax credit carry forwards and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases. Future tax benefits for net operating loss carryforwards are recognized to the extent that realization of these benefits is considered more likely than not. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized.

The Company follows the provisions of FASB ASC 740-10 “Uncertainty in Income Taxes” (ASC 740-10). A reconciliation of the beginning and ending amount of unrecognized tax benefits has not been provided since there are no unrecognized benefits at May 31, 2013 or 2012 and since the date of adoption. The Company has not recognized interest expense or penalties as a result of the implementation of ASC 740-10. If there were an unrecognized tax benefit, the Company would recognize interest accrued related to unrecognized tax benefit in interest expense and penalties in operating expenses. The Company is subject to examination by the Internal Revenue Service and state tax authorities for tax years ending after 2008.

3 - Rescission Liabilities

The Company’s board of directors (the “Board”) was advised by outside legal counsel that compensation the Company previously paid to an employee and certain other non-employees who were acting as unlicensed, non-exempt broker-dealers soliciting investors on behalf of the Company from April 15, 2008 to February 18, 2011 was a violation of certain state and possibly federal securities laws. As a result, such investors and potentially others have rescission or monetary claims (“Claims”) against the Company, and the Company’s liability for these potential Claims, originally estimated to total approximately $6.4 million, is now being properly reflected in the Company’s financial statements. On March 16, 2011, the Company filed a Current Report on Form 8-K disclosing the potential rescission liability (the “Liability Disclosure”). On July 21, 2011, the Company filed a Current Report on Form 8-K disclosing its receipt of an SEC letter of inquiry and request for voluntary assistance in discovering information related to the Liability Disclosure. By letter dated January 3, 2012, the Division of Enforcement of the Securities and Exchange Commission notified the Company that the SEC had completed its informal investigation of the Company and had recommended no enforcement action be taken against the Company, or its officers, directors, or employees.

Rescission rights for individual investors and subscribers vary, based upon the laws of the states in which the investors or subscribers reside. Investments and subscriptions that are subject to rescission are recorded separately in our financial statements from shareholders’ deficiency in the Company’s balance sheet. As the statutory periods for pursuing such rights expire in the respective states, such amounts for those shares are reclassified to shareholders’ deficiency. Investors who have sold their shares of capital stock of the Company do not have rescission rights, but instead have claims for damages, to the extent their shares were sold at a net loss, which is determined by subtracting the purchase price plus statutory interest and costs, if any, from the sale price.

The Company estimates an amount that is a probable indicator of the rescission liability and recorded rescission liabilities for May 31, 2013 and May 31, 2012 of $537,000 and $3,749,000, respectively. These amounts represent the believed remaining potential rescission liability as of the dates presented, including any contingent interest payable to investors who pursue their rescission rights and forfeit their shares. For the purpose of calculating and disclosing rescission liability, the Company has assumed that portions of the state Claims are barred by the statutes of limitations of various states. Although the Company has assumed that affirmative defenses based upon the application of the statutes of limitations in these states may be generally available to bar these state Claims, it has not had legal counsel undertake a detailed analysis of case law that might apply to defer or avoid application of a bar to such Claims; thus, if rescission claims are made for those assumed to be barred by a statute of limitations and such claims are contested by the Company, until such affirmative defenses are ruled upon in a proceeding adjudicating the rights at issue, no assurances can be made that, if asserted, such defenses would actually bar the rescission claims in these states.

The Company considered methods to offer to rescind the previous investment purchase or subscription by persons who acquired or subscribed for investments during the period April 15, 2008 to February 18, 2011, but did not pursue any such methods.

The Company entered into a seven-year Personal Services Agreement on August 4, 2008 (the “Contract”) with Nader Pourhassan, now the Company’s President and Chief Executive Officer. It was subsequently determined that the compensation provided for under the Contract may have violated applicable securities laws. Such violations gave rise to the Company’s rescission liability described above. It was unclear whether the Company had any defenses to payment, whether the Company had any rights to recover payments made to Dr. Pourhassan or others at his direction or as contemplated in the Contract (including payments in the form of securities), or whether, even if the Company did have such rights, Dr. Pourhassan (and perhaps others) would have certain equitable remedies that would entitle Dr. Pourhassan (and perhaps others) to set off against the Company’s rights or would obligate the Company to make compensatory payments for services performed by Dr. Pourhassan (and others under his direction).

The Contract provided for compensation to Dr. Pourhassan at an annual salary of $200,000. Additionally, as incentive compensation, Dr. Pourhassan’s personal assistant and one additional person were each to receive 50,000 common shares for every $500,000 in capital received by the Company through Dr. Pourhassan’s efforts. On October 11, 2011, Dr. Pourhassan and the Company entered into a Mutual Release and Personal Services Termination Agreement (the “MRPSTA”) which relieved the Company of liability for any claims of compensation under the Contract. Simultaneously with the signing of the MRPSTA, Dr. Pourhassan and the Company entered into a new Employment and Non-Compete Agreement whereby Dr. Pourhassan was appointed Managing Director of Business Development with an annual salary of $200,000. Upon the signing of the MRPSTA, the Company at May 31, 2011 reversed all accrued stock compensation and deferred offering costs, as the Company had no further obligations under the Contract.

4 - Convertible Instruments

During fiscal 2010, the Company authorized the issuance of 400,000 shares of Series B Convertible Preferred Stock (Series B) at $5.00 per share. During the year ended May 31, 2013, 3,800 shares of the Series B were converted into 38,000 shares of common stock. The Series B is convertible into ten shares of the Company’s common stock including any accrued dividends, with an effective fixed conversion price of $0.50 per share. The holders of the Series B are able to convert their shares to common shares only if the Company has sufficient authorized common shares at the time of conversion. Accordingly, the conversion option was contingent upon the Company increasing its authorized common shares, which occurred in April 2010 when the Company’s shareholders approved an increase in the authorized common shares. At the commitment date, which occurred upon the shareholders approving the increase in the authorized shares, the conversion option related to the Series B was beneficial. The intrinsic value of the conversion option at the commitment date resulted in a constructive dividend to the Series B holders of approximately $6,000,000. The constructive dividend increased and decreased additional paid-in capital by the same amount. The Series B has liquidation preferences over the common shares at $5.00 per share plus any accrued dividends. Dividends are payable to the Series B holders when declared by the board of directors at the rate of $0.25 per share per annum. The Series B holders have no voting rights.

During the year ended May 31, 2013, the Company issued $6,588,250 in unsecured convertible notes (the “Notes”) to investors for cash. Each Note is convertible at the election of the holder at any time into common shares at a fixed conversion price. Total principal of $6,208,250 is convertible at $.75 per share, and $380,000 is convertible at $.65 per share. The Notes are payable in full between November 30, 2013 and March 6, 2016. The Notes bear interest at rates that range from 5% to 10% per year, payable in cash semi-annually in arrears beginning on April 1, 2013. In connection with the sale of the Notes, detachable common stock warrants with a two-year term to purchase a total of 8,527,984 common shares at exercise prices ranging from $.75 to $2.00 per share were issued to the investors, The warrants are currently exercisable in full and will expire between October 1, 2014 and May 31, 2015. The Company determined the fair value of the warrants using the Black-Scholes option pricing model utilizing certain weighted average assumptions such as expected stock price volatility, term of the warrants, risk-free interest rates, and expected dividend yield at the grant date. Additionally, at the commitment date, the Company determined that the conversion option related to the Notes was beneficial to the investors. As a result, the Company determined the intrinsic value of the conversion option utilizing the fair value of the common stock at the commitment date and the effective conversion price after discounting the Notes for the fair value of the warrants. The fair value of the warrants and the intrinsic value of the conversion option were recorded as debt discounts to the Notes, and a corresponding increase to additional paid-in capital. The debt discounts are being amortized over the life of the Notes. At the time of conversion, any unamortized discounts associated with the Notes are fully amortized and recorded as interest expense. During the year ended May 31, 2013, activity related to the Notes was as follows:

Face amount of convertible notes	$6,588,250

Debt discounts	(6,243,502)
Amortization of debt discount	1,703,616
Conversions	(567,000)

Total carrying value of convertible notes	1,481,364
Short-term portion of convertible notes	(328,347)

Long-term portion of convertible notes	$1,153,017

The Company utilized the following weighted average assumptions to value the above warrants:

Expected dividend yield	-0-%
Stock price volatility	70 – 94%
Expected term	2 years
Risk-free interest rate	.28%
Grant-date fair value	$.11 - $1.10

5 - Stock Options and Warrants

The Company has one stock-based equity plan at May 31, 2013. Pursuant to the 2004 Stock Incentive Plan, as amended, which was originally adopted by the Company’s shareholders in 2005, the Company was authorized to issue options to purchase up to 7,600,000 shares of the Company’s common stock. On December 12, 2012, the Company’s shareholders approved the CytoDyn Inc. 2012 Equity Incentive Plan (the “2012 Plan”), which replaced the 2004 Stock Incentive Plan and provides for the issuance of up to 3,000,000 shares of common stock pursuant to various forms of incentive awards allowed under the 2012 Plan. As of May 31, 2013, the Company had 1,976,710 shares available for future stock-based grants under the 2012 Plan.

During the year ended May 31, 2013, the Company granted a total of 148,290 common stock options to directors with exercise prices ranging from $1.40 to $1.55 per share, which vest in quarterly increments over one year and have an expiration date of five years from the date of grant. The average grant date fair value related to these options was $.89 per share.

During the year ended May 31, 2013, the Company granted a total of 1,225,000 common stock options to employees with exercise prices ranging from $.80 to $1.80 per share. Of the options, 112,500 vested immediately, and 112,500 vest in October 2013. The remaining options vest annually over three years, beginning one year following the grant date. The options have expiration dates that range from three to five years from the date of grant. The average grant date fair value related to these options was $.60 per share.

During the year ended May 31, 2013, the Company granted a total of 515,000 common stock warrants to consultants with exercise prices ranging from $1.00 to $5.00 per share. The warrants have varying vesting terms, but were fully vested in April 2013. The expiration dates for the warrants range from September 2014 to October 2015. The average grant date fair value related to these warrants was $.56 per share.

On July 27, 2012, the Company entered into a Settlement Agreement and Mutual Release (the “Settlement Agreement”) with William Carmichael and Mojdeh Javadi (the “Plaintiffs”) with respect to a complaint filed in December 2011 alleging breach of contract for failure to issue warrants to purchase shares of the Company’s common stock to the Plaintiffs pursuant to a contract entered into between the Company and the Plaintiffs in November 2007, as well as failure to pay compensation to which the Plaintiffs were allegedly entitled pursuant to the Contract described in Note 3 above. In the Settlement, the Company granted warrants to purchase a total of 750,000 common shares to the Plaintiffs at an exercise price of $.25 per share. All compensation expense associated with the warrants was recognized at May 31, 2012, totaling approximately $540,000. All the warrants were exercised during the year ended May 31, 2013. Ms. Javadi is the spouse of the Company’s chief executive officer.

As discussed in Note 4, the Company issued warrants to purchase a total of 8,527,984 common shares to investors. The grant date fair value of the warrants was $.72 per share.

Net cash proceeds from the exercise of common stock warrants and options were $201,000 for the year ended May 31, 2013.

Compensation expense related to stock options and warrants was approximately $3,262,000 and $1,692,000 for the year ended May 31, 2013, and 2012, respectively. The grant date fair value of options and warrants vested during the year ended May 31, 2013 and 2012 was approximately $8,889,000 and $1,562,000, respectively. As of May 31, 2013 there was approximately $1,748,000 of unrecognized compensation costs related to share-based payments for unvested options, which is expected to be recognized over a weighted average period of 1.57 years.

The estimated fair value of options and warrants is determined using the Black-Scholes option valuation model with the following weighted-average assumptions for the periods ended May 31, 2013 and 2012:

	2013	2012
Risk free rate	0.12% - 0.70%	0.12% -.87%
Dividend yield	—	—
Volatility	87% - 102%	93% - 102%
Expected term	1 - 4 years	1 - 4 years

The following table represents stock option and warrants activity for the periods ended May 31, 2013 and 2012:

	Number of Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life	Aggregate Intrinsic Value
Options and warrants outstanding - May 31, 2011	7,473,576	$1.34	3.84	$10,495,913

Granted	3,456,088	$2.04	—	—
Exercised	(527,500)	$.62	—	—
Forfeited/expired/cancelled	(74,500)	$2.49	—	—

Options and warrants outstanding - May 31, 2012	10,327,664	$1.60	3.20	$2,308,279
Granted	11,166,274	$1.61	—	—
Exercised	(780,000)	$0.26	—	—
Forfeited/expired/cancelled	(2,567,000)	$1.73	—	—

Options and warrants outstanding - May 31, 2013	18,146,938	$1.65	1.86	$140,321

Exercisable - May 31, 2013	16,253,188	$1.68	1.65	$140,321

6 - Common Stock and common stock payable issued for services

During the year ended May 31, 2013, the Company issued 51,520 fully vested shares of common stock at prices ranging from $.80 to $1.60 per share, and recognized approximately $49,000 in compensation expense to directors for past services. Compensation expense to directors related to common stock issuances was approximately $35,000 for the year ended May 31, 2012.

During the year ended May 31, 2013, the Company issued 60,000 shares of common stock to a consultant at $2.68 per share, which was the fair value at the commitment date, which was amortized over the requisite service period. During the year ended May 31, 2013 the Company recognized approximately $161,000 in stock-based compensation related to this grant. During the year ended May 31, 2012, compensation expense related to common stock issuances to consultants was approximately $203,000.

Effective December 28, 2012, the Company settled trade payable balances of approximately $447,000 owed to its previous principal law firm in exchange for a cash payment of $45,000 and 66,116 shares of Company common stock with a value of $80,000 as determined by the closing price of the stock on December 24, 2012. The Company recorded a gain on the satisfaction of the payables of approximately $322,000 for the year ended May 31, 2013.

At May 31, 2013, the Company is committed, subject to satisfaction of certain conditions, to issue approximately $108,000 of common stock to two executives of the Company for past services. This amount is included in common stock payable as of May 31, 2013. At May 31, 2013, the Company is committed to issue approximately $10,000 of common stock to a director of the Company related to accrued interest on a note payable (see Note 10). This amount is included in common stock payable. Pursuant to the Settlement Agreement described in Note 5, the Company issued 400,000 shares of common stock, which was recorded as common stock payable at May 31, 2012. The Company recognized approximately $388,000 in stock compensation expense during the year ended May 31, 2012 related to the issuance of this common stock.

7 - Recent Accounting Pronouncements

Recent accounting pronouncements issued by the FASB (including its EITF), the AICPA, and the SEC did not or are not believed by management to have a material effect on the Company’s present or future financial statements.

8 - Income Taxes

Deferred taxes are recorded for all existing temporary differences in the Company’s assets and liabilities for income tax and financial reporting purposes. Due to the valuation allowance for deferred tax assets, as noted below, there was no net deferred tax benefit or expense for the periods ended May 31, 2013 and 2012, or for the period ended October 28, 2003 through May 31, 2013.

Reconciliation of the federal statutory income tax rate of 34% to the effective income tax rate is as follows for all periods presented:

	2013	2012
Income tax provision at statutory rate	34.0%	34.0%
State income taxes, net	5.1	5.1
Rate change	0.0	0.0
Other	0.0	0.0
Valuation allowance	(39.1)	(39.1)

	0.0%	0.0%

Net deferred tax assets and liabilities are comprised of the following as of May 31, 2013 and 2012:

	2013	2012
Deferred tax asset (liability) current:
Accrued salary and expenses	$291,100	$49,100
Debt discount amortization	(118,100)	—
Valuation allowance	(173,000)	(49,100)

Deferred tax asset (liability) non-current	$—	$—

Net operating loss	$8,256,000	$6,317,000
Debt discount	(1,659,300)	—
Expense on non-qualified stock options	2,928,000	2,093,100
Other	155,500	96,500

Valuation allowance	(9,680,200)	(8,506,600)

	$—	$—

The tax benefit for the period presented is offset by a valuation allowance established against deferred tax assets arising from operating losses and other temporary differences, the realization of which could not be considered more likely than not. In future periods, tax benefits and related tax deferred assets will be recognized when management considers realization of such amounts to be more likely than not.

At May 31, 2013, the Company had available net operating loss carryforwards of approximately $21,000,000 which expire beginning in 2022.

9 - Commitments and Contingencies

On July 25, 2012, the Company and Kenneth J. Van Ness entered into a Transition Agreement (the “Transition Agreement”). Pursuant to the Transition Agreement, Mr. Van Ness stepped down as the Chairman of the Board, effective immediately. In addition, Mr. Van Ness agreed to step down as the President and CEO of the Company. Mr. Van Ness ceased to be a director on December 12, 2012.

The Transition Agreement provided that, in lieu of any compensation otherwise payable to Mr. Van Ness under the Executive Employment Agreement, dated April 16, 2012, but effective as of August 9, 2011 (the “Employment Agreement”), by and between the Company and Mr. Van Ness, during the period beginning on July 18, 2012 through October 16, 2012 (the “Transition Period”) Mr. Van Ness would be paid a salary equal to $13,890 per month and continue to receive, during the Transition Period, the fringe benefits, indemnification and miscellaneous business expense benefits provided for in the Employment Agreement. Mr. Van Ness is also entitled to (i) receive a cash severance payment equal to $13,890 per month for 33 months following the Transition Period, (ii) the opportunity to elect the timing of distribution of his account balance in the Company’s 401(k) Plan, and (iii) reimbursement for continuing health care insurance coverage under COBRA for nine months.

The Transition Agreement also amended (A) the CytoDyn Inc. Stock Option Award Agreement, dated December 6, 2010, with Mr. Van Ness to provide for immediate vesting of all of the 500,000 options granted at $1.19 per share, and (B) the CytoDyn Inc. Stock Option Award Agreement, dated April 16, 2012, but effective as of August 9, 2011, with Mr. Van Ness to provide for (i) immediate vesting of 750,000 of the 1,500,000 options granted at $2.00 per share, and (ii) forfeiture of the remaining 750,000 options. In addition, the expiration date of the 25,000 options granted to Mr. Van Ness on September 22, 2010, as well as the options described above, will be August 8, 2016.

Pursuant to the terms of the Transition Agreement described above, during the year ended May 31, 2013, the Company recognized approximately $479,000 in severance expense and has an accrued liability of approximately $365,000, which is included in accrued salaries and severance on the consolidated balance sheet as of May 31, 2013. The Company accrued for the severance to be paid to Mr. Van Ness, as Mr. Van Ness has no significant continuing service obligation to the Company. Additionally, related to the modification of the above stock option awards to Mr. Van Ness, the Company recognized approximately $1,128,000 of stock-based compensation expense during the year ended May 31, 2013. This amount was determined based on the provisions of the above Transition Agreement, including the impact of the accelerated vesting and forfeitures.

Under the Asset Purchase Agreement (the “Asset Purchase Agreement”), dated July 22, 2012, between the Company and Progenics Pharmaceuticals, Inc. (“Progenics”), the Company acquired from Progenics its proprietary HIV viral-entry inhibitor drug candidate PRO 140 (“PRO 140”), a humanized anti-CCR5 monoclonal antibody, as well as certain other related assets, including the existing inventory of bulk PRO 140 drug product, intellectual property, certain related licenses and sublicenses, and U.S. Food and Drug Administration (“FDA”) regulatory filings. On October 16, 2012, the Company paid $3,500,000 in cash to Progenics to close the acquisition transaction. The Company is also required to pay Progenics the following milestone payments and royalties: (i) $1,500,000 at the time of the first dosing in a U.S. Phase III trial or non-US equivalent; (ii) $5,000,000 at the time of the first US new drug application approval by the FDA or other non-U.S. approval for the sale of PRO 140; and (iii) royalty payments of up to five percent (5%) on net sales during the period beginning on the date of the first commercial sale of PRO 140 until the later of (a) the expiration of the last to expire patent included in the acquired assets, and (b) 10 years, in each case determined on a country-by-country basis. Payments to Progenics are in addition to payments due under a Development and License Agreement, dated April 30, 1999 (the “PDL License”), between Protein Design Labs (now AbbVie Inc.) and Progenics, which was assigned to us in the PRO 140 transaction, pursuant to which we must pay additional milestone payments and royalties as follows: (i) $1,000,000 upon initiation of a Phase III clinical trial; (ii) $500,000 upon filing a Biologic License Application with the FDA or non-U.S. equivalent regulatory body; (iii) $500,000 upon FDA approval or approval by another non-U.S. equivalent regulatory body; and (iv) royalties of up to 7.5% of net sales for the longer of 10 years and the date of expiration of the last to expire licensed patent. Additionally, the PDL License provides for an annual maintenance fee of $150,000 until royalties paid exceed that amount. Such amount remains due for calendar year 2013 and the failure to pay such amount gives rise to a termination right after notice and an opportunity to cure.

In addition, from time to time, the Company is involved in claims and suits that arise in the ordinary course of business. Management currently believes that resolving any such claims against the Company will not have a material adverse effect on the Company’s business, financial condition or results of operations.

10 - Related Party Transactions

During the year ended May 31, 2013, the Company issued a note payable to a director of the Company for $500,000. The note is included in Indebtedness to related parties on the consolidated balance sheet as of May 31, 2013. The note bears interest at an annual rate of 15%, and principal and interest are payable in full at the April 11, 2014 maturity date. At the election of the Company, interest may be paid in the form of shares of common stock not to exceed 150,000 shares at a fixed price of $.50 per share.

During the year ended May 31, 2013, the Company issued a convertible note (see Note 4) to the above director. The note has a face value of $1,000,000, and interest is payable at a rate of 5% in cash semi-annually in arrears beginning on April 1, 2013. The principal of the note is payable in full at the October 16, 2015 maturity date. The note is convertible into common shares at a fixed conversion price of $.75 per share at any time at the election of the holder of the note. In conjunction with the note, the Company issued 1,333,333 detachable common stock warrants at an exercise price of $2.00 per share. The warrants expire on October 16, 2014. The Company recorded debt discounts related to the fair value of the warrants and the intrinsic value of the beneficial conversion feature at the commitment date of the note. As of May 31, 2013, the carrying value of this convertible note was approximately $207,000, which is included in convertible notes payable, net in long-term liabilities on the consolidated balance sheet. During the year ended May 31, 2013, the Company recognized approximately $207,000 in interest expense related to the amortization of the above discounts.

See also the description of the Settlement Agreement with the spouse of the Company’s chief executive officer and an unrelated party in Note 5 above.

The above terms and amounts are not necessarily indicative of the terms and amounts that would have been incurred had comparable transactions been entered into with independent parties.

11 - Acquisition of patents

As discussed in Note 9 above, the Company consummated an asset purchase on October 16, 2012 and paid $3,500,000 for certain assets, including intellectual property, certain related licenses and sublicenses, FDA filings and various forms of the PRO 140 drug product. The Company followed the guidance in Financial Accounting Standards topic 805 to determine if the Company acquired a business. Based on the prescribed accounting, the Company acquired assets, and not a business. As of May 31, 2013, the Company has recorded $3,500,000 of intangible assets in the form of patents. The Company estimates the patents have an estimated life of ten years. As of the date of this filing, management cannot reasonably estimate the likelihood of paying the milestone payments and royalties described in Note 9 and, accordingly, as of May 31, 2013, the Company has not accrued any liabilities related to these contingent payments, as more fully described above in Note 9.

The following presents intangible assets as of May 31, 2013:

Gross carrying amounts	$3,500,000
Accumulated amortization	(218,750)

Total amortizable intangible assets, net	3,281,250
Patents currently not amortized	35,989

Carrying value of intangibles, net	$3,317,239

Amortization expense related to intangible patents was approximately $219,000 for the year ended May 31, 2013. The estimated aggregate future amortization expense related to the Company’s intangible assets with finite lives is estimated at approximately $350,000 per year for the next five years.

12 - Subsequent Events

Subsequent to year-end and effective July 31, 2013, the Company issued $1,200,000 in unsecured convertible promissory notes (the “Six-Month Notes”) to investors. The Six-Month Notes bear simple interest at the annual rate of 5% payable on the maturity date of February 1, 2014, or earlier date of repayment. Each investor has the right to demand earlier repayment if the Company raises $3,000,000 or more in gross cash proceeds from the sale of equity securities after August 1, 2013. Each Six-Month Note is convertible at the election of the holder into shares of common stock at a price of $0.65 per share; provided that upon a default in repayment of a Six-Month Note, the conversion price will decrease by $0.10 per share, to a minimum of $0.35 per share, for each month that the default continues. In connection with the sale of the Six-Month Notes, the Company issued common stock warrants exercisable for three years to the investors to purchase a total of 923,072 shares at a price of $0.50 per share. Until October 1, 2013, each holder of a Note has the right to convert the principal amount of the Note plus accrued but unpaid interest into Units consisting of two shares of common stock plus a warrant to purchase one share of common stock. Each Unit is valued at $1.30 for purposes of this conversion right. Each Unit warrant, if any, issued upon conversion will have an exercise price of $0.75 per share and a five-year term. The Company paid a cash fee of $120,000 to a registered broker-dealer who acted as placement agent with respect to the Six-Month Notes and related warrants.

Subsequent to year-end and effective August 1, 2013, holders of $920,000 in principal amount of Notes (see Note 4) converted the aggregate principal amount, plus accrued but unpaid interest totaling $12,071, into common stock at a conversion price of $.75 per share, resulting in the issuance of a total of 1,242,762 shares.

Item 1.	Financial Statements.

CytoDyn Inc.

(A Development Stage Company)

Consolidated Balance Sheets

	August 31, 2013	May 31, 2013
	(unaudited)
Assets
Current assets:
Cash	$676,470	$603,681
Prepaid expenses	141,030	139,849
Deferred offering costs	196,929	96,930

Total current assets	1,014,429	840,460
Furniture and equipment, net	2,151	—
Deferred offering costs	200,138	—
Intangibles, net	3,229,739	3,317,239

	$4,446,457	$4,157,699

Liabilities and Shareholders’ (Deficit)
Current liabilities:
Accounts payable	$933,852	$1,111,285
Accrued liabilities	428,051	321,884
Accrued salaries and severance	317,782	364,698
Accrued interest payable	127,950	56,884
Indebtedness to related parties	509,000	509,000
Convertible notes payable, net	670,093	328,347
Stock rescission liability	536,500	536,500

Total current liabilities	3,523,228	3,228,598
Long-term liabilities
Convertible notes payable, net	1,343,668	1,153,017

Total liabilities	4,866,896	4,381,615
Shareholders’ (deficit):
Series B convertible preferred stock, no par value; 400,000 shares authorized, 95,100 shares issued and outstanding at August 31, 2013 and May 31, 2013	274,091	274,091
Common stock, no par value; 100,000,000 shares authorized, 32,040,935 and 30,798,150 outstanding at August 31, 2013 and May 31, 2013, respectively; 32,240,935 and 30,998,150 issued at August 31, 2013 and May 31, 2013, respectively	17,176,886	16,244,673
Common stock payable	136,682	117,778
Additional paid-in capital	18,949,707	17,523,796
Common and preferred stock subject to rescission	(536,500)	(536,500)
Treasury stock, at cost, 200,000 shares held at August 31, 2013 and May 31, 2013, respectively	(100,000)	(100,000)
Additional paid-in capital – treasury stock	255,065	255,065
Accumulated deficit on unrelated dormant operations	(1,601,912)	(1,601,912)
Deficit accumulated during development stage	(34,974,458)	(32,400,907)

Total shareholders’ (deficit)	(420,439)	(223,916)

	$4,446,457	$4,157,699

See accompanying notes to consolidated financial statements.

CytoDyn Inc.

(A Development Stage Company)

Consolidated Statements of Operations

(Unaudited)

	Three Months Ended		October 28, 2003 through August 31, 2013

	August 31, 2013	August 31, 2012
Operating expenses:
General and administrative	$597,269	$2,500,623	$23,264,026
Amortization & depreciation	87,696	391	493,242
Research and development	158,587	60,455	3,537,920
Legal fees	157,389	250,804	3,994,050

Total operating expenses	1,000,941	2,812,273	31,289,238

Operating loss	(1,000,941)	(2,812,273)	(31,289,238)
Interest income	185	—	2,979
Gain on settlement of accounts payable	8,405	—	718,506
Interest expense:
Amortization of discount on convertible debt	(1,452,397)	—	(3,892,939)
Amortization of debt issuance costs	(20,000)	—	(20,000)
Interest on notes payable	(108,803)	(2,893)	(493,766)

Loss before income taxes	(2,573,551)	(2,815,166)	(34,974,458)
Provision for taxes on income	—	—	—

Net loss	(2,573,551)	(2,815,166)	$(34,974,458)

Constructive preferred stock dividends	—	—	$(6,000,000)

Convertible preferred stock dividends	—	(1,400)	$(99,483)

Net loss applicable to common shareholders	$(2,573,551)	$(2,816,566)	$(41,073,941)

Basic and diluted loss per share	$(.08)	$(.10)	$(2.53)

Basic and diluted weighted average common shares outstanding	31,170,919	28,931,219	16,236,191

See accompanying notes to consolidated financial statements.

CytoDyn Inc.

(A Development Stage Company)

Consolidated Statements of Cash Flows

(Unaudited)

	Three Months Ended		October 28, 2003 through August 31, 2013
	August 31,	August 31,
	2013	2012
Cash flows from operating activities
Net loss	$(2,573,551)	$(2,815,166)	$(34,974,458)
Adjustments to reconcile net loss to net cash used by operating activities:
Amortization & depreciation	87,696	391	493,242
Loss on disposal of furniture and equipment	—	—	2,560
Amortization of debt issuance costs	20,000	—	20,000
Amortization of discount on convertible debt	1,452,397	—	3,875,278
Gain on settlement of accounts payable	(8,405)	—	(718,506)
Purchased in-process research and development	—	—	274,399
Stock-based compensation	225,911	1,777,620	12,393,906
Changes in current assets and liabilities:
(Increase) decrease in prepaid expenses	(1,181)	7,387	(141,030)
(Increase) decrease in other assets	—	2,167	—
Increase (decrease) in accounts payable, accrued salaries, accrued interest and accrued liabilities	(7,592)	616,571	2,567,587

Net cash used in operating activities	(804,725)	(411,030)	(16,207,022)

Cash flows from investing activities:
Asset acquisition of intangibles	—	—	(3,500,000)
Furniture and equipment purchases	(2,347)	(291)	(26,565)

Net cash used in investing activities	(2,347)	(291)	(3,526,565)

Cash flows from financing activities:
Capital contributions by president	—	—	15,748
Proceeds from notes payable to related parties	—	—	1,205,649
Preferred stock dividends	—	—	(1,500)
Payments on indebtedness to related parties	—	—	(314,482)
Proceeds from notes payable issued to individuals	—	—	145,000
Payments on notes payable issued to individuals	—	—	(34,500)
Proceeds from convertible notes payable	1,200,000	—	8,474,250
Proceeds from the sale of common stock	—	—	8,966,072
Proceeds from Series B convertible preferred stock	—	—	2,009,000
Purchase of treasury stock	—	—	(436,000)
Proceeds from sale of treasury stock	—	—	559,210
Deferred offering costs	(320,139)	—	(1,350,078)
Proceeds from issuance of stock in AITI acquisition	—	—	512,200
Proceeds from issuance of stock in AGTI acquisition	—	—	100,000
Proceeds from exercise of warrants and stock options	—	192,500	556,250

Net cash provided by financing activities	879,861	192,500	20,406,819

Net change in cash	72,789	(218,821)	673,232
Cash, beginning of period	603,681	284,991	3,238

Cash, end of period	$676,470	$66,170	$676,470

Supplemental disclosure of cash flow information:
Cash paid during the period for:
Income taxes	$—	$—	$—

Interest	$26,619	$634	$278,100

CytoDyn Inc.

(A Development Stage Company)

Consolidated Statements of Cash Flows

(Unaudited)

	Three Months Ended		October 28, 2003 through August 31, 2013
	August 31,	August 31,
	2013	2012
Non-cash investing and financing transactions:
Net assets acquired in exchange for common stock in CytoDyn/RexRay business combination	$—	$—	$7,542

Common stock issued to former officer to repay working capital advance	$—	—	$5,000

Common stock issued for convertible debt	$920,000	$—	$2,149,000

Common stock issued for debt	$—	$—	$245,582

Common stock issued for accrued interest payable	$31,118	$—	$56,279

Options to purchase common stock issued for debt	$—	$—	$62,341

Original issue discount and intrinsic value of beneficial conversion feature related to debt issued with warrants	$1,200,000	$—	$8,162,768

Common stock issued for preferred stock	$—	$—	$167,500

Treasury stock issued for prepaid services	$—	$—	$118,291

Common stock issued on settlement of accounts payable	$—	$—	$129,000

Preferred and common stock subject to rescission	$—	$—	$536,500

Amortization of deferred offering costs related to rescission liability	$—	$—	$779,495

Accrued stock incentive and deferred offering costs	$—	$—	$1,717,000

Common stock issued for Series B convertible preferred stock	$—	$14,000	$1,526,484

Series B convertible preferred stock dividends	$—	$1,400	$99,483

Accrued salaries for related party contributed as capital	$—	$—	$229,500

Reversal of accrued stock incentive and deferred offering costs	$—	$—	$1,717,000

Constructive dividend	$—	$—	$6,000,000

Common stock issued for common stock payable	$—	$388,000	$388,000

Prepaid stock services	$—	$160,800	$160,800

Common shares issued from escrow liability	$—	$—	$1,425,000

See accompanying notes to consolidated financial statements.

CYTODYN INC.

(A DEVELOPMENT STAGE COMPANY)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

AS OF AUGUST 31, 2013

(UNAUDITED)

Note 1 - Organization

CytoDyn Inc. (the “Company”) was incorporated under the laws of Colorado on May 2, 2002 under the name RexRay Corporation (“RexRay”). In October 2003, the Company (under its previous name RexRay Corporation) entered into an Acquisition Agreement with CytoDyn of New Mexico, Inc. Pursuant to the acquisition agreement, the Company acquired assets related to one of the Company’s drug candidates, Cytolin, including the assignment of the patent license agreement dated July 1, 1994 between CytoDyn of New Mexico, Inc. and Allen D. Allen covering three United States patents, along with foreign counterpart patents, which describe a method for treating Human Immunodeficiency Virus (“HIV”) disease with the use of monoclonal antibodies.

The Company entered the development stage effective October 28, 2003 upon the reverse merger and recapitalization of the Company and follows Financial Accounting Standard Codification No. 915, Development Stage Entities.

CytoDyn Inc. discovered and is developing a class of therapeutic monoclonal antibodies to address significant unmet medical needs in the areas of HIV and Acquired Immune Deficiency Syndrome (“AIDS”).

Advanced Genetic Technologies, Inc. (“AGTI”) was incorporated under the laws of Florida on December 18, 2006 pursuant to an acquisition during 2006.

On May 16, 2011, the Company formed a wholly owned subsidiary, CytoDyn Veterinary Medicine LLC (“CVM”), which explores the possible application of the Company’s existing proprietary monoclonal antibody technology to the treatment of Feline Immunodeficiency Virus (“FIV”). The Company views the formation of CVM and the exploration of the application of its existing proprietary monoclonal antibody technology to FIV as an effort to strategically diversify the use of its proprietary monoclonal antibody technology.

Note 2 - Summary of Significant Accounting Policies

Basis of Presentation

The accompanying consolidated financial statements are unaudited and have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and reflect all adjustments, consisting solely of normal recurring adjustments, needed to fairly present the financial results for these periods. The consolidated financial statements and notes are presented as permitted by Form 10-Q. Accordingly, certain information and note disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States of America have been omitted. The accompanying consolidated financial statements should be read in conjunction with the financial statements for the fiscal years ended May 31, 2013 and 2012 and notes thereto in the Company’s Annual Report on Form 10-K for the fiscal year ended May 31, 2013, filed with the Securities and Exchange Commission on August 29, 2013. Operating results for the three months ended August 31, 2013 and August 31, 2012 are not necessarily indicative of the results that may be expected for the entire year. In the opinion of management, all adjustments, consisting only of normal recurring adjustments necessary for a fair statement of (a) the results of operations for the three month periods ended August 31, 2013 and August 31, 2012 and the period October 28, 2003 through August 31, 2013, (b) the financial position at August 31, 2013, and (c) cash flows for the three month periods ended August 31, 2013 and August 31, 2012 and the period October 28, 2003 through August 31, 2013, have been made.

Principles of Consolidation

The consolidated financial statements include the accounts of CytoDyn Inc. and its wholly owned subsidiaries, AGTI and CVM. All intercompany transactions and balances are eliminated in consolidation.

Reclassifications

Certain prior year amounts shown in the accompanying consolidated financial statements have been reclassified to conform to the fiscal 2013 presentation. These reclassifications did not have any effect on total current assets, total assets, total current liabilities, total liabilities, total shareholders’ (deficit), or net loss.

Going Concern

The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. As shown in the accompanying consolidated financial statements, the Company is currently in the development stage with losses for all periods presented. The Company incurred a net loss of $2,573,551 for the three months ended August 31, 2013, and has an accumulated deficit of $36,576,370 and a working capital deficit of $2,508,799 as of August 31, 2013. These factors, among others, raise substantial doubt about the Company’s ability to continue as a going concern.

The consolidated financial statements do not include any adjustments relating to the recoverability of assets and classification of liabilities that might be necessary should the Company be unable to continue as a going concern. The Company’s continuation as a going concern is dependent upon its ability to obtain additional operating capital, complete development of one or more of its drug therapies, obtain U.S. Food & Drug Administration (“FDA”) approval, outsource manufacturing of each such approved drug therapy, and ultimately to attain profitability. The Company intends to seek additional funding through debt and equity offerings to fund its business plan. There can be no assurance, however, that the Company will be successful in these endeavors.

Use of Estimates

The preparation of the consolidated financial statements in accordance with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash

The Company considers all highly liquid debt instruments with original maturities of three months or less when acquired to be cash equivalents. The Company had no cash equivalents as of August 31, 2013 or May 31, 2013. Cash and cash equivalents are maintained at financial institutions and, at times, balances may exceed federally insured limits. The Company has never experienced any losses related to these balances.

Impairment of Long-Lived Assets

The Company evaluates the carrying value of long-lived assets under U.S. GAAP, which requires impairment losses to be recorded on long-lived assets used in operations when indicators of impairment are present and the undiscounted future cash flows estimated to be generated by those assets are less than the assets’ carrying amount. If such assets are impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying value or fair value, less costs to sell. There were no impairment charges for the three months ended August 31, 2013 and August 31, 2012, and for the period October 28, 2003 through August 31, 2013.

Research and Development

Research and development costs are expensed as incurred.

Financial Instruments

At August 31, 2013 and May 31, 2013, the carrying value of the Company’s financial instruments approximates fair value due to the short-term maturity of the instruments. The Company’s notes payable have market rates of interest, and accordingly, the carrying values of the notes approximate the fair value.

Stock-Based Compensation

U.S. GAAP requires companies to measure the cost of employee services received in exchange for the award of equity instruments based on the fair value of the award at the date of grant. The expense is to be recognized over the period during which an employee is required to provide services in exchange for the award (requisite service period).

The Company accounts for common stock options and common stock warrants based on the fair market value of the instrument using the Black-Scholes option pricing model utilizing certain weighted average assumptions such as expected stock price volatility, term of the options and warrants, risk-free interest rates, and expected dividend yield at the grant date. The risk-free interest rate assumption is based upon observed interest rates appropriate for the expected term of the stock options. The expected volatility is based on the historical volatility of the Company’s common stock at consistent intervals. The Company has not paid any dividends on its common stock since its inception and does not anticipate paying dividends on its common stock in the foreseeable future. The computation of the expected option term is based on the “simplified method,” as the Company’s stock options are “plain vanilla” options and the Company has a limited history of exercise data. For common stock options and warrants with periodic vesting, the Company recognizes the related compensation costs associated with these options and warrants on a straight-line basis over the requisite service period.

U.S. GAAP requires forfeitures to be estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates. Based on limited historical experience of forfeitures, the Company estimated future unvested option forfeitures at 0% for all periods presented.

Deferred Offering Costs

In connection with a stock rescission liability as discussed at Note 3, the Company has recorded approximately $97,000 in deferred offering costs as of August 31, 2013 and May 31, 2013, respectively. These deferred offering costs have been recorded as a current asset for the respective periods. The asset will be offset against equity and reduce equity at the end of the applicable period during which the investors described in Note 3 do not assert their rescission rights and retain their shares. Conversely, if the investors assert their rescission rights and forfeit their shares, the deferred offering costs will be expensed at that time.

During the three months ended August 31, 2013, the Company incurred $120,000 in direct costs associated with the issuance of convertible notes as described at Note 4, and recorded $20,000 in amortization expense for the three months ended August 31, 2013. The debt issuance costs of $100,000 as of August 31, 2013 are included as a current asset as a component of deferred offering costs, and are being amortized over the life of the convertible notes.

During the three months ended August 31, 2013, the Company incurred approximately $200,000 in direct incremental costs associated with sale of the equity securities as described in Note 10. The deferred offering costs are included as a long-term asset as of August 31, 2013, and will be recorded as a component of equity in the period the proceeds are received.

Stock for Services

The Company periodically issues common stock, warrants and common stock options to consultants for various services. Costs for these transactions are measured at the fair value of the consideration received or the fair value of the equity instruments issued, whichever is more reliably measurable. The value of the common stock is measured at the earlier of (i) the date at which a firm commitment for performance by the counterparty to earn the equity instruments is reached or (ii) the date at which the counterparty’s performance is complete.

Loss Per Common Share

Basic loss per share is computed by dividing the net loss by the weighted average number of common shares outstanding during the period. Diluted loss per share is computed by dividing net loss by the weighted average common shares and potentially dilutive common share equivalents. The effects of potential common stock equivalents are not included in computations when their effect is anti-dilutive. Because of the net losses for all periods presented, the basic and diluted weighted average shares outstanding are the same since including the additional shares would have an anti-dilutive effect on the loss per share calculation. Common stock options and warrants to purchase 18,866,510 and 9,697,664 shares of common stock were not included in the computation of basic and diluted weighted average common shares outstanding for the three months ended August 31, 2013 and August 31, 2012, respectively, as inclusion would be anti-dilutive for these periods. Additionally, as of August 31, 2013, 95,100 shares of Series B convertible preferred stock can potentially convert into 951,000 shares of common stock, and $6,301,250 of convertible debt can potentially convert into 8,725,769 shares of common stock.

Income Taxes

Deferred taxes are provided on the asset and liability method whereby deferred tax assets are recognized for deductible temporary differences and operating loss and tax credit carry forwards and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases. Future tax benefits for net operating loss carry forwards are recognized to the extent that realization of these benefits is considered more likely than not. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized.

The Company follows the provisions of FASB ASC 740-10 “Uncertainty in Income Taxes” (ASC 740-10). A reconciliation of the beginning and ending amount of unrecognized tax benefits has not been provided since there are no unrecognized benefits for all periods presented. The Company has not recognized interest expense or penalties as a result of the implementation of ASC 740-10. If there were an unrecognized tax benefit, the Company would recognize interest accrued related to unrecognized tax benefit in interest expense and penalties in operating expenses. The Company is subject to examination by the Internal Revenue Service and state tax authorities for tax years ending after 2008.

Note 3 - Rescission Liabilities

The Company’s board of directors (the “Board”) was advised by outside legal counsel that compensation the Company previously paid to an employee and certain other non-employees who were acting as unlicensed, non-exempt broker-dealers soliciting investors on behalf of the Company from April 15, 2008 to February 18, 2011 was a violation of certain state and possibly federal securities laws. As a result, such investors and potentially others have rescission or monetary claims (“Claims”) against the Company, and the Company’s liability for these potential Claims is reflected in the Company’s financial statements. On March 16, 2011, the Company filed a Current Report on Form 8-K disclosing the potential rescission liability (the “Liability Disclosure”). On July 21, 2011, the Company filed a Current Report on Form 8-K disclosing its receipt of an SEC letter of inquiry and request for voluntary assistance in discovering information related to the Liability Disclosure. By letter dated January 3, 2012, the Division of Enforcement of the Securities and Exchange Commission notified the Company that the SEC had completed its informal investigation of the Company and had recommended no enforcement action be taken against the Company, or its officers, directors, or employees.

Rescission rights for individual investors and subscribers vary, based upon the laws of the states in which the investors or subscribers reside. Investments and subscriptions that are subject to rescission are recorded separately in our financial statements from shareholders’ deficiency in the Company’s balance sheet. As the statutory periods for pursuing such rights expire in the respective states, such amounts for those shares are reclassified to shareholders’ deficiency. Investors who have sold their shares of capital stock of the Company do not have rescission rights, but instead have claims for damages, to the extent their shares were sold at a net loss, which is determined by subtracting the purchase price plus statutory interest and costs, if any, from the sale price.

The Company estimates an amount that is a probable indicator of the rescission liability and recorded rescission liabilities for August 31, 2013 and May 31, 2013 of $536,500 and $536,500, respectively. These amounts represent the believed remaining potential rescission liability as of the dates presented, including any contingent interest payable to investors who pursue their rescission rights and forfeit their shares. For the purpose of calculating and disclosing rescission liability, the Company has assumed that portions of the state Claims are barred by the statutes of limitations of certain states based upon a literal interpretation of the applicable statute. Although the Company has assumed that affirmative defenses based upon the application of the statutes of limitations in these states may be generally available to bar these state Claims, it has not had legal counsel undertake a detailed analysis of case law that might apply to defer or avoid application of a bar to such claims; thus, if rescission claims are made for those assumed to be barred by a statute of limitations and such claims are contested by the Company, until such affirmative defenses are ruled upon in a proceeding adjudicating the rights at issue, no assurances can be made that, if asserted, such defenses would actually bar the rescission claims in these states.

The Company considered methods to offer to rescind the previous investment purchase or subscription by persons who acquired or subscribed for investments during the period April 15, 2008 to February 18, 2011, but did not pursue any such methods.

Note 4 - Convertible Instruments

During fiscal year 2010 the Company issued 400,000 shares of Series B Convertible Preferred Stock (“Series B”) at $5.00 per share for cash proceeds totaling $2,009,000, of which 95,100 shares remain outstanding at August 31, 2013. Each share of the Series B is convertible into ten shares of the Company’s common stock including any accrued dividend, with an effective fixed conversion price of $.50 per share. The holders of the Series B can only convert their shares to common shares provided the Company has sufficient authorized common shares at the time of conversion. Accordingly, the conversion option was contingent upon the Company increasing its authorized common shares, which occurred in April 2010, when the Company’s shareholders approved an increase to the authorized shares of common stock to 100,000,000. At the commitment date, which occurred upon such shareholder approval, the conversion option related to the Series B was beneficial. The intrinsic value of the conversion option at the commitment date resulted in a constructive dividend to the Series B holders of approximately $6,000,000. The constructive dividend increased and decreased additional paid-in capital by identical amounts. The Series B has liquidation preferences over the common shares at $5.00 per share plus any accrued dividends. Dividends are payable to the Series B holders when declared by the board of directors at the rate of $.25 per share per annum. Such dividends are cumulative and accrue whether or not declared and whether or not there are any profits, surplus or other funds or assets of the Company legally available. The Series B holders have no voting rights.

During the periods ended August 31, 2013 and May 31, 2013, the Company issued $1,200,000 and $6,588,250, respectively, of unsecured convertible notes (the “Notes”) to investors for cash. Each Note is convertible, at the election of the holder, at any time into common shares at a fixed conversion price of the principal balance at August 31, 2013, $4,721,250 is convertible at $.75 per share, and $1,580,000 is convertible at $.65 per share. The Notes are payable in full between November 30, 2013 and March 6, 2016. The Notes bear interest at rates that range from 5% to 10% per year, payable in cash semi-annually in arrears beginning on April 1, 2013. In connection with the sale of the Notes, detachable common stock warrants, with terms of two or three years, were issued to the investors to purchase a total of 9,451,056 common shares at exercise prices ranging from $.50 to $2.00 per share. The warrants are currently exercisable in full. The Company determined the fair value of the warrants using the Black-Scholes option pricing model utilizing certain weighted average assumptions such as expected stock price volatility, term of the warrants, risk-free interest rates, and expected dividend yield at the commitment date. Additionally, at the commitment date, the Company determined that the conversion option related to the Notes was beneficial to the investors. As a result, the Company determined the intrinsic value of the conversion option utilizing the fair value of the common stock at the commitment date and the effective conversion price after discounting the Notes for the fair value of the warrants. The fair value of the warrants and the intrinsic value of the conversion option were recorded as a debt discount to the Notes, and a corresponding increase to additional paid-in capital. The respective debt discounts, at the commitment dates, exceeded the face amount of the Notes, and accordingly, the discounts were limited to the cash proceeds received from the Notes. The debt discounts are being amortized over the life of the Notes. During the three months ended August 31, 2013 and 2012, the Company recognized approximately $1,452,000 and $ -0- in expense related to amortization of the debt discount. For the period October 28, 2003 through August 31, 2013, the Company recognized approximately $3,156,000 in expense related to amortization of the debt discount. The unamortized discounts are fully amortized upon the conversion of the Notes before maturity. Activity related to the Notes was as follows:

	August 31, 2013	May 31, 2013
Face amount of Notes	$7,221,250	$6,588,250

Unamortized discount	(4,287,489)	(4,539,886)
Conversions	(920,000)	(567,000)

Total carrying value of Notes	2,013,761	1,481,364
Short-term portion of Notes	(670,093)	(328,347)

Long-term portion of Notes	$1,343,668	$1,153,017

Note 5 - Stock Options and Warrants

The Company has one active stock-based equity plan at August 31, 2013. Pursuant to the 2004 Stock Incentive Plan, as amended, which was approved by the Company’s shareholders in 2005, the Company was authorized to grant options to purchase up to 7,600,000 shares of the Company’s common stock. On December 12, 2012, the Company’s shareholders approved, at its Annual

Meeting, the CytoDyn Inc. 2012 Equity Incentive Plan (the “2012 Plan”), which replaces the 2004 Stock Incentive Plan and provides for the issuance of up to 3,000,000 shares of common stock pursuant to various forms of incentive awards allowed under the 2012 Plan. As of August 31, 2013, the Company had 1,776,710 shares available for future stock-based grants under the 2012 Plan.

During the three months ended August 31, 2013, the Company granted options to purchase a total of 200,000 shares of common stock to directors with an exercise price of $.80 per share. These option awards vest at 25% per quarter over one year. The grant date fair value related to these options was $.47 per share.

During the three months ended August 31, 2013, the Company issued common stock warrants exercisable for three years to investors in certain convertible notes to purchase a total of 923,072 shares at a price of $0.50 per share. The warrants were issued in connection with the sale of $1,200,000 in convertible promissory notes effective July 31, 2013 (the “July Notes”) (see Note 4). Until October 1, 2013, each holder of a July Note had the right to convert the principal amount of the July Note plus accrued but unpaid interest into Units consisting of two shares of common stock plus a warrant to purchase one share of common stock. Each Unit is valued at $1.30 for purposes of this conversion right. Each Unit warrant issued upon conversion will have an exercise price of $0.75 per share and a five-year term.

Compensation expense related to stock options and warrants was approximately $226,000 and $1,612,000, for the three months ended August 31, 2013 and August 31, 2012, respectively. The grant date fair value of options and warrants vested during the three month periods ended August 31, 2013 and August 31, 2012 was $1,115,000 and $2,092,000, respectively. As of August 31, 2013, there was approximately $1,615,000 of unrecognized compensation expense related to share-based payments for unvested options, which is expected to be recognized over a weighted average period of 2.32 years.

The following table represents stock option and warrant activity as of and for the three months ended August 31, 2013:

	Number of Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life in Years	Aggregate Intrinsic Value
Options and warrants outstanding – May 31, 2013	18,146,938	$1.65	1.86	$140,321
Granted	1,123,072	$.55
Exercised	—	$—
Forfeited/expired/cancelled	(403,500)	$1.41
Options and warrants outstanding – August 31, 2013	18,866,510	$1.59	1.77	$417,243
Outstanding exercisable – August 31, 2013	17,104,010	$1.62	1.57	$417,243

Note 6 - Common Stock and Common Stock Payable Issued for Services

During the three months ended August 31, 2013 and 2012, the Company recognized approximately $-0- and $12,000 in stock compensation expense related to common stock issued to directors for past services. During the three months ended August 31, 2013 and 2012, the Company recognized approximately $-0- and $153,000 in stock compensation expense related to common stock issued to consultants.

Note 7 - Recent Accounting Pronouncements

Other recent accounting pronouncements issued by the FASB (including its EITF), the AICPA, and the SEC did not or are not believed by management to have a material impact on the Company’s present or future financial statements.

Note 8 - Related Party Transactions

As of August 31, 2013, the Company has a note payable to a director of the Company for $500,000. The note is included in indebtedness to related parties on the consolidated balance sheet as of August 31, 2013. The note bears interest at an annual rate of 15%, and principal and interest are payable in full at the April 11, 2014 maturity date. Interest is payable in the form of shares of common stock not to exceed 150,000 shares at a fixed price of $.50 per share. For the three months ended August 31, 2013, the Company has recorded approximately $19,000 in common stock payable and interest expense, respectively.

During the year ended May 31, 2013, the Company issued a convertible note (see Note 4) to the above director. The note has a face value of $1,000,000, and interest is payable at a rate of 5% in cash semi-annually in arrears beginning on April 1, 2013. The principal of the note is payable in full at the October 16, 2015 maturity date. The note is convertible into common shares at a fixed conversion price of $.75 per share at any time at the election of the holder of the note. In conjunction with the note, the Company issued 1,333,333 detachable common stock warrants at an exercise price of $2.00 per share. The warrants expire on October 16, 2014. The Company recorded debt discounts related to the fair value of the warrants and the intrinsic value of the beneficial conversion feature at the commitment date of the note. As of August 31, 2013, the carrying value of this convertible note was approximately $291,000, which is included in convertible notes payable, net in long-term liabilities on the consolidated balance sheet. During the three months ended August 31, 2013, the Company recognized approximately $84,000 in interest expense related to the amortization of the above discounts.

The above terms and amounts are not necessarily indicative of the terms and amounts that would have been incurred had comparable transactions been entered into with independent parties.

Note 9 - Commitments and Contingencies

On July 25, 2012, the Company and Kenneth J. Van Ness entered into a Transition Agreement (the “Transition Agreement”). Pursuant to the Transition Agreement, Mr. Van Ness stepped down as Chairman of the Board, effective immediately, and as President and CEO of the Company on September 10, 2012. Mr. Van Ness ceased to be a director on December 12, 2012.

The Transition Agreement provides that, in lieu of any compensation otherwise payable to Mr. Van Ness under his Executive Employment Agreement, (the “Employment Agreement”) with the Company, during the period beginning on July 18, 2012 through October 16, 2012 (the “Transition Period”), Mr. Van Ness would be paid a salary equal to $13,890 per month and continue to receive the fringe benefits, indemnification and miscellaneous business expense benefits provided for in the Employment Agreement. Mr. Van Ness is also entitled to (i) receive a cash severance payment equal to $13,890 per month for 33 months following the Transition Period, (ii) the opportunity to elect the timing of distribution of his account balance in the Company’s 401(k) Plan, and (iii) reimbursement for continuing health care insurance coverage under COBRA for nine months.

The Transition Agreement also amended (A) the CytoDyn Inc. Stock Option Award Agreement, dated December 6, 2010, with Mr. Van Ness to provide for immediate vesting of all of the 500,000 options granted at $1.19 per share, and (B) the CytoDyn Inc. Stock Option Award Agreement, dated April 16, 2012, but effective as of August 9, 2011, with Mr. Van Ness to provide for (i) immediate vesting of 750,000 of the 1,500,000 options granted at $2.00 per share, and (ii) forfeiture of the remaining 750,000 options. In addition, the expiration date of the 25,000 options granted to Mr. Van Ness on September 22, 2010, as well as the options described above, is August 8, 2016.

Pursuant to the terms of the Transition Agreement described above, as of August 31, 2013, the Company has accrued approximately $318,000 in severance liabilities. The Company accrued for the severance payable to Mr. Van Ness, as he has no significant continuing service obligation to the Company.

Under the Asset Purchase Agreement (the “Asset Purchase Agreement”) dated July 22, 2012, between the Company and Progenics Pharmaceuticals, Inc. (“Progenics”), the Company acquired from Progenics its proprietary HIV viral-entry inhibitor drug candidate PRO 140 (“PRO 140”), a humanized anti-CCR5 monoclonal antibody, as well as certain other related assets, including the existing inventory of bulk PRO 140 drug product, intellectual property, certain related licenses and sublicenses, and U.S. Food and Drug Administration (“FDA”) regulatory filings. On October 16, 2012, the Company paid $3,500,000 in cash to Progenics to close the acquisition transaction. The Company is also required to pay Progenics the following milestone payments and royalties: (i) $1,500,000 at the time of the first dosing in a U.S. Phase III trial or non-U.S. equivalent; (ii) $5,000,000 at the time of the first U.S. new drug application approval by the FDA or other non-U.S. approval for the sale of PRO 140; and (iii) royalty payments of up to five percent (5%) on net sales during the period beginning on the date of the first commercial sale of PRO 140 until the later of (a) the expiration of the last to expire patent included in the acquired assets, and (b) 10 years, in each case determined on a country-by-country basis. Payments to Progenics are in addition to payments due under a Development and License Agreement, dated April 30, 1999 (the “PDL License”), between Protein Design Labs (now AbbVie Inc.) and Progenics, which was assigned to us in the PRO 140 transaction, pursuant to which we must pay additional milestone payments and royalties as follows: (i) $1,000,000 upon initiation of a Phase III clinical trial; (ii) $500,000 upon filing a Biologic License Application with the FDA or non-U.S. equivalent regulatory body; (iii) $500,000 upon FDA approval or approval by another non-U.S. equivalent regulatory body; and (iv) royalties of up to 7.5% of net sales for the longer of 10 years and the date of expiration of the last to expire licensed patent. Additionally, the PDL License provides for an annual maintenance fee of $150,000 until royalties paid exceed that amount. Such amount remains due for calendar year 2013 and the failure to pay such amount gives rise to a termination right after notice and an opportunity to cure.

Note 10 - Subsequent Events

On September 5, 2013, the Company’s board of directors granted a stock option to purchase a total of 305,000 shares of common stock at an exercise price of $.75 per share to the principal of an Austrian investor relations firm the Company has retained to provide investor relations services in Europe. The option, which will terminate on September 4, 2018, vested as to 50,000 shares on the date of issuance and will vest at the monthly rate of 15,000 shares for each month during which the consulting agreement is in place. The consulting agreement, which has a term of 18 months, may be terminated for any reason after six months.

Subsequent to quarter end, the “Company” has thus far completed the private sale of 5,300,773 units (“Units”) at a purchase price of $1.30 per Unit for total gross sale proceeds of $6,911,024 in a private placement to 91 purchasers. The Company will issue two shares of its common stock, or a total of 10,601,546 shares, plus a warrant to purchase one additional share of common stock, or a total of 5,300,773 shares subject to Unit warrants, for each Unit sold. Unit warrants are exercisable at an exercise price of $.75 per share and will expire five years after issuance.

Subsequent to quarter end, six holders of six-month term convertible notes with principal totaling $850,000 elected to convert the aggregate principal plus accrued interest into Units pursuant to the Company’s ongoing private placement. In addition, one holder in principal amount of 250,000 exercised his right for repayment.

Subsequent to quarter end, two holders of six-month term convertible notes (see Note 4) with principal totaling $380,000 converted the aggregate principal amount, plus accrued but unpaid interest totaling $6,351, into common stock at a conversion price of $.65 per share, resulting in the issuance of a total of 594,384 shares. In addition, such holders received warrants to purchase 292,307 shares of common stock at an exercise price of $.75 per share which will expire five years after issuance.

Subsequent to quarter end, the holder of a three-year term convertible note (see Note 4) with principal totaling $200,000 converted the aggregate principal amount into common stock at a conversion price of $.75 per share, resulting in the issuance of 266,666 shares. At the time of the conversion, there was no accrued but unpaid interest.

Subsequent to quarter end and effective October 4, 2013, the holder of $9,000 in principal amount of Notes converted the aggregate principal amount, plus accrued interest totaling $884, into common stock at a conversion price of $.45 per share, resulting in the issuance of a total of 21,964 shares.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The following table sets forth the estimated expenses payable by the registrant in connection with the sale of shares of our common stock covered by this registration statement, other than sales commissions or discounts, and related expenses, which will be paid by the selling shareholders. All amounts shown, except the SEC registration fee, are estimates:

SEC registration fee	$5,466
Printing expenses	$10,000
Legal fees and expenses	$40,000
Accounting fees and expenses	$5,000
Miscellaneous fees and expenses	$3,000

Total	$63,466

Item 14. Indemnification of Directors and Officers.

Article Eighth (c) of the registrant’s Articles of Incorporation, Article VI of the registrant’s Bylaws and Title 7, Article 109 of the Colorado Corporation Code (the “Colorado Code”) provide for the indemnification of the registrant’s directors and officers in a variety of circumstances, which may include liabilities under the Securities Act of 1933, as amended (the “Securities Act”).

Article Eighth (c) of the registrant’s Articles of Incorporation and Article VI of the registrant’s Bylaws require the registrant to indemnify, to the extent permitted by Colorado statute, its officers and directors against expenses (including attorney’s fees), judgments, fines and amounts paid in settlement, actually and necessarily incurred by such officers and directors in connection with the defense of any action, suit or proceeding in which such officer or director is made a party by reason of being or having been a director, officer, employee or agent of the registrant or is or was serving at the request of the registrant as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, if the person acted in good faith and, in the case of conduct in the person’s official capacity, in a manner he or she reasonably believed to be in the best interests of the registrant or, in all other cases, in a manner that was at least not opposed to the corporation’s best interests, and with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

Article VI of the registrant’s Bylaws also requires the registrant to indemnify its officers and directors against expenses actually and reasonably incurred by an officer, director, employee or agent of the registrant who is successful on the merits in defense of any action, suit or proceeding. Article VI of the registrant’s Bylaws provide that in no case will indemnification be made to any director who is adjudged liable on the basis that the director derived an improper personal benefit.

The Colorado Code requires the indemnification of an individual made a party to a proceeding because the individual is or was a director, officer, employee, or agent of a corporation (unless limited by the corporation’s articles of incorporation) if the individual is wholly successful in the proceeding, on the merits or otherwise. In addition, the Colorado Code allows a corporation to indemnify such an individual if: (a) the conduct of the individual was in good faith; (b) the individual reasonably believed: in the case of conduct in an official capacity with the registrant that the individual’s conduct was in the best interests of the registrant; or in the case of conduct in other capacities that the individual’s conduct was at least not opposed to the registrant’s best interests; and (c) in the case of a criminal proceeding, the individual did not have reasonable cause to believe that the individual’s conduct was unlawful.

However, the Colorado Code does not permit indemnification:

• in the case of any proceeding by or in the right of the registrant (a derivative action), if the individual was adjudged liable to the corporation; or

• in connection with a proceeding that charged the individual with and adjudged the individual liable for improperly receiving a personal benefit.

The Colorado Code also authorizes a court to order indemnification, whether or not the above standards of conduct have been met, if the court determines that the officer or director is fairly and reasonably entitled to indemnification in view of all the relevant circumstances.

The indemnification described in the Colorado Code is not exclusive of any other rights to which officers or directors may be entitled under a corporation’s articles of incorporation or bylaws, or under any agreement, action of its board of directors, vote of shareholders or otherwise.

The registrant maintains a directors’ and officers’ insurance policy which insures the officers and directors of the registrant from any claim arising out of an alleged wrongful act by such persons in their respective capacities as officers and directors of the registrant.

Effective January 8, 2013, the registrant entered into indemnification agreements (each an “Indemnification Agreement”) with each of its directors and officers. Additionally, effective September 27, 2013, the registrant entered into an Indemnification Agreement with A. Bruce Montgomery, M.D. in connection with his appointment to the Board of Directors. Under the Indemnification Agreements, the registrant has agreed, to the fullest extent permitted by the laws of the State of Colorado, and in accordance with the terms, conditions and limitations set forth in the Indemnification Agreements, to indemnify each of its directors and officers against all judgments, penalties, fines and amounts paid in settlement, and all expenses actually and reasonably incurred, in connection with legal proceedings to which an officer or director is, or is threatened to be, made a party, including, without limitation, a lawsuit, arbitration, administrative hearing or investigation, whether by or in the right of the registrant or otherwise. The right to indemnification also extends to actions taken by the director or officer in other capacities in which he is serving at the request of the registrant.

Indemnification is not available: (a) if the act or omission by the director or officer was committed in bad faith; (b) if the director or officer did not reasonably believe, in a case of conduct in his official capacity with the registrant, that the action was in the best interests of the registrant, or, in all other cases, that the action was at least not opposed to the registrant’s best interests; (c) if, in a criminal proceeding, the director or officer acted in a manner that he had reasonable cause to believe was unlawful; or (d) if the director or officer actually received an improper personal benefit. Indemnification also generally is not available if the proceeding is by or on behalf of the registrant and the director is found to be liable to the registrant or if the proceeding is brought by the director against the registrant. The Indemnification Agreements put in place specific processes and procedures for indemnification claims and advancement of expenses.

Item 15. Recent Sales of Unregistered Securities.

During the period August 31, 2010 through February 28, 2011, the Company issued and sold 1,365,987 shares of common stock at $1.00 per share and 150,000 shares at $1.23 per share in a private sale to accredited investors. Also during this period, the Company issued 150,000 shares valued at $1.23 per share in exchange for services rendered. The Company relied on the exemption provided by Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”), and Rule 506 of Regulation D thereunder.

On November 14, 2011, the Company issued 10,000 shares of common stock to Dr. Ronald B. Moss, a former consultant, in consideration of his entry into a full release agreement with the Company under which Dr. Moss released certain claims for cash and equity-based compensation. The Company relied on the exemption provided by Section 4(a)(2) of the Securities Act.

During December 2011, the Company completed a private placement of 1,997,388 shares of common stock at a price of $1.50 per share, for proceeds totaling approximately $2,996,000. The Company relied on the exemption provided by Section 4(a)(2) of the Securities Act and Rule 506 of Regulation D thereunder.

On February 9, 2012, the Company issued warrants to purchase up to 250,000 shares of common stock with exercise prices ranging from $2.10 to $2.95 per share, and terms ranging from 12 months to 24 months, in connection with and as consideration for a full release of claims of Evolution & Eware Holdings, LLC (“Eware”), and Eware’s principals. The Company relied on the exemption provided by Section 4(a)(2) of the Securities Act.

On February 21, 2012, in connection with and as consideration for entering into the Full Release Agreement with Frank R. Maresca, the Company issued 62,500 shares of common stock to Mr. Maresca in exchange for his full and complete release of his claims for compensation and other remuneration under a consulting agreement dated August 20, 2006, between the parties. The Company relied on the exemption provided by Section 4(a)(2) of the Securities Act.

During the three months ended February 29, 2012, the Company issued upon exercise of options and warrants, an aggregate of 517,500 shares of common stock at exercise prices ranging from $0.30 to $1.10 per share, for aggregate proceeds of $316,900. The Company relied on the exemption provided by Section 4(a)(2) of the Securities Act.

Also during the same period, the Company issued to investors, upon release from escrow of $1,425,000 in deposits in connection with confirmation of certain common stock purchases and warrant exercises following our announcement of potential rescission liabilities relating to investments in the Company between April 15, 2008 and February 18, 2011, 1,425,000 shares of common stock. The Company issued and sold the aforementioned securities without registration pursuant to Section 4(a)(2) of the Securities Act and Rule 506 of Regulation D.

On April 5, 2012, in connection with and as consideration for entering into a Full Release Agreement with Emilia Evtimova and Nevenka Evtimova (the “Evtimovas”), the Company issued warrants to purchase up to 40,000 shares of common stock to Emilia Evtimova in connection with and as consideration for a full release of claims of the Evtimovas. The warrants have an exercise price of $1.00 per share and a five-year term. The Company relied on the exemption provided by Section 4(a)(2) of the Securities Act.

During the three months ended May 31, 2012, the Company issued upon exercise of warrants, 10,000 shares of common stock at an exercise price of $1.00 per share, for proceeds of $10,000. The Company relied on the exemption provided by Section 4(a)(2) of the Securities Act.

On July 27, 2012, the Company entered into a Settlement Agreement and Mutual Release (the “Settlement Agreement”) with William Carmichael and Mojdeh Javadi (the “Plaintiffs”). Pursuant to the Settlement Agreement, the Company issued 200,000 shares of the Company’s common stock to each of the Plaintiffs. In addition, the Company issued warrants to purchase up to 375,000 shares to each of the Plaintiffs. The warrants are fully vested and exercisable at a purchase price of $0.25 per share. The Company issued the shares and the warrants to the Plaintiffs in exchange for their full and complete release of any and all claims against the Company as of July 27, 2012. The warrants were exercised in full in August 2012. The Company relied on the exemption provided by Section 4(a)(2) of the Securities Act and Rule 506 of Regulation D thereunder.

During the three months ended August 31, 2012, the Company issued to an investor upon exercise of warrants, 5,000 shares of common stock of the Company at an exercise price of $1.00 per share, for proceeds of $5,000. The Company relied on the exemption provided by Section 4(a)(2) of the Securities Act.

During the same period, the Company issued 60,000 shares of common stock valued at $2.68 per share to a consultant in exchange for services. The Company relied on the exemption provided by Section 4(a)(2) of the Securities Act.

On September 24, 2012, concurrent with entering into a consulting agreement for strategic communication services, the Company granted to a consultant fully-vested stock options to purchase common shares expiring two years from the date of the consulting agreement as follows: (i) 100,000 shares of common stock at an exercise price of $1.00 per share; (ii) 25,000 shares of common stock at an exercise price of $3.50 per share; and (iii) 50,000 shares of common stock at an exercise price of $5.00 per share. The Company relied on the exemption provided by Section 4(a)(2) of the Securities Act.

Effective October 1, 2012, concurrent with entering into a one-year consulting agreement with an individual, the Company granted stock options to the individual to purchase 200,000 shares of common stock expiring on September 30, 2015, in three tranches: (i) 50,000 shares at an exercise price of $1.00 per share vesting in full on October 31, 2012; (ii) 50,000 shares at an exercise price of $2.00 per share vesting in full on December 31, 2012; and (iiii) 100,000 shares at an exercise price of $3.00 per share vesting in full on December 31, 2012. The Company relied on the exemption provided by Section 4(a)(2) of the Securities Act.

On October 10, 2012, the board of directors of the Company granted nonqualified stock options to purchase a total of 140,000 shares of common stock to four individuals as consideration for consulting services. All of the options have a three-year term and an exercise price of $1.80 per share. The Company relied on the exemption provided by Section 4(a)(2) of the Securities Act.

During the period from October 1, 2012, to November 30, 2012, the Company sold a total of $5,648,250 of unsecured convertible promissory notes in a private placement (“Convertible Notes”). The Convertible Notes bear interest at an annual rate ranging from 5% to 10% payable semi-annually, are convertible into common shares at a price of $0.75 per share, and mature three years from the date of issuance. In connection with sale of these Convertible Notes, the Company issued two-year warrants to purchase a total of 7,530,676 common shares. Of these warrants, 3,000,000 are exercisable at a price of $1.50 per share and 4,530,676 are exercisable at a price of $2.00 per share.

In December 2012, the Company issued 756,000 shares of common stock at a conversion price of $0.75 per share in connection with the conversion of $567,000 of Convertible Notes issued in October 2012, and an additional 5,604 shares in satisfaction of accrued interest on the Convertible Notes.

During the three months ended February 28, 2013, the Company sold a total of $260,000 of Convertible Notes to two individuals, in exchange for cash in an equal amount. These Convertible Notes are convertible at the election of the holder into shares of common stock at a fixed conversion price of $0.75 per share. In connection with the sale of these Convertible Notes, the Company issued warrants to purchase a total of 346,667 shares of common stock, expiring between December 31, 2014 and January 15, 2015. The warrants have an exercise price of $2.00 per share.

During the three months ended May 31, 2013, the Company sold a total of $680,000 Convertible Notes to two individuals and one entity in exchange for cash in an equal amount. Of these Convertible Notes, $300,000 are convertible into shares of common stock at a fixed conversion price of $0.75 per share and $380,000 are convertible into shares of common stock at a fixed conversion price of $0.65 per share. In connection with the sale of these Convertible Notes, the Company issued warrants to purchase a total of 650,641 shares of common stock, expiring between March 1, 2015 and May 31, 2015. Of the warrants, 358,334 shares have an exercise price of $2.00 per share and 292,307 shares have an exercise price of $0.75 per share.

Each Convertible Note purchaser is an “accredited investor” as that term is defined in Rule 501(a) of Regulation D promulgated under the Securities Act. The Company relied on the exemption from registration afforded by Section 4(a)(2) of the Securities Act and Rule 506 promulgated thereunder in connection with the issuance of the Convertible Notes and warrants.

During the three months ended February 28, 2013, the Company issued 66,116 shares of common stock valued at $1.21 per share in satisfaction of certain accounts payable. The Company relied on the exemption provided by Section 4(a)(2) of the Securities Act.

On April 11, 2013, Jordan Naydenov, a director, purchased an unsecured promissory note in the principal amount of $500,000. The principal of the note is due on April 11, 2014, and bears interest at the annual rate of 15%. Accrued interest is payable semi-annually in common shares at a rate of $0.50 per share, up to a total of approximately 150,000 shares. The Company relied on the exemption provided by Section 4(a)(2) of the Securities Act.

On July 31, 2013, the Company sold a total of $1,200,000 in notes (the “Bridge Notes”) in a private placement to seven individuals and one entity in exchange for cash in an equal amount. Each Bridge Note bears interest at 5% per year and is convertible into common stock at a fixed conversion price of $0.65 per share. Each Bridge Note holder had the right to convert all, but not less than all, of the principal amount of each note plus accrued but unpaid interest into Units issued in the Company’s private placement transaction, as described below. Six holders of Bridge Notes totaling $850,000 in principal amount elected to convert their notes into a total of 659,490 Units, and one Bridge Note in the principal amount of $250,000 was repaid in cash.

In connection with the sale of the Bridge Notes, the Company issued to investors warrants to purchase a total of 923,072 shares of common stock exercisable at a price of $0.50 per share, expiring on July 31, 2016. Additionally, the Company paid $120,000 to a registered broker-dealer who acted as placement agent with respect to the Bridge Notes and related warrants.

Each Bridge Note purchaser is an “accredited investor” as that term is defined in Rule 501(a) of Regulation D promulgated under the Securities Act. The Company relied on the exemption from registration afforded by Section 4(a)(2) of the Securities Act and Rule 506 promulgated thereunder in connection with the issuance of the Bridge Notes and related warrants.

Effective August 1, 2013, the Company issued a total of 1,242,949 shares of common stock to two investors in connection with conversion of Convertible Notes issued in October 2012, in a total principal amount of $920,000, plus accrued interest. The Company relied on the exemption provided by Section 4(a)(2) of the Securities Act.

On September 5, 2013, the Company issued a stock option to purchase a total of 305,000 shares of common stock at an exercise price of $0.75 per share to the principal of an Austrian investor relations firm retained to provide investor relations services in Europe. The option, which will terminate on September 4, 2018, vested as to 50,000 shares on the date of issuance and will vest at the monthly rate of 15,000 shares for each month during which the consulting agreement is in place. The consulting agreement, which has a term of 18 months, may be terminated for any reason after six months. The Company relied on the exemption provided by Section 4(a)(2) of the Securities Act.

Effective October 1, 2013, the Company issued warrants to purchase a total of 292,307 shares of common stock to one individual and one entity in connection with their conversion of Convertible Notes issued in May 2013, in a total principal amount of $380,000 plus accrued interest into 594,384 shares of common stock and their release of claims relating to their acquisition of securities of the Company other than under the express terms of the securities. The five-year warrants are exercisable at $0.75 per share.

Also effective October 1, 2013, the Company issued 266,666 shares of common stock to one investor in connection with the conversion of a Convertible Note issued in October 2012, in a total principal amount of $200,000.

On October 4, 2013, the Company issued 21,964 shares of common stock to the Max Gould Educational Fund, upon the conversion of a note in a total principal amount of $9,000, plus accrued interest.

On October 31, 2013, the Company issued 50,000 shares of common stock to an investor upon the exercise of a warrant issued in 2008.

The Company relied on the exemption provided by Section 4(a)(2) of the Securities Act in connection with the above described note conversions and warrant exercises.

During the three months ending November 30, 2013, the Company completed the private sale of 11,153,850 Units at a purchase price of $1.30 per Unit for total gross sale proceeds of approximately $14,500,000 in a private placement to 170 purchasers. Each Unit includes two shares of common stock plus a warrant to purchase one additional share of common stock for each Unit sold. Warrants issued in the Unit offering (the “Unit Warrants”) are exercisable at an exercise price of $0.75 per share and expire five years after issuance. In the private placement of Units, a total of 22,307,700 shares of common stock were sold, together with Unit Warrants to purchase a total of 11,153,850 additional shares of common stock.

The Company paid to its placement agent for the Unit offering a sales commission equal to approximately $1,816,400 and will also issue seven-year warrants to the placement agent with an exercise price of $0.75 per share to purchase 4,940,092 shares of common stock. To the extent the Unit Warrants issued in the offering are subsequently exercised, the placement agent will be entitled to an additional cash fee of 6% of gross exercise proceeds realized.

The Company relied on Section 4(a)(2) of the Securities Act, and the safe harbor provisions of Rule 506 promulgated thereunder, in connection with its offer and sale of Units to accredited investors, as that term is defined in Rule 501 of Regulation D. The placement agent warrants were issued in reliance on the exemption from registration provided by Section 4(a)(2) of the Securities Act.

Unregistered Sales to Directors and Officers for Compensatory Purposes

In connection with and as consideration for services, the Company issued shares of common stock to the directors of the Company, in reliance on the exemption from registration set forth in Section 4(a)(2) of the Securities Act, as follows:

•	16,675 shares during the period ended May 31, 2012;

•	16,230 shares during the period ended August 31, 2012;

•	7,810 shares during the period ended November 30, 2012;

•	12,500 shares during the period ended February 28, 2013; and

•	14,980 shares during the period ended May 31, 2013.

In connection with and as consideration for services, the Company issued options to purchase shares of common stock to the directors of the Company, in reliance on the exemption from registration set forth in Section 4(a)(2) of the Securities Act, as follows:

•	On August 9, 2011, options to purchase a total of 200,000 shares at an exercise price of $2.00 per share, expiring in five years. The options were fully vested August 11, 2012.

•	On May 21, 2012, an option to purchase a total of 11,543 shares at an exercise price of $2.90 per share, expiring in five years. The option was fully vested May 21, 2013.

•	On June 1, 2012, options to purchase a total of 125,000 shares at an exercise price of $1.55 per share, expiring in five years. The options were fully vested on June 1, 2013.

In connection with and as consideration for services, the Company granted options to purchase shares of common stock to certain officer level employees of the Company, in reliance on the exemption from registration set forth in Section 4(a)(2) of the Securities Act, as follows:

•	On December 6, 2010, options to purchase 500,000 shares of common stock at an exercise price of $1.19 per share to an officer.

•	On July 31, 2011, options to purchase a total of 1,000,000 shares of common stock at an exercise price of $2.00 per share to two officers.

•	On March 23, 2012, options to purchase 54,545 shares of common stock at an exercise price of $2.75 per share were granted to an officer.

•	On April 16, 2012, options to purchase 1,500,000 shares of common stock at an exercise price of $2.00 per share to an officer.

•	On October 10, 2012, options to purchase a total of 225,000 shares of common stock at an exercise price of $1.80 to two officers.

During the three months ended February 28, 2013, a former director exercised an option to purchase 25,000 shares of common stock at an exercise price of $0.34 per share. The Company relied on the exemption provided by Section 4(a)(2) of the Securities Act.

On October 11, 2013, the Company issued stock bonuses totaling 79,629 shares of common stock to two executive officers of the Company. The Company relied on the exemption provided by Section 4(a)(2) of the Securities Act.

Item 16. Exhibits.

The Index to Exhibits listing the exhibits required by Item 601 of Regulation S-K is located on the page immediately following the signature page to this registration statement.

Item 17. Undertakings.

(a)	The registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (“Securities Act”).

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement.

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(5)	That, for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(h)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(i)	The undersigned registrant hereby undertakes that:

(1)	For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)	For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Vancouver, State of Washington, on November 15, 2013.

CYTODYN INC.
(Registrant)

By:	/s/ Michael D. Mulholland
Michael D. Mulholland, Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated as of November 15, 2013.

Principal Executive Officer and Director:

	*Nader Z. Pourhassan	President, Chief Executive Officer and Director

Principal Financial Officer and Principal Accounting Officer:

/s/ Michael D. Mulholland
	Michael D. Mulholland	Chief Financial Officer, Treasurer and Corporate Secretary

Additional Directors:

*Anthony D. Caracciolo
*Gregory A. Gould, CPA
*Alan Bruce Montgomery, M.D. *Jordan Naydenov
*Michael Nobel, Ph.D.

*By	/s/ Michael D. Mulholland, Attorney-in-fact
Michael D. Mulholland, Attorney-in-fact

INDEX TO EXHIBITS

No.	Exhibit

2.1	Asset Purchase Agreement, dated as of July 25, 2012, between CytoDyn Inc. and Progenics Pharmaceuticals, Inc. (incorporated by reference to Exhibit 10.1 to the registrant’s Current Report on Form 8-K filed July 30, 2012).

3.1	Articles of Incorporation (incorporated by reference to Exhibit 3.1 to Form 10-SB/12G filed July 11, 2002).

3.2	Amendment to Articles of Incorporation (incorporated by reference to Exhibit 3.2 to the registrant’s Current Report on Form 8-K filed November 12, 2003).

3.3	Amendment to Articles of Incorporation (incorporated by reference to Exhibit 3.4 to the registrant’s Annual Report on Form 10-K filed March 12, 2010).

3.4	Amendment to Articles of Incorporation (incorporated by reference to Exhibit 3.5 to the registrant’s Current Report on Form 8-K filed April 29, 2010).

3.5	Amended and Restated Bylaws (incorporated by reference to Exhibit 3.1 to Current Report on Form 8-K filed November 10, 2011).

4.1	Form of Convertible Promissory Note bearing interest at 10% per annum with related common stock warrant (incorporated by reference to Exhibit 4.1 to the registrant’s Quarterly Report on Form 10-Q filed April 12, 2013).

4.2	Form of Convertible Promissory Note bearing interest at 5% per annum with related common stock warrant (incorporated by reference to Exhibit 4.2 to the registrant’s Quarterly Report on Form 10-Q filed April 12, 2013).

4.3	Form of Convertible Promissory Note issued July 31, 2013, bearing interest at 5% per annum with related common stock warrant.

4.4	Form of Common Stock Purchase Warrant issued to investors in the October 2013 private placement transaction.

4.5	Form of Common Stock Purchase Warrant between the registrant and Paulson Investment Company, Inc., or its assignees.

5.	Opinion of Miller Nash LLP.*

10.1	Patent License Agreement between Allen D. Allen and CytoDyn of New Mexico Inc. (incorporated by reference to Exhibit 10.2 to the registrant’s Annual Report on Form 10-KSB filed September 14, 2004).

10.2	Amendment to Patent License Agreement (incorporated by reference to Exhibit 10.6.1 to the registrant’s Form SB-2/A filed March 21, 2005).

10.3	CytoDyn Inc. 401(k) Profit Sharing Plan (incorporated by reference to Exhibit 10.11 to the registrant’s Amendment No. 1 to Annual Report on Form 10-K filed August 5, 2011 (the “2011 10-K”)).

10.4	CytoDyn Inc. 2004 Stock Incentive Plan (the “2004 Plan”) (incorporated by reference to Exhibit 10.10 to the 2011 10-K).

10.5	Form of Stock Option Award for Employees under the 2004 Plan (incorporated by reference to Exhibit 10.5 to the registrant’s Annual Report on Form 10-K filed August 29, 2013 (the “2013 10-K”)).

10.6	Form of Stock Option Award for Non-Employee Directors under the 2004 Plan (incorporated by reference to Exhibit 10.6 to the registrant’s Annual Report on the 2013 10-K).

10.7	CytoDyn Inc. 2012 Equity Incentive Plan (the “2012 Plan”) (incorporated by reference to Exhibit 10.1 to the registrant’s Current Report on Form 8-K filed December 18, 2012).

10.8	Form of Stock Option Award Agreement for Employees under the 2012 Plan (incorporated by reference to Exhibit 10.8 to the 2013 10-K).

10.9	Form of Stock Option Award Agreement for Non-Employee Directors under the 2012 Plan (incorporated by reference to Exhibit 10.9 to the 2013 10-K).

10.10	Form of Stock Option Award Agreement for Employees granted under an arrangement not approved by the registrant’s shareholders (incorporated by reference to Exhibit 10.10 to the 2013 10-K).

10.11	Form of Stock Option Award Agreement for Non-Employee Directors granted under an arrangement not approved by the registrant’s shareholders (incorporated by reference to Exhibit 10.11 to the 2013 10-K).

10.12	Form of Indemnification Agreement with directors and officers of the registrant (incorporated by reference to Exhibit 10.2 to the registrant’s Quarterly Report on Form 10-Q filed January 14, 2013).

10.13	Summary of Non-Employee Director Compensation Program effective June 1, 2013 (incorporated by reference to Exhibit 10.13 to the 2013 10-K).

10.14	Transition Agreement, dated as of July 25, 2012, between the registrant and Kenneth J. Van Ness (incorporated by reference to Exhibit 10.1 to the registrant’s Current Report on Form 8-K filed July 25, 2012).

10.15	Separation Agreement and Release, dated as of May 31, 2013, between the registrant and Richard J. Trauger (incorporated by reference to Exhibit 10.1 to the registrant’s Current Report on Form 8-K filed June 10, 2013).

10.16	Employment Agreement and Non-Compete Agreement between the registrant and Nader Pourhassan dated October 17, 2011 (incorporated by reference to Exhibit 10.16 to the 2013 10-K).

10.17	Convertible Promissory Note dated October 16, 2012, in the principal amount of $1,000,000 issued to Jordan Naydenov, together with a related common stock warrant to purchase 1,333,333 shares of the registrant’s common stock (incorporated by reference to Exhibit 10.1 to the registrant’s Quarterly Report on Form 10-Q filed April 12, 2013).

10.18	Promissory Note dated April 11, 2013, in the principal amount of $500,000 issued to Jordan Naydenov (incorporated by reference to Exhibit 10.18 to the 2013 10-K).

10.19	Form of Common Stock Warrant Agreements for Jordan Naydenov covering a total of 303,200 shares of the registrant’s common stock and expiring March to May of 2014 (incorporated by reference to Exhibit 10.19 to the 2013 10-K).

10.20	Consulting Agreement between the registrant and Michael Nobel dated March 28, 2013 (incorporated by reference to Exhibit 10.20 to the 2013 10-K).

10.21	Development and License Agreement between Protein Design Labs, Inc. (to which AbbVie Biotherapeutics Inc. is successor in interest) and Progenics Pharmaceuticals, Inc. (to which the registrant is successor in interest) effective as of April 30, 1999, as amended by letter agreement dated November 24, 2003 (incorporated by reference to Exhibit 10.21 to the 2013 10-K).

10.22	Clinical Research Collaboration Agreement between CytoDyn Inc. and Philadelphia Health and Education Corporation dba Drexel University College of Medicine effective November 15, 2012 (incorporated by reference to Exhibit 10.22 to the 2013 10-K).

23.1	Consent of Warren Averett LLP.

23.2	Consent of Pender Newkirk & Company LLP.

23.3	Consent of Miller Nash LLP. Included in Exhibit 5.

24	Power of attorney of certain officers and directors.

*	To be filed by amendment.